Exhibit 2.1

[Conformed Copy to Reflect Supplement
and Amendment dated February 28, 2003]

STOCK PURCHASE AGREEMENT

by and between

DTE ENERGY COMPANY

and

ITC HOLDINGS CORP.

Dated December 3, 2002

Table of Contents

ARTICLE 1
PURCHASE AND SALE OF MEMBERSHIP INTERESTS

1.1	Sale of Membership Interests
1.2	Purchase Price
1.3	Projected and Final Closing Statements; Adjustments

ARTICLE 2
CLOSING

2.1	Closing
2.2	Deliveries of Seller
2.3	Deliveries of Purchaser

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

3.1	Organization and Good Standing
3.2	Power and Authority
3.3	Binding Effect
3.4	No Violation; Consents
3.5	Capitalization
3.6	Corporate Structure; Organizational Documents; Directors and Officers; Books and Records
3.7	Financial Statements
3.8	Liabilities; Guaranties
3.9	Personal Property and Assets
3.10	Real Property
3.11	No Material Adverse Change
3.12	Litigation
3.13	Environmental
3.14	Brokers’ Fees
3.15	Benefit Plans
3.16	Employees
3.17	Compliance With Laws and Orders
3.18	Contracts
3.19	Licenses
3.20	Insurance
3.21	Affiliate Transactions
3.22	Asset Contribution
3.23	No Other Representations and Warranties

i

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1	Organization and Good Standing
4.2	Power and Authority
4.3	Binding Effect
4.4	No Violation; Consents
4.5	Investment
4.6	Brokers’ Fees
4.7	Litigation
4.8	Financial Capability
4.9	No Other Representations and Warranties

ARTICLE 5
ADDITIONAL AGREEMENTS

5.1	Covenants Pending Closing
5.2	Inter-Company and Tax Accounts
5.3	Publicity
5.4	Cooperation of the Parties
5.5	Consents and Approvals
5.6	Insurance
5.7	Records
5.8	Use of Marks
5.9	Certain Assets and Liabilities
5.10	Post Closing Obligations
5.11	RTO Matters
5.12	Transmission Expansion
5.13	Transmission Rates
5.14	Point-to-Point Revenue Crediting
5.15	Fermi 2 Facility
5.16	Phase Angle Regulators
5.17	Other Agreements.
5.18	Nonsolicitation
5.19	Service Providers
5.20	Conversion of ITC to an LLC
5.21	Pending Rate Case

ARTICLE 6
CONDITIONS TO OBLIGATIONS OF PURCHASER

6.1	Representations and Warranties
6.2	Performance of Covenants
6.3	Governmental Action
6.4	No Injunctions
6.5	Opinion of Counsel
6.6	Financing

6.7	Material Adverse Effect
6.8	Closing Certificate

ARTICLE 7
CONDITIONS TO OBLIGATIONS OF SELLER

7.1	Representations and Warranties
7.2	Performance of Covenants
7.3	Governmental Action
7.4	MPSC
7.5	No Injunctions
7.6	Opinion of Counsel
7.7	Closing Certificate

ARTICLE 8
TAX MATTERS

8.1	Definitions
8.2	Section 338(h)(10) Election
8.3	Returns, Inclusions
8.4	Indemnification of Taxes
8.5	Other Covenants and Agreements
8.6	Cooperation on Tax Matters
8.7	Property Taxes

ARTICLE 9
EMPLOYEE MATTERS

9.1	Hiring of Employees
9.2	Compensation and Benefits

ARTICLE 10
INDEMNIFICATION

10.1	Survival of Representations and Warranties
10.2	Indemnification Provisions for Benefit of Purchaser
10.3	Indemnification Provisions for Benefit of Seller
10.4	Matters Involving Third Parties
10.5	Special Damages Mitigation
10.6	Determination of Damages
10.7	Exclusive Remedy; Release

ARTICLE 11
MISCELLANEOUS

11.1	Termination
11.2	No Third-Party Beneficiaries
11.3	Entire Agreement

11.4	Succession and Assignment
11.5	Counterparts
11.6	Headings
11.7	Notices
11.8	Governing Law
11.9	Amendments and Waivers
11.10	Severability
11.11	Expenses
11.12	Construction
11.13	Incorporation of Exhibits and Schedules
11.14	No Recourse
11.15	Definitions

Exhibits

Exhibit A	Description of ITC (or any ITC Successor) Attachment O Formula for the Period from the Closing Date through May 31, 2004
Exhibit B	Illustrative Calculation ITC (or any ITC Successor) Attachment O Formula for the Period from the Closing Date through May 31, 2004
Exhibit C	Service Agreements
Exhibit D	Generator Interconnection and Operation Agreement
Exhibit E	Master Operating Agreement
Exhibit F	Coordination and Interconnection Agreement
Exhibit G	Opinion of Troutman Sanders LLP
Exhibit H	Opinion of Patrick B. Carey
Exhibit I	Opinion of Milbank, Tweed, Hadley & McCloy LLP
Exhibit J	Opinion of Dykema Gossett PLLC
Exhibit K	Subsequent Conversion

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 3rd day of December, 2002, by and between DTE ENERGY COMPANY, a Michigan corporation (“Seller”), and ITC HOLDINGS CORP., a Michigan corporation (“Purchaser”).  Seller and Purchaser are sometimes referred to herein together as the “Parties” and individually as a “Party.”

RECITALS:

A.            Seller owns all of the equity and membership interests (the “Membership Interests”) of International Transmission Company, LLC (“ITC”), a Michigan limited liability company and successor by merger to International Transmission Company, a Michigan corporation (“ITC Corp”).

B.            ITC is engaged in the business of developing, owning and maintaining certain assets and facilities (such assets and facilities, as well as the related contracts, books and records of ITC, being referred to herein as the “Transmission Assets”) utilized in the provision of open access, nondiscriminatory electric transmission service in the State of Michigan at voltage ratings of 120 kV and above (the “Business”).

C.            Pursuant to the terms and conditions contained herein, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Membership Interests.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

1.1           Sale of Membership Interests.  Subject to the terms and conditions set forth in this Agreement, at the “Closing” (as defined in Section 2.1 hereof) Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase and receive from Seller, all of the Membership Interests, free and clear of any and all liens, charges, security interests, mortgages, hypothecations, pledges, claims and other encumbrances (collectively, “Liens”).

1.2           Purchase Price.  As consideration for Seller’s sale of the Membership Interests to Purchaser, at the Closing Purchaser shall pay to Seller a purchase price equal to $610,000,000 (the “Base Purchase Price”) by wire transfer of immediately available funds to such bank account as is designated by Seller, which Base Purchase Price shall be subject to adjustment in accordance with Section 1.3 (as so adjusted, the “Purchase Price”).

1.3           Projected and Final Closing Statements; Adjustments.

(a)           Attached hereto as Schedule 1.3(a) is (i) a projected balance sheet for ITC as of the Closing Date accompanied by a description of certain accounting policies and practices applied in the preparation of such projected balance sheet (the “Projected Closing Statement”), and (ii) Seller’s calculation of the estimated “Stockholders’ Equity” (as defined below) of ITC as of such date (the “Projected Stockholders’ Equity Amount”).  Purchaser acknowledges and agrees that Seller makes no representation or warranty (i) with respect to the Projected Closing Statement or the Projected Stockholders’ Equity Amount, or (ii) as to the amount of stockholders’ equity that will actually exist, or the amount or balance of any item that will be reflected on the actual balance sheet of ITC, as of the Closing Date.  For purposes of this Agreement, the term “Stockholders’ Equity” means an amount equal to the total assets of ITC as of the applicable balance sheet date minus the total liabilities of ITC as of such date, after giving effect, in each case, to the accounting policies and practices set forth in Schedule 1.3(a).

(b)           As soon as reasonably practicable after the Closing Date, but in any event within ninety (90) days thereafter, Seller shall deliver to Purchaser, (i) an actual balance sheet for ITC as of the Closing Date, audited by Deloitte & Touche LLP, the cost of which audit shall be shared equally by the Parties (the “Actual Closing Statement”), (ii) a calculation of the actual Stockholders’ Equity of ITC as of such date (the “Actual Stockholders’ Equity Amount”), and (iii) a certificate of an officer of Seller certifying the foregoing.  Except as set forth in the accounting policies and practices included in Schedule 1.3(a), (i) the Actual Closing Statement and all items included in the calculation of the Actual Stockholders’ Equity Amount shall be prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied, and otherwise on a basis consistent with the Financial Statements and the Projected Closing Statement, and (ii) the Actual Stockholders’ Equity Amount shall be calculated in a manner consistent with the calculation of the Projected Stockholders’ Equity Amount.

(c)           Purchaser shall make available to Seller and its accountants and their representatives all books and record of ITC in the possession of Purchaser or ITC (or any “ITC Successor,” as defined in Section 5.6(b)) after the Closing, and shall permit Seller and its accountants and their representatives to make inquiry of ITC (or any ITC Successor’s) personnel and its accountants and their representatives, as reasonably requested by Seller, in connection with the preparation and audit of the Actual Closing Statement.  Purchaser and its independent public accountants may review (and Seller shall make available) the Actual Closing Statement and all supporting work papers and the books and records of ITC, and Purchaser may make inquiry of the representatives of Seller’s accountants and Seller, as reasonably requested by Purchaser in connection with such review.  The Actual Closing Statement shall be binding and conclusive upon, and deemed accepted by, Purchaser unless Purchaser shall have notified Seller in writing of any objections thereto (the “Closing Statement Objection Notice”) within sixty (60) days after receipt by Purchaser of the Actual Closing Statement.  The Closing Statement Objection Notice under this Section 1.3(c) shall specify in reasonable detail the items in the Actual Closing Statement which are being disputed, a summary of the reasons for such dispute and Seller’s proposed calculation of each disputed item.  Items not specifically disputed in the Closing Statement Objection Notice in accordance with this Section 1.3(c) shall be deemed to be accepted by Purchaser.

(d)           The Parties shall attempt in good faith to resolve any dispute relating to the Actual Closing Statement.  Any such dispute which cannot be resolved by them within thirty (30) days after receipt by Seller of the Closing Statement Objection Notice shall, within sixty (60) days after Seller’s receipt of the Closing Statement Objection Notice, be referred by the

Parties to PricewaterhouseCoopers LLP or another firm of independent public accountants mutually satisfactory to Purchaser and Seller (the “Independent Accountants”), which Independent Accountants shall issue a decision with respect to such disputed items.  The personnel of the Independent Accountants performing such services shall be individuals who are independent of, and impartial with respect to Purchaser and Seller and their Affiliates, officers, directors, agents and employees, and the officers, directors, agents and employees of their respective Affiliates.  The Independent Accountants’ decision shall be final and binding on both Parties.  The Parties agree that they will require the Independent Accountants to render their decision within thirty (30) days after referral of the dispute to the Independent Accountants for decision pursuant hereto.

(e)           Before referring a matter to the Independent Accountants, the Parties shall agree on procedures to be followed by the Independent Accountants (including procedures for the presentation of evidence).  If the Parties are unable to agree upon procedures before the expiration of thirty (30) days after receipt by Seller of the Closing Statement Objection Notice, the Independent Accountants shall establish procedures, which procedures may be, but need not be, those proposed by either Party.  The Parties shall, as promptly as practicable, submit evidence to the Independent Accountants in accordance with such procedures.  The fees and expenses of the Independent Accountants incurred in the resolution of such dispute shall be borne by the Parties in such proportion as is appropriate to reflect the relative benefits received by Seller on the one hand and Purchaser on the other from the resolution of the dispute.  For example, if Purchaser challenges items underlying the calculation of the Actual Stockholders’ Equity Amount in the net amount of $100,000, but the Independent Accountants determine that Purchaser has a valid claim for only $40,000, Purchaser shall bear 60% of the fees and expenses of the Reviewing Party and Seller shall bear the other 40% of such fees and expenses.  The decision rendered by the Independent Accountants pursuant to this Section 1.3 may be filed as a judgment in any court of competent jurisdiction.  Either Party may seek specific enforcement or take other necessary legal action to enforce any decision of the Independent Accountants under this Section 1.3.

(f)            The Actual Closing Statement shall become final and binding on both Parties upon the earliest of (i) if no Closing Statement Objection Notice has been given, the expiration of the period within which Purchaser may deliver the Closing Statement Objection Notice, (ii) agreement by Seller and Purchaser that the Actual Closing Statement, together with any modifications thereto agreed to by Seller and Purchaser, shall have become final and binding and (iii) the date on which the Independent Accountants shall issue their decision with respect to any dispute relating to the Actual Closing Statement.  The Actual Closing Statement without adjustment if no timely objection is made, or as adjusted pursuant to any agreement between the Parties or pursuant to the decision of the Independent Accountants, when final and binding on both Parties, is herein referred to as the “Final Closing Statement,” and the calculation of Stockholders’ Equity based on the Final Closing Statement is herein referred to as the “Final Stockholders’ Equity Amount.”

(g)           Promptly (but not more than five (5) Business Days) following there being established the Final Closing Statement pursuant to Section 1.3(f):

(i)            if the Final Stockholders’ Equity Amount exceeds the Projected Stockholders’ Equity Amount, (x) Purchaser shall pay to Seller, by wire transfer in immediately available funds to the account designated by Seller, an amount equal to one hundred percent (100%) of such difference (the “Purchaser Adjustment Amount”) and (y) the Purchase Price shall be deemed to be equal to the Base Purchase Price plus the Purchaser Adjustment Amount, or

(ii)           if the Final Stockholders’ Equity Amount is less than the Projected Stockholders’ Equity Amount, (x) Seller shall pay to Purchaser, by wire transfer in immediately available funds to the account designated by Purchaser, an amount equal to one hundred percent (100%) of such difference (the “Seller Adjustment Amount”) and (y) the Purchase Price shall be deemed to be equal to the Base Purchase Price minus the Seller Adjustment Amount.

Notwithstanding the foregoing, no payment of the Purchaser Adjustment Amount or the Seller Adjustment Amount, as applicable, shall be required, and the Purchase Price shall not be deemed to be adjusted, if the payment that would otherwise be required pursuant to clauses (i) or (ii) of this Section 1.3(g) would be less than $100,000.

(h)           Notwithstanding anything to the contrary set forth in this Section 1.3, pending resolution of all disputed items with respect to the Actual Closing Statement, any portion of the adjustment contemplated by Section 1.3(g), if any, that is not in dispute shall be paid in accordance with Section 1.3(g) (with interest, as described in Section 1.3(i)) within five (5) Business Days after the delivery of the Closing Statement Objection Notice.

(i)            All payments required to be made pursuant to this Section 1.3 shall be paid to Purchaser or Seller, as the case may be, together with interest at a rate per annum equal to the “prime” U.S. dollar rate quoted by J.P. Morgan Chase & Co., from time to time and accruing from the Closing Date to the date of payment.

ARTICLE 2

CLOSING

2.1           Closing.  Subject to the fulfillment of the conditions precedent specified in Articles 6 and 7 of this Agreement (or the waiver thereof as provided herein), the purchase and sale of the Membership Interests shall be consummated at a closing (the “Closing”) to be held at the offices of Seller, located at 2000 Second Avenue, Detroit, Michigan, at 10:00 a.m. on the third (3rd) Business Day (as defined below) following the date upon which all of the conditions set forth in Articles 6 and 7 have been satisfied (or waived as provided herein), or on such other date and/or at such other time or place as the Parties shall mutually agree; provided, however, that, unless otherwise agreed by the Parties, in no event shall the Closing occur later than March 31, 2003.  The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”  For purposes of this Agreement, “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the States of Michigan or New York are authorized or obligated to close.  The Closing shall be deemed effective as of 11:59 p.m. on the Closing Date.

2.2           Deliveries of Seller.  At the Closing, Seller shall deliver to Purchaser each of the following, in form and substance reasonably satisfactory to Purchaser:

(a)           An assignment of equity and membership interests, evidencing (i) the transfer of all Membership Interests from Seller to Purchaser and (ii) the withdrawal of Seller as the sole member of ITC and the admission of Purchaser as the sole member of ITC, with requisite transfer tax stamps, if any, attached.

(b)           A certified copy of the Articles of Organization of ITC and a certificate of good standing for ITC, each issued by the Michigan Department of Consumer and Industry Services, Bureau of Commercial Services, Corporation Division, as of a date no more than three (3) Business Days prior to the Closing Date.

(c)           All minute books, stock record books (or similar registries) and corporate (or similar) seals of ITC and ITC Corp.

(d)           A receipt for payment of the Purchase Price by Purchaser.

2.3           Deliveries of Purchaser.  At the Closing, Purchaser shall deliver to Seller the Base Purchase Price in accordance with Article 1 hereof.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules delivered by Seller to Purchaser simultaneously with the execution of this Agreement (the “Seller Schedules”), which are hereby incorporated herein by reference, Seller hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing, as follows:

3.1           Organization and Good Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

3.2           Power and Authority.  Seller has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement by Seller.

3.3           Binding Effect.  This Agreement has been duly executed and delivered by Seller and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

3.4           No Violation; Consents.  Neither the execution and delivery of this Agreement by Seller, nor the performance by it of its obligations hereunder, will:

(a)           violate or conflict with any provision of the Articles of Incorporation or Bylaws of Seller or the Articles of Organization of ITC.

(b)           (i) breach or otherwise constitute or give rise to a breach of or default under, (ii) result in or give to any person or entity any right of termination, cancellation, acceleration or modification in or with respect to, (iii) result in or give to any person or entity any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (iv) result in the creation or imposition of any Lien upon ITC or any of its assets or properties under, any lease, contract, mortgage, indenture, license, permit, commitment or other obligation to or by which Seller or ITC is a party or is bound, except (1) as set forth on
Schedule 3.4(b), and (2) to the extent any such breaches, defaults, rights, Liens or other matters set forth in clauses (i)-(iv) would not, individually or in the aggregate, have (A) a material adverse effect on the business, prospects, financial condition or results of operations of ITC taken as a whole (excluding any such effect caused by general economic, regulatory, legal or political developments or conditions affecting the utility or electric transmission business generally that are not specific to ITC), or (B) a material adverse effect on the ability of Seller to execute and deliver and perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement (each of (A) or (B) being referred to herein as a “Material Adverse Effect”);

(c)           violate or breach any statute, ordinance, law, rule, regulation, judgment, order or decree of any court (including any tribunal or arbitrator) or other governmental or regulatory authority, agency or commission (each, a “Governmental or Regulatory Authority”) to which Seller or ITC is subject, except to the extent any such violations or breaches would not, individually or in the aggregate, have a Material Adverse Effect; or

(d)           require any consent, approval or authorization of, notice to, or filing, recording, registration or qualification with any person, entity or Governmental or Regulatory Authority on the part of Seller or ITC, except (i) as set forth on
Schedule 3.4(d), (ii) to the extent the failure to obtain any such consents, approvals or authorizations, to give such notices or to make such filings, recordings, registrations or qualifications would not, individually or in the aggregate, have a Material Adverse Effect, and (iii) for (A) filings and expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and (B) notices to and approval of the Federal Energy Regulatory Commission or any successor governmental agency (the “FERC”) pursuant to the Federal Power Act (the “Power Act”) and any applicable rules or regulations of the FERC as set forth in Schedule 3.4(d) (such actions set forth in (A) and (B) plus any additional consents and approvals referred to in
Section 4.4(d)(iii) and Schedule 4.4, being hereinafter referred to as the “Required Governmental Actions”).

3.5           Capitalization.

(a)           The authorized equity and membership interests of ITC consist solely of the Membership Interests.  All of the issued equity and membership interests are owned beneficially and of record solely by Seller (as the sole member of ITC), free and clear of all Liens, were duly authorized and validly issued.  The delivery of the assignment of equity and membership interests at Closing pursuant to Section 2.2(a) will transfer to Purchaser good, valid and marketable title to the Membership Interests, free and clear of all Liens.

(b)           There are no outstanding options, warrants, calls, rights, commitments or agreements obligating Seller or ITC to issue, deliver or sell any equity or membership interests of ITC, and there are no outstanding securities or other rights which are convertible or exchangeable into membership interests of or any other equity interest in ITC.  Neither ITC nor Seller is subject to any obligation to repurchase or otherwise acquire or retire or to register any membership interest or any other equity interest in ITC.  Seller is not a party to any equity holder, member, operating, voting or similar arrangement with respect to the Membership Interests and has not granted a proxy, power of attorney or other authority with respect to the Membership Interests or the management of ITC to any person or entity.

3.6           Corporate Structure; Organizational Documents; Directors and Officers; Books and Records.

(a)           ITC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan.

(b)           ITC has the necessary power and authority to carry on the Business as it is now being conducted and to own and lease the properties and assets it owns and leases, including the Transmission Assets.  ITC is not transacting business in any jurisdiction without the required qualifications, except for those jurisdictions in which the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

(c)           ITC has no ownership interest in any partnership, joint venture, corporation, limited liability company or other entity.

(d)           Attached to Schedule 3.6(d) is a true, complete and correct copy of the Articles of Organization of ITC, as in effect as of the date of this Agreement.  There is no operating, member or other governing agreement in respect of ITC (other than the Articles of Organization).

(e)           The names of each officer of ITC holding office on the date hereof, and the position with ITC held by each such person, are listed in Schedule 3.6(e).  ITC has no directors or managers (other than the Seller, in its capacity as the sole member of ITC).

(f)            The minute books and other similar records of ITC as made available to Purchaser prior to the execution of the Supplement and Amendment dated as of February 28, 2003, to this Agreement (the “Amendment”) contain a true and complete record, in all material respects, of all action taken by Seller, as the sole member of ITC.  The equity and membership interest register and other similar records of ITC as made available to Purchaser prior to the execution of the Amendment accurately reflect all record transfers prior to the execution of the Amendment.  Except as set forth in Schedule 3.6(f), ITC does not have any of its books and records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of ITC, Seller or one of their Affiliates.

3.7           Financial Statements.

(a)           Attached to Schedule 3.7(a) are copies of (a) the audited balance sheet, income statement and statement of cash flow of ITC as of and for the seven months ended December 31, 2001 (the “Audited Financial Statements”), together with a true and correct copy of the report on such audited information by Deloitte & Touche LLP, and (b) the unaudited balance sheet, income statement and statement of cash flow of ITC as of, and for the three months, six months and nine months, respectively, ended, March 31, June 30 and September 30, 2002 (the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”).  Except as set forth on Schedule 3.7(a), the Financial Statements were prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition of ITC as of the dates indicated therein and the results of operations and cash flows of ITC for the periods covered thereby; provided that the Interim Financial Statements (i) lack footnotes and (ii) are subject to normal year-end adjustments.

(b)           The schedule of capital expenditures attached to Schedule 3.7(b) is, in all material respects, a true and correct schedule of the actual capital expenditures made by ITC during the period from January 1, 2002 through October 31, 2002.

(c)           The Audited Financial Statements were prepared in accordance with the FERC uniform system of accounts.

3.8           Liabilities; Guaranties.  Except as set forth on Schedule 3.8, ITC does not have any debt or liability which would be required by GAAP to be disclosed in a balance sheet of ITC, except for (a) liabilities reflected in the Financial Statements or the notes thereto, (b) liabilities incurred since the most recent date of the Interim Financial Statements under $1,000,000, individually or in the aggregate, (c) liabilities incurred in the ordinary course of business consistent with past practice since the most recent date of the Interim Financial Statements, and (d) liabilities arising under this Agreement.  Except as set forth on Schedule 3.8, ITC does not have any obligations (absolute or contingent) to provide funds on behalf of, or to guarantee or assume any debt, liability or obligation of, any person or entity.

3.9           Personal Property and Assets.  Except as set forth on Schedule 3.9(a), ITC has or will on the Closing Date have marketable title to all tangible personal property reflected on the Financial Statements and acquired by ITC after the date of the Financial Statements, other than property sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date of the Financial Statements, free and clear of all Liens, except for any Liens reflected on the Financial Statements or the notes thereto, Liens for current property taxes not yet due and payable, Liens imposed by law and incurred in the ordinary course of business consistent with past practice for obligations not yet due to carriers, laborers, materialmen and the like, and Liens which would not, individually or in the aggregate, have a Material Adverse Effect (collectively, “Permitted Liens”).  Except as set forth on Schedule 3.9(b), ITC has or will on the Closing Date have the right to use all of the leased tangible personal property used by ITC in the conduct of the Business pursuant to valid and enforceable lease agreements, except to the extent the invalidity, ineffectiveness, unenforceability, illegality or nonbinding nature of any such lease agreements would not, individually or in the aggregate, have a Material Adverse Effect.  Except as set forth on Schedule 3.9(c), ITC is in possession of, and has or will on the Closing Date have marketable title to or valid leasehold interests in or valid rights under contract to use, all tangible personal property used by ITC which is necessary to the conduct of the Business as it is presently conducted.  During the two (2) year period immediately preceding the date hereof, there has not been any material interruption of the Business.  All tangible personal property of ITC used for the transmission of electricity is, in all material respects, suitable for such use and in reasonably good operating condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable laws, regulations, rules and orders of any Governmental or Regulatory Authority.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, (1) SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AS TO ANY OF THE TANGIBLE PERSONAL PROPERTY OR ASSETS OWNED OR LEASED BY ITC, AND (2) SUCH ASSETS AND PROPERTIES WILL BE INDIRECTLY ACQUIRED BY PURCHASER AT THE CLOSING “AS IS, WHERE IS” ON THE CLOSING DATE, “WITH ALL FAULTS.”

3.10         Real Property.

(a)           Schedule 3.10(a) contains a true and correct list of (i) each parcel of real property owned by ITC (the “Owned Real Property”), (ii) each parcel of real property leased by ITC, as lessee (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”), and (iii) each parcel of real property as to which ITC has rights of easement (the “Easements”).

(b)           Except as set forth on Schedule 3.10(b), ITC has or will on the Closing Date have marketable title to all of the Owned Real Property, free and clear of all Liens that attached to any of the Owned Real Property during the period of ownership thereof by ITC, Seller or any other subsidiary of Seller (including all Liens arising under or pursuant to that Mortgage and Deed of Trust by and between The Detroit Edison Company and Bankers Trust Company dated as of October 24, 1924, as amended, modified and supplemented from time to time), except for Permitted Liens.

(c)           Each of the leases (the “Property Leases”) with respect to the Leased Real Property is or will on the Closing Date be valid, in full force and effect, and enforceable in accordance with its terms and constitutes a legal and binding obligation of each party thereto, except to the extent the invalidity, ineffectiveness, unenforceability, illegality, or nonbinding nature of any such Property Leases would not, individually or in the aggregate, have a Material Adverse Effect.  ITC has neither given nor received any notice of default, termination or partial termination under any Property Lease, and there is no existing or continuing default by ITC or, to the Knowledge of Seller, any other party in the performance or payment of any obligation under any Property Lease, except to the extent any such defaults, terminations or partial terminations would not, individually or in the aggregate, have a Material Adverse Effect.

(d)           Except as set forth on Schedule 3.10(d), and except for any Real Property leased to others, ITC is in possession of each parcel of Real Property, together with all buildings, structures, facilities, fixtures and other improvements thereon.  ITC has or will on the Closing Date have adequate rights of ingress and egress with respect to the Real Property and all buildings, structures, facilities, fixtures and other improvements thereon, except to the extent any deficiencies in such rights would not, individually or in the aggregate, have a Material Adverse

Effect.  None of such Real Property, Easements, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning or land use law, except for such violations and contraventions as would not, individually or in the aggregate, have a Material Adverse Effect.  Except as set forth on Schedule 3.10(d), the Real Property (other than Real Property leased to others by ITC) and the Easements, and ITC’s rights and interests therein, comprise or will on the Closing Date comprise real estate and real estate rights that are necessary, in all material respects, for ITC to conduct the Business as it is presently conducted.

(e)           EXCEPT AS EXPRESSLY SET FORTH HEREIN, (1) SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AS TO ANY REAL PROPERTY OR ANY IMPROVEMENTS THERETO OR FIXTURES THEREON, AND (2) SUCH ASSETS AND PROPERTIES WILL BE INDIRECTLY ACQUIRED BY PURCHASER AT THE CLOSING “AS IS, WHERE IS” ON THE CLOSING DATE, “WITH ALL FAULTS.”

3.11         No Material Adverse Change.  Except as set forth on Schedule 3.11, or as otherwise contemplated by this Agreement, since December 31, 2001,

(a)           there has not occurred any change, event, circumstance or development which, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, prospects, financial condition or results of operations of ITC taken as a whole (excluding any such change caused by general economic, regulatory, legal or political developments or conditions affecting the utility or electric transmission business generally that are not specific to ITC);

(b)           Seller and ITC have conducted the Business in the ordinary course consistent with past practice; and

(c)           there has not occurred any (i) (A) split, combination or reclassification of any of ITC’s capital stock (including the Membership Interests), or issuance or authorization for the issuance of any other securities in respect of, in lieu of or in substitution for, shares of ITC’s capital stock, (B) purchase, redemption or other acquisition of any such capital stock of ITC or any option with respect thereto, (ii) change in any material accounting principles applicable to ITC, (iii)  incurrence by ITC of any indebtedness (other than intercompany payables and trade payables, in each case arising in the ordinary course of business) in excess of $500,000 individually or $2,500,000 in the aggregate, issuance or sale by ITC of any debt securities or warrants or other rights to acquire any debt securities of ITC, guarantee by ITC of any debt securities of another person or entity, “keep well” or other agreement on the part of ITC to maintain any financial statement condition of another person or entity or any arrangement having the economic effect of any of the foregoing,  (iv) loans, advances or capital contributions by ITC to, or investments by ITC in, any other person or entity, (v) sale, lease, license or other disposition of any of the assets of ITC requiring authorization of the FERC or having a fair market value in excess of $500,000 individually or $2,500,000 in the aggregate, (vi) acquisition by ITC of or agreement by ITC to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets requiring authorization of the FERC or having a fair market value in excess of $500,000 individually or $2,500,000 in the aggregate, except for purchases of equipment in the ordinary course of business consistent with past practice, or (vii) (A) waiver by ITC of any claims or rights of substantial value or (B) waiver by ITC or Seller of any benefits of, or agreement by ITC or Seller to modify in any manner, any confidentiality, standstill or similar agreement to which Seller or ITC is a party with respect to ITC or the Business.

3.12         Litigation.  Except as set forth on Schedule 3.12, there is no litigation, action, suit, arbitration, mediation, hearing or governmental investigation pending or, to the Knowledge of Seller, threatened, by or against ITC or Seller which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as set forth on Schedule 3.12, no judgment, award, order or decree has been rendered against Seller (relating to the Business or the Transmission Assets) or ITC which is still outstanding and which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.13         Environmental.  Except for any events, matters or occurrences contrary to the following representations that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect,

(a)           except as set forth on Schedule 3.13(a), each of Seller (to the extent related to the Business or the Transmission Assets) and ITC is, and during the term of all applicable statutes of limitation has been, in compliance with applicable Environmental Law; provided that no representation is made with respect to Seller’s compliance with applicable Environmental Law to the extent not related to the Business or the Transmission Assets;

(b)           ITC (or Seller or one of its Affiliates) has all permits, licenses, approvals, and authorizations, and has filed all reports, registrations, applications and notices (“Environmental Authorizations”), required under Environmental Law for the operation of the Business, is in compliance with the Environmental Authorizations, and has received no notice that any Environmental Authorization is subject to termination, modification or revocation;

(c)           except as set forth on Schedule 3.13(c), neither Seller nor ITC has received any notice from any person or entity regarding any actual or alleged Environmental Claims against, or violation of any Environmental Law by, ITC or against or by any other person or entity with respect to the Real Property or Easements, or alleging that ITC has liability under any Environmental Law for any disposal or release of Hazardous Materials at any location;

(d)           except as set forth on Schedule 3.13(d), neither Seller nor ITC nor any other person or entity has disposed of, released, or arranged for the disposal of any Hazardous Materials on, at, under or from any of the Real Property or Easements, and, to the Knowledge of Seller, no other person or entity has done so;

(e)           there are no underground storage tanks owned, leased, used, operated or maintained by Seller or ITC (or any of their Affiliates) or, to the Knowledge of Seller, otherwise located at any Real Property or on any of the Easements;

(f)            neither Seller nor ITC is a party to any contract or agreement pursuant to which ITC assumes any liability for any Environmental Claim (asserted or unasserted) against any other person or entity, or assumes any liability with respect to any Environmental Claim (asserted or unasserted) related to the Real Property or Easements, or indemnifies any person or entity with respect to any Environmental Claim (asserted or unasserted) related to real property or interests therein not owned by ITC (other than, with respect to unasserted Environmental Claims, under general indemnification obligations of Seller or ITC that do not expressly address or relate to any Environmental Law, Hazardous Materials or environmental condition); and

(g)           there are no polychlorinated biphenyls or asbestos-containing materials owned, leased, used, operated or maintained by Seller or ITC (or any of their Affiliates) or, to the Knowledge of Seller, otherwise located at any Real Property or on any of the Easements that could result in any liability to ITC or Purchaser under any Environmental Law or otherwise give rise to any Environmental Claim affecting ITC or Purchaser.

3.14         Brokers’ Fees.  Neither Seller nor ITC has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser or ITC could become liable or obligated.

3.15         Benefit Plans.

(a)           Schedule 3.15(a) contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, retention and all other employee benefit plans, agreements, programs, policies or other arrangements maintained by Seller or any of its Affiliates, whether or not subject to ERISA (including any funding mechanism therefor now in effect), oral or written, under which any of the “Available Employees” (as defined in Section 9.1) has any present or future right to benefits.  All such plans, agreements, programs, policies and arrangements are collectively referred to herein as the “Seller Plans.”  ITC has no “employee benefit plans” and, except as disclosed in
Schedule 3.15(a), no obligations or liabilities under or with respect to the Seller Plans.  Except as provided in Article 9 of this Agreement, ITC has no express or implied commitment to (i) create, incur liability with respect to, or cause to exist any “employee benefit plan” or (ii) to enter into any contract or agreement to provide compensation or benefits to any individual.

(b)           With respect to each Seller Plan, Seller has delivered to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by Seller to the Available Employees concerning the extent of the benefits provided under any Seller Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to any auditor’s request for information.

(c)           Except as contemplated by Article 9 of this Agreement, the consummation of the transactions contemplated by this Agreement will not, under the terms of any Seller Plan, result in the payment by ITC or Purchaser to any Available Employee of any money or other property, or accelerate or provide any other rights or benefits to any Available Employee, whether or not such payment would constitute “a parachute payment” within the meaning of “Code” (as defined in Article 8) Section 280G.

3.16         Employees.  ITC has no employees.

3.17         Compliance With Laws and Orders.  Except as disclosed in Schedule 3.17, neither Seller nor any of its subsidiaries (with respect to the Business and Transmission Assets only) nor ITC is or has at any time within the last three (3) years (or, as to ITC, since its organization) been, or has received any notice that it is or has at any time within the last three (3) years (or, as to ITC, since its organization) been, in violation of any law or order of any Governmental or Regulatory Authority applicable to ITC, the Business or the Transmission Assets, except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect.  Except as disclosed on Schedule 3.17, neither Seller nor ITC has at any time within the last three (3) years (or as to ITC, since its organization) received any written notice from any Governmental or Regulatory Authorities of any actual, alleged possible or potential obligations to undertake any material remedial action applicable to ITC, the Business or the Transmission Assets.

3.18         Contracts.

(a)           Schedule 3.18(a) contains a true and complete list of all of the following agreements, leases, licenses, evidences of indebtedness, mortgages, security agreements or other contracts (whether written or oral) or other arrangements (true and complete copies (or, if none, reasonably complete and accurate written descriptions) of which, together with all amendments and supplements thereto, have been delivered to Purchaser prior to the date hereof), to which ITC is a party or by which any of its assets or properties is bound (such agreements, leases, licenses, and other items required to be set forth on Schedule 3.18(a) being referred to herein as the “Contracts”) (with paragraph references corresponding to those set forth below):

(i)            (A) all Contracts (excluding Seller Plans) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment, the name, position and rate of compensation of each person or entity party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding Seller Plans and any such Contracts referred to in clause (A)) involving an obligation of ITC to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any employee;

(ii)           all Contracts containing any provision or covenant prohibiting or materially restricting the ability of ITC to engage in any lawful business activity or compete with any person or entity;

(iii)          all Contracts relating to indebtedness (other than trade payables arising in the ordinary course of business) of ITC in excess of $50,000;

(iv)          all Contracts relating to (A) the future disposition or acquisition of any assets with a fair market value in excess of $500,000 individually or $2,500,000 in the aggregate or requiring authorization of the FERC, or (B) any merger or other business combination;

(v)           all collective bargaining or similar labor Contracts to which ITC is a party or by the terms of which it is bound;

(vi)          all Contracts that (A) limit or contain restrictions on the ability of ITC to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur indebtedness, to incur or suffer to exist any lien, to purchase or sell any assets, or to engage in any business combination or merger or (B) require ITC to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

(vii)         all Contracts pertaining to interconnection with the Transmission Assets, the provision of transmission or ancillary services by ITC, and the purchase of ancillary services by ITC;

(viii)        all Contracts between or among ITC, on the one hand, and Seller, any officer, director or Affiliate (other than ITC) of Seller or ITC, on the other hand; and

(ix)           all other Contracts (other than Seller Plans and insurance policies) that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to ITC of more than $500,000 annually and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to ITC.

(b)           Except as disclosed in Schedule 3.18(b), each Contract required to be disclosed in Schedule 3.18(a) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto, except to the extent the illegality, invalidity, unenforceability or non-binding nature of any such Contracts would not, individually or in the aggregate, have a Material Adverse Effect.  Except as disclosed in Schedule 3.18(b), ITC is not, and, to the Knowledge of Seller, no other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract), except to the extent any such violations, breaches or defaults would not, individually or in the aggregate, have a Material Adverse Effect.

3.19         Licenses.  Except as disclosed in Schedule 3.19:

(a)           ITC holds or will on the Closing Date hold all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority (“Licenses”) that are necessary for ITC to own and operate the Business as it is presently conducted, except for Licenses the absence of which would not, individually or in the aggregate have a Material Adverse Effect;

(b)           each License held by ITC is valid, binding and in full force and effect, except for License the absence of which would not, individually or in the aggregate, have a Material Adverse Effect;

(c)           ITC is not, and has not received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License, except to the extent any such defaults would not, individually or in the aggregate, have a Material Adverse Effect.

(d)           As of the Closing, Seller shall have, or shall have caused to be, assigned or transferred to ITC, or shall have otherwise made available for use by ITC after the Closing, the software programs and licenses used in the Business.

3.20         Insurance.  Schedule 3.20 contains a true and complete list of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the Business or the operations of ITC or affect or relate to the ownership, use or operation of any of the Transmission Assets and that (i) have been issued to Seller or any subsidiary of Seller (including ITC) or (ii) have been issued to any person or entity (other than Seller or its subsidiaries) for the benefit of ITC (the “Seller Insurance Policies”).  Each policy listed in Schedule 3.20 is valid and binding and in full force and effect, no premiums due thereunder have not been paid (to the extent any such non-payment would entitle the insurer to terminate such policy) and neither Seller nor the person or entity to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder (to the extent any such default would entitle the insurer to terminate such policy).  Neither Seller, any subsidiary (including ITC) nor the person or entity to whom such policy has been issued has received notice that any insurer under any policy referred to in this section is denying liability with respect to a claim thereunder related to the Business or the operations of ITC or the ownership, use or operation of any of the Transmission Assets.

3.21         Affiliate Transactions.  Except as disclosed in Schedule 3.21, (i) there are no intercompany liabilities, indebtedness or obligations between ITC, on the one hand, and Seller or any officer, director or Affiliate (other than ITC) of Seller or ITC, on the other hand, (ii) ITC does not provide or cause to be provided any assets, services (other than the transmission of electricity and related business functions) or facilities to Seller or any such officer, director or Affiliate and (iii) ITC does not beneficially own, directly or indirectly, any debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets issued by Seller or any such officer, director or Affiliate.

3.22         Asset Contribution.

(a)           Pursuant to that certain Separation and Subscription Agreement by and between The Detroit Edison Company, a Michigan corporation and wholly-owned subsidiary of

Seller (“Detroit Edison”), and ITC Corp. dated as of December 5, 2000 (the “Separation Agreement”), effective January 1, 2001 Detroit Edison contributed and transferred to ITC Corp. substantially all of the assets, functions, facilities and liabilities associated with the Business on such date (the “Separation”).  Except as set forth on Schedule 3.22(a), Seller has provided to Purchaser a true, correct and complete copy of the Separation Agreement and any and all other agreements and other documents executed by Detroit Edison (or any Affiliate of Detroit Edison a party thereto) and ITC Corp. pursuant to the Separation Agreement or otherwise in connection with the Separation (collectively, the “Separation Documents”).

(b)           Except as set forth on Schedule 3.22(b), each of the Separation Documents is, and at all times since its execution has been, a legal, valid and binding agreement of, and enforceable against, Detroit Edison (or its applicable Affiliates) and ITC.  Each of ITC Corp. and Detroit Edison (and any of its Affiliates party thereto) had the requisite corporate power and authority to execute and deliver the Separation Documents and to complete the transactions contemplated thereby.  Each of ITC Corp. and Detroit Edison (and any of its Affiliates party thereto) duly and validly executed and delivered the Separation Documents.

(c)           The execution and delivery by Detroit Edison (and any of its Affiliates party thereto) and ITC Corp. of the Separation Documents, and the consummation of the transactions contemplated thereby, did not:

(i)            violate or conflict with any provision of the certificate or articles of incorporation or bylaws (or other comparable corporate charter documents) of Seller, Detroit Edison (or any of its Affiliates party to any of the Separation Documents) or ITC Corp.;

(ii)           violate or breach any statute, ordinance, law, rule, regulation, judgment, order or decree of any Governmental or Regulatory Authority to which Seller, Detroit Edison (or any of its Affiliates party to any of the Separation Documents) or ITC Corp. was subject at the time of the Separation, except to the extent any such violations or breaches have not had and would not have, individually or in the aggregate, a Material Adverse Effect; or

(iii)          except as disclosed in Schedule 3.22(c)(iii), (i) breach or otherwise constitute or give rise to a breach of or default under, (ii) result in or give to any person or entity any right of termination, cancellation, acceleration or modification in or with respect to, (iii) result in or give to any person or entity any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (iv) result in the creation or imposition of any Lien upon ITC Corp. or any of its assets or properties under, any lease, contract, mortgage, indenture, license, permit, commitment or other obligation to or by which Seller, Detroit Edison (or any of its Affiliates party to the Separation Documents) or ITC Corp. was a party or was bound at the time of the Separation, except to the extent any such breaches, defaults, rights, Liens or other matters set forth in clauses (i)-(iv) have not had and would not have, individually or in the aggregate, a Material Adverse Effect.

3.23         No Other Representations and Warranties.  Except as expressly set forth in this Article 3, Seller makes no representation or warranty, express or implied, in respect of Seller, ITC, or their respective assets, liabilities or operations, and Seller expressly disclaims any such other representations or warranties.  Without limiting the foregoing, except as expressly set forth in this Article 3, the Seller does not make, and has not made, any representation or warranty regarding the principles to be applied by any governmental or regulatory authority with respect to the regulation of the Business, the Transmission Assets or the electric transmission industry in general.  Notwithstanding anything to the contrary contained in this Agreement or in any of the Seller Schedules, any information disclosed in one Seller Schedule shall be deemed to be disclosed in all Seller Schedules, to the extent that it is reasonably apparent that such disclosure is applicable to such other Seller Schedules.  Certain information set forth in the Seller Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any such information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.  For purposes of this Agreement or any certificate delivered pursuant hereto, matters as to which Seller has “Knowledge” shall be limited to those matters of which Seller’s officers have actual knowledge on the date as of which the applicable representation or warranty is made.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller, as of the date of this Agreement and as of the Closing, as follows:

4.1           Organization and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

4.2           Power and Authority.  Purchaser has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance of this Agreement by Purchaser.

4.3           Binding Effect.  This Agreement has been duly executed and delivered by Purchaser and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

4.4           No Violation; Consents.  Neither the execution and delivery of this Agreement by Purchaser, nor the performance by it of its obligations hereunder, will:

(a)           violate or conflict with any provision of the Articles of Incorporation or Bylaws of Purchaser;

(b)           (i) breach or otherwise constitute or give rise to a breach of or default under, (ii) result in or give to any person or entity any right of termination, cancellation,

acceleration or modification in or with respect to, (iii) result in or give to any person or entity any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its assets or properties under any lease, contract, mortgage, indenture, license, commitment or other obligation to or by which Purchaser or any of its Affiliates is a party or is bound, except to the extent any such breaches, defaults, rights, Liens or other matters set forth in clauses (i)-(iv) would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to execute and deliver and perform its obligations under this Agreement or to consummate the transactions contemplated hereby a “Purchaser Material Adverse Effect”);

(c)           violate or breach any statute, ordinance, law, rule, regulation, judgment, order or decree of any Governmental or Regulatory Authority to which Purchaser or any of its Affiliates is subject, except to the extent any such violations would not, individually or in the aggregate, have a Purchaser Material Adverse Effect; or

(d)           require any consent, approval or authorization of, notice to, or filing, recording, registration or qualification with any person, entity or Governmental or Regulatory Authority by Purchaser or any of its Affiliates, except (i) as set forth on Schedule 4.4, (ii) to the extent the failure to obtain any such consents, approvals or authorizations, to give such notices or to make such filings, recordings, registrations or qualifications would not, individually or in the aggregate, have a Purchaser Material Adverse Effect, and (iii) for (A) filings and expiration of the applicable waiting period under the HSR Act, and (B) notices to and approval of the FERC pursuant to the Power Act and any applicable rules or regulations of the FERC as set forth in Schedule 4.4.

4.5           Investment.  Purchaser:  (a) understands that the Membership Interests have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (b) is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to their distribution or resale; (c) has knowledge and experience in business and financial matters; (d) has received certain information concerning ITC and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Membership Interests; (e) is able to bear the economic risk and lack of liquidity inherent in holding the Membership Interests; and (f) is, or will be as of the Closing, an “Accredited Investor” (as defined in Regulation D promulgated under the Securities Act).

4.6           Brokers’ Fees.  Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

4.7           Litigation.  There is no litigation, action, suit, arbitration, mediation, hearing or governmental investigation pending or, to the Knowledge of Purchaser, threatened by or against Purchaser or any of its Affiliates which would have a Purchaser Material Adverse Effect.

4.8           Financial Capability.  Simultaneously with the execution and delivery of this Agreement, Purchaser has delivered to Seller equity commitment letters executed by KKR 1996

Fund L.P. (“KKR”) and Trimaran Fund II, L.L.C. (“Trimaran”), respectively, (the “Equity Letters”).  Purchaser has received binding commitment letters from the Canadian Imperial Bank of Commerce and CIBC World Markets Corp. (the “Commitment Letters”) which are currently in full force and effect and, together with the Equity Letters, will provide sufficient financial capability for Purchaser to purchase the Membership Interests on the terms and conditions set forth in this Agreement on the Closing Date.  True and correct copies of the Equity Letters and the Commitment Letters are attached to Schedule 4.8, and such letters have not been revoked, terminated, altered or amended since the date on which they were issued through the date of this Agreement.

4.9           No Other Representations and Warranties.  Except as expressly set forth in this Article 4, Purchaser makes no representation or warranty, express or implied, in respect of Purchaser, and Purchaser expressly disclaims any such other representations or warranties.  For purposes of this Agreement or any certificate delivered pursuant hereto, matters as to which Purchaser has “Knowledge” shall be limited to those matters of which the officers of Purchaser or any entity that controls Purchaser have actual knowledge on the date as of which the applicable representation or warranty is made.

ARTICLE 5
ADDITIONAL AGREEMENTS

5.1           Covenants Pending Closing.

(a)           Conduct of the Business Pending Closing.  Seller agrees that from the date hereof until the Closing, except as otherwise contemplated by this Agreement or required by any rule, regulation, order or directive of any Governmental or Regulatory Authority, ITC shall carry on the Business in the usual, regular and ordinary course.  Without limiting the foregoing, from the date hereof until the Closing, Seller shall, unless otherwise consented to in writing by Purchaser in each instance, and except as otherwise contemplated by this Agreement or required by any rule, regulation, order or directive of any Governmental or Regulatory Authority:

(i)            not cause or permit ITC to (A) dispose of any Transmission Assets having a fair market value in excess of $500,000 individually or $2,500,000 in the aggregate or requiring authorization of the FERC or (B) voluntarily terminate, assign, convey, encumber or otherwise transfer, in whole or in part, its rights and interests in or under any Contract listed on, or required to be listed on, Schedule 3.18(a), except for any Contract with customers of the Business involving payments of not more than $100,000 per month which is terminated by ITC for non-payment or non-performance by the other party to such Contract;

(ii)           cause ITC not to issue or sell any shares of capital stock, or issue or sell any options, warrants or other rights of any kind to acquire any such shares, or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such shares;

(iii)          cause ITC to discuss with Purchaser any material filing (or amendment thereto) relating to this Agreement or the transactions contemplated hereby with any Governmental or Regulatory Agency;

(iv)          not, and cause ITC not to, take any action which would render the representations and warranties of Seller set forth in Section 3.11 inaccurate as of the Closing Date;

(v)           not transfer or, except in the ordinary course of business consistent with past practice, discharge any Available Employee or take any action to increase any current or future benefit of any Available Employee under any Seller Plan, except for any increase required to be made in the ordinary course of business consistent with past practice, or any increase provided or made available to employees of Seller and its subsidiaries generally and not specifically to the Available Employees;

(vi)          maintain or cause ITC to maintain the Transmission Assets in accordance with “Good Utility Practices” (as defined below); provided that Good Utility Practices for purposes of this subsection shall be determined by reference to and in the context of Seller’s current status as the owner of entities and assets engaged in the generation, transmission and distribution of electric energy;

(vii)         not permit any material change in any accounting or tax practice or policy of ITC;

(viii)        use commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage of insurance with respect to the operations and activities of ITC, and ITC’s assets, properties and liabilities as are in effect as of the date of this Agreement;

(ix)           comply with all laws, rules, regulations and orders of any Governmental or Regulatory Authority applicable to ITC, the Transmission Assets or the Business; or

(x)            not enter into any agreement obligating Seller or ITC to take any action prohibited by clauses (i) through (ix).

For purposes of this Agreement, “Good Utility Practices” shall mean any of the practices, methods and acts engaged in or approved by a significant proportion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.  Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the applicable region.

(b)           Access to the Business.  From the date hereof until the Closing, Seller and ITC shall permit Purchaser and its representatives, agents, counsel and accountants, to have reasonable access at reasonable times during normal business hours, and upon reasonable notice, to the premises, business, properties, assets, financial statements, contracts, books, records and working papers of, and other relevant information pertaining to, ITC and the Business.

(c)           Updates.  From the date hereof until the Closing, Seller shall have the right to notify Purchaser by a written update of any matters occurring after the date hereof and prior to Closing which, if existing or occurring on the date hereof, would have been required to be set forth on a Schedule to this Agreement or which would render inaccurate any of the representations or warranties made by Seller in this Agreement (each a “Supplement”).  No Supplement shall cure any breach of any of Seller’s representations and warranties, and all Supplements shall be disregarded for purposes of determining whether the conditions to Closing set forth in Article 6 shall have been satisfied and for purposes of the indemnification provisions of Article 10.

(d)           Confidentiality.

(i)            Purchaser and Seller acknowledge and agree that all information furnished to or obtained by Purchaser and its representatives, agents, counsel and accountants pursuant to this Section 5.1 or otherwise in connection with Purchaser’s evaluation of the transactions contemplated by this Agreement shall be subject to the provisions of the letter agreement dated as of May 30, 2002 between Seller and Kohlberg Kravis Roberts & Co. (the “Confidentiality Agreement”) and shall be treated as “Evaluation Material” (as defined in the Confidentiality Agreement); provided, however, that following the Closing, the provisions of the Confidentiality Agreement shall not apply to Purchaser’s use of Evaluation Material concerning ITC (but not including any such information concerning Seller or any other subsidiary or Affiliate of Seller).

(ii)           From and after the Closing, Seller shall, and shall cause each of its Affiliates and its and their respective directors, employees and advisors to, hold in strict confidence any and all trade secrets of ITC existing on the Closing Date (for so long as such information constitutes a trade secret under applicable law) and any and all confidential and proprietary information existing on the Closing Date regarding ITC, the Business or the Transmission Assets that is of tangible or intangible value to ITC or Purchaser (collectively, the “ITC Confidential Information”); provided, however, that ITC Confidential Information shall not include, and the provisions of this Section 5.1(d)(ii) shall not apply to, any information that becomes generally available to the public other than as a result of disclosure by any of Seller or any of its Affiliates or any of their respective directors, employees and advisors.  Notwithstanding the foregoing, Seller may disclose ITC Confidential Information in the event that Seller or any of its Affiliates receives a request to disclose all or any part of the ITC Confidential Information under the terms of a valid and effective subpoena or order issued by a Governmental or Regulatory Authority, or to the extent disclosure of any ITC Confidential Information directly related to the rates, terms and conditions of any service provided by ITC (or any regional transmission organization or functionally equivalent entity in which ITC participates) to Seller or any of its Affiliates is required in the context of a regulatory proceeding, including, without limitation, any rate case before the FERC or the Michigan Public Service Commission; provided that Seller shall (A) promptly notify Purchaser of the existence, terms and circumstances compelling such disclosure

(unless Seller is prohibited from doing so by law or the terms of any such request), so that Purchaser may seek an appropriate protective order and/or waive compliance with the provisions of this Section 5.1(d)(ii) (and, if Purchaser seeks such an order, Seller shall provide such cooperation as Purchaser shall reasonably request), and (B) if disclosure of such information is required, use reasonable efforts to obtain an order or other reliable assurance that the information to be disclosed will be accorded confidential treatment or such other protection as Purchaser reasonably designates.

(e)           Financial Statements.  Upon the reasonable request of Purchaser at any time after the date of this Agreement, and at Purchaser’s sole cost and expense, Seller shall cooperate with Purchaser and its representatives in good faith in connection with Purchaser’s preparation of any audited or unaudited financial statements of ITC or the Business, historical and pro forma, which comply with Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”) for those periods which would be required to be included in a Registration Statement on Form S-1 for ITC filed with the SEC under the Securities Act.

(f)            Commitment Letters.  Purchaser shall use commercially reasonable efforts to obtain financing sufficient to satisfy the condition to Closing set forth in Section 6.6 of this Agreement and, without limiting the generality of the foregoing, agrees to use commercially reasonable efforts to exercise and enforce all of its rights under the Commitment Letters in connection therewith, and, if necessary, to use commercially reasonable efforts to obtain alternative financing from other sources sufficient to satisfy such Closing condition.  Purchaser agrees to promptly notify Seller if at any time prior to the Closing Date it no longer believes in good faith that it will be able to borrow sufficient funds to pay the Purchase Price or to consummate the transactions contemplated by this Agreement to the extent its inability to borrow such funds could reasonably be expected to result in the failure of the condition to Closing set forth in Section 6.6 of this Agreement.  Purchaser further agrees that it shall use commercially reasonable efforts to exercise and enforce all of its rights under the Equity Letters, and that it shall not amend any of the Commitment Letters or the Equity Letters in a manner that would be adverse to Seller’s or Purchaser’s ability to consummate the transactions contemplated by this Agreement.

5.2           Inter-Company and Tax Accounts.  Seller and Purchaser agree that Seller shall cause all inter-company accounts (including federal income tax accounts) between Seller or any of its Affiliates (other than MISO if it is deemed an Affiliate) and ITC to be canceled or otherwise similarly settled as of the Closing Date.

5.3           Publicity.  Each Party hereto agrees to obtain the approval of the other Party hereto, which approval will not be unreasonably withheld, prior to issuing any press release, written public statement or announcement with respect to the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 5.3 shall not prohibit any Party from making any such release, statement or announcement if, upon advice of counsel, it is believed that such Party is required to do so under any applicable law, rule or regulation; provided, further, that the disclosing Party shall provide a copy of such release, statement or announcement as far in advance of its public disclosure as is reasonably practicable.

5.4           Cooperation of the Parties.  The Parties shall cooperate with each other and with their respective counsel and accountants in connection with any acts or actions required to be taken as part of or as a condition to their respective obligations under this Agreement.  Subject to the terms and conditions of this Agreement and all applicable laws and regulations, each of the Parties hereto shall use its reasonable commercial efforts, as appropriate, to fulfill or obtain the fulfillment of the conditions to the Closing and to do or cause to be done all things necessary to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the execution and delivery of all agreements required hereunder to be so executed and delivered.

5.5           Consents and Approvals.

(a)           As promptly as practicable, Seller and Purchaser shall each file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby.  The Parties shall respond promptly to any requests for additional information made by either of such agencies and use their respective commercially reasonable efforts to cause the waiting periods under the HSR Act to terminate or expire as of the earliest possible date after the date of filing and to cooperate with each other in connection with this clause (a).  Each Party will bear its own costs for the preparation of any such filing and responding to any inquiries or information requests, and Purchaser shall be responsible for payment of the applicable filing fees.

(b)           Seller and Purchaser shall confer and cooperate with each other in connection with, file as promptly as practicable, and use their respective commercially reasonable efforts to obtain the FERC approvals set forth in Schedules 3.4(d) and 4.4 at the earliest possible date after the date of such filing.  The Required Governmental Actions shall be deemed to have occurred upon the expiration of the applicable waiting period under the HSR Act as described in Section 5.5(a) and the granting by the FERC of the applicable approvals set forth in Schedules 3.4(d) and 4.4.

(c)           In addition to the actions and filings described in Sections 5.5(a) and (b), Seller and Purchaser shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use commercially reasonable efforts to obtain the transfer or reissuance to Purchaser of all necessary permits (including environmental permits) and all consents, approvals and authorizations of any other Governmental or Regulatory Authorities, and (iv) use commercially reasonable efforts to obtain all consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary to satisfy the conditions of the Parties’ respective obligations to consummate the transactions contemplated by this Agreement.  The Parties shall respond promptly to any requests for additional information made by such Governmental or Regulatory Authorities, and use their respective commercially reasonable efforts to cause such regulatory approvals to be obtained at the earliest possible date after the date of filing.  Each Party will bear its own costs of the preparation of such filings and responding to any inquiries or information requests.  Each of Seller and Purchaser shall have the right to review in advance all information relating to such

Party and the transactions contemplated by this Agreement which appears in any filing made under this Section 5.5 in connection with the transactions contemplated by this Agreement.

(d)           Each Party shall promptly inform the other Party of any communication, and provide a copy of any writing, with, to or from any Governmental or Regulatory Authority relating to any Required Governmental Action, including promptly notifying the other Party of any notice from any Governmental or Regulatory Authority that contains, in the recipient’s reasonable judgment, any condition or requirement that could reasonably be expected to result in the condition to Closing set forth in Section 6.3 or Section 7.3, as applicable, not being satisfied.  Each Party shall use commercially reasonable efforts to eliminate or mitigate the effect of any such conditions or requirements.  Notwithstanding anything to the contrary in this Section 5.5, no Party may consent, and the other Party shall not be bound by any consent of a Party, to any condition or requirement with respect to any Required Governmental Action which is adverse to the other Party (or ITC, in the case where Purchaser is the other Party) without the other Party’s prior written consent.

5.6           Insurance.

(a)           Purchaser acknowledges and agrees that effective upon the Closing, all Seller Insurance Policies will be terminated or modified by Seller to exclude coverage of ITC and its assets, properties liabilities and operations; provided that Seller shall maintain, for a period of six years following the Closing, to the extent available to Seller at a cost of not more than $150,000 per year, Seller’s directors and officers liability insurance policies set forth on Schedule 3.20, or substitute directors and officers liability policies otherwise providing comparable or superior coverage to the directors and officers of ITC covered thereby for acts, errors, omissions, misstatements, misleading statements, neglect, breach of duty, liabilities and claims occurring or arising on or prior to the Closing Date.  Notwithstanding the foregoing, (i) no termination of any “occurrence” based policy pursuant to this Section 5.6 shall be effective so as to prevent ITC from recovering under such policies for losses arising from events occurring prior to the Closing, and (ii) no such termination of any “claims made” policy shall be effective so as to prevent ITC from recovering under such policies for losses from events occurring prior to the Closing to the extent Seller shall have received written notice of claims relating to such events on or before the Closing Date.  Purchaser shall, at or before the Closing, obtain at its sole cost and expense adequate replacement insurance coverage for ITC.

(b)           Following the Closing, Purchaser shall cooperate, and cause ITC and any “ITC Successor” (as defined below) to cooperate with Seller in submitting any claims on behalf of Seller under any of the Seller Insurance Policies with respect to any loss, liability, damage, claim or expense relating to the Transmission Assets or the Business occurring, or arising from events occurring, prior to the Closing.  Following the Closing, Seller shall cooperate with ITC and Purchaser in submitting any claims on behalf of ITC under the Seller Insurance Policies with respect to any loss, liability, damages, claim or expense related to the Transmission Assets or the Business occurring, or arising from events occurring prior to the Closing.  For purposes of this Agreement, “ITC Successor” shall mean any subsequent owner(s), successor(s), assignee(s) or other transferee(s), whether pursuant to a merger, consolidation, stock transfer, asset transfer or otherwise of ITC or all or substantially all of the assets and properties owned by ITC as of the

Closing, including the Transmission Assets, or more than 35% of the value of the rate base assets of ITC (measured at the time of the signing of a definitive agreement related to such transaction).

(c)           Except as otherwise provided in this Agreement, Purchaser acknowledges that Seller shall have no responsibility for obtaining or maintaining any insurance or bearing any liability with respect to the assets, properties, operations or activities of ITC or any ITC Successor relating to or arising out of occurrences subsequent to the Closing.  Except as otherwise provided in this Agreement, neither Purchaser nor, following the Closing, ITC or any ITC Successor, shall have any right to make a claim directly against Seller or against any insurance carrier under any of the Seller Insurance Policies for any claim, loss, liability, lien, damage or expense of ITC or any ITC Successor or Purchaser.

5.7           Records.

(a)           Purchaser and Seller agree that, for a period of seven (7) years after the Closing, neither Purchaser nor Seller, nor any of their respective Affiliates will (and Purchaser will not permit ITC or any ITC Successor to) dispose of any books, records, documents, contracts, data or information reasonably relating to ITC, the Business or the assets, properties or operations of ITC that are in their possession as of the Closing or that come into their possession after the Closing and relate to periods prior to Closing (collectively, “Records”), without first giving notice to the other Party thereof and permitting such Party a reasonable opportunity to retain or copy such Records as it may select.   During such period, each Party will (and Purchaser will cause ITC or any ITC Successor to) permit the other Party to examine and make copies, at the examining Party’s expense, of such Records for any reasonable purpose, including any litigation now pending or hereafter commenced against such Party or its Affiliates, or the preparation or audit of income or other Tax Returns; provided that, if, in the reasonable judgment of the Party being requested to provide access to documents, such access or disclosure would cause the waiver of any privilege, including, without limitation, the attorney client privilege or the attorney work product privilege, such access or disclosure may be denied.  The examining Party will provide reasonable notice to the other Party of its need to access such Records or to receive copies thereof.

(b)           If privileged and/or attorney work product documents or information are disclosed in the Records, then the Parties agree that (i) such disclosure is inadvertent, (ii) such disclosure will not constitute a waiver, in whole or in part, of any privilege or work product, (iii) such information will constitute Evaluation Material subject to the provisions of Section 5.1(d) and (iv) it will promptly return to the disclosing Party all copies of such Records in the possession of the receiving Party or any of their Affiliates, agents, employees or representatives (including lenders and financial advisors).  Additionally, Purchaser and Seller agree that neither Party nor their respective Affiliates (including, in the case of Purchaser, ITC or any ITC Successor) shall waive the attorney/client, work product, or like privilege of the other Party or its Affiliates (including, in the case of Purchaser, ITC or any ITC Successor) with respect to any of the Records, without the prior written consent of the Party having the benefit of such privilege.

5.8           Use of Marks.  Certain tradenames, trademarks, service marks and other names and marks of or owned by Seller and its Affiliates (other than those owned by ITC) (collectively, the “Seller Marks”) will appear on some of the assets of ITC, including on signage, supplies, equipment, materials, stationery, brochures, advertising materials, manuals and other items.  Purchaser acknowledges and agrees that Purchaser does not have and, as of and following the Closing neither Purchaser, ITC or any ITC Successor nor any of their Affiliates shall have, any right, title, interest, license, or any other right whatsoever to use the Seller Marks.  Purchaser shall (or shall cause ITC to), after the Closing Date, in the course of regular maintenance, exercise its commercially reasonable efforts to remove the Seller Marks from, or cover or conceal the Seller Marks on, the assets of ITC and provide written verification thereof to Seller promptly after completing such removal, coverage or concealment.  Purchaser agrees that neither Purchaser, ITC or any ITC Successor affiliated with Purchaser, nor any of their Affiliates, will ever challenge Seller’s (or its Affiliates’) ownership of the Seller Marks or any application for registration thereof or any registration thereof or any rights of Seller or its Affiliates therein as a result, directly or indirectly, of its ownership of ITC or any ITC Successor or its assets or properties.  Purchaser agrees that Purchaser and its Affiliates will not (and will not permit ITC or any ITC Successor to) conduct any business under any Seller Marks, or send any correspondence or other materials to any person or entity on any stationery that contains any Seller Marks or otherwise operate its assets or properties in any manner which would or might reasonably be expected to lead any person or entity to believe that Purchaser, ITC or any ITC Successor or any of their Affiliates has any right, title, interest, or license to use any Seller Marks.

5.9           Certain Assets and Liabilities.

(a)           Notwithstanding anything to the contrary contained in this Agreement, the assets and liabilities of ITC at the Closing shall not include, and prior to the Closing Date, Seller may cause ITC to transfer to Seller or any of its Affiliates any of its rights and obligations in and to the following:

(i)            the Seller Marks;

(ii)           all intercompany accounts between ITC and Seller or any of its Affiliates and all rights to receive any “ARTO Repayments” (as defined in Section 5.11(c));

(iii)          all “Property Tax Benefits” (as defined in Section 8.7(e)); and

(iv)          all rights, purposes or uses existing on the date of this Agreement under the contracts or agreements listed on Schedule 5.9(a)(iv), including any renewals or extensions thereof or any replacements thereof with an agreement among the existing contracting parties or their successors or assigns (in each case, only to the extent of rights, purposes or uses that are permitted by such listed contracts or agreements) with respect to all of the Real Property and the Easements, other than the transmission of high voltage electricity, and all existing and future rights, purposes and uses with respect to all of the tangible personal assets and properties of ITC, other than the transmission of high voltage electricity, subject in each case to the requirement that no such rights, purposes or uses shall interfere with the transmission of high voltage electricity.

(b)           Each of Purchaser and Seller acknowledges that there may exist, as of the Closing, (i) assets or liabilities of Seller and its Affiliates constituting or used primarily in connection with the Business which, by mistake or omission, have not been transferred to or assumed by ITC, and (ii) assets or liabilities of ITC not constituting or used primarily in connection with the Business which, by mistake or omission, have been transferred to or assumed by ITC.  In the event that either Party (the “Discovering Party”) discovers any such assets or liabilities following the Closing, it shall so notify, in writing (a “Transfer Notice”), the other Party (the “Notified Party”) that such assets or liabilities were, by mistake or omission, transferred to or assumed by, or not transferred to or assumed by, ITC prior to the Closing.  Following the delivery of any Transfer Notice, the Parties shall cooperate with each other in good faith either (x) to effect any transfer or assumption of any such assets or liabilities or (y) to cause ITC or any ITC Successor and Detroit Edison to enter into another mutually agreeable arrangement, in each case as necessary and appropriate to correct such mistake or omission.  Unless, on or before the tenth (10th) Business Day following the Notified Party’s receipt of a Transfer Notice, the Notified Party delivers a notice, in writing (an “Transfer Objection Notice”), to the Discovering Party advising it that the Notified Party disagrees with Transfer Notice, the Transfer Notice shall be deemed a binding agreement pursuant to which the Parties agree to cause to be transferred to or assumed by ITC (or any ITC Successor) or Seller or one of its Affiliates, as appropriate, the assets or liabilities identified in the Transfer Notice, or to cause ITC (or any ITC Successor) and Detroit Edison to enter into such other arrangement as may be specified in the Transfer Notice.  If the Notified Party delivers a timely Transfer Objection Notice, the Parties shall negotiate in good faith to determine whether the assets or liabilities identified in the Transfer Notice should be transferred or assumed as specified therein or to cause ITC (or any ITC Successor) and Detroit Edison to enter into another mutually agreeable arrangement as necessary to give full effect to the Separation and the terms of the Separation Agreement.

(c)           Seller shall use its best efforts to transfer, or cause to be transferred or reissued, to ITC (and any ITC Successor) all Environmental Authorizations required under Environmental Law for the operation of the Business, as of the Closing, which are held by Seller or one of its Affiliates (other than ITC).

(d)           Any software programs and licenses referred to in Section 3.19(d) which are assigned or transferred, or otherwise made available for use by ITC (and any ITC Successor) after the Closing, as the case may be, shall be so assigned, transferred or otherwise made available without cost to ITC through December 31, 2005.  Thereafter, Seller may charge ITC a cost that is no greater than would be a reasonably allocated cost.

5.10         Post Closing Obligations.  From and after the Closing, Purchaser shall obtain, as a condition to any merger, consolidation, stock transfer, asset transfer or other transaction pursuant to which any ITC Successor, in one or more related transactions, acquires all or substantially all of the assets or properties owned by ITC as of the Closing (including the Transmission Assets) or more than 35% of the value of the rate base assets of ITC (measured at the time of the signing of the definitive agreement related to such transaction), and deliver to the Seller the written agreement (in favor of and in form and substance reasonably satisfactory to Seller) of such ITC Successor to assume, perform and comply with any and all of ITC’s obligations and commitments (or those of any applicable ITC Successor), contractual or otherwise, whether existing as of the Closing Date or arising or incurred thereafter; provided, however, that any such ITC Successor shall only be obligated to assume such obligations and commitments to the extent applicable to the portion of the assets of ITC and the portion of the Business acquired by such ITC Successor.

5.11         RTO Matters.

(a)           ITC is currently a member of the Midwest Independent Transmission System Operator, Inc. (“MISO”) pursuant to that Appendix I Agreement dated as of August 31, 2001 between ITC and MISO (as amended or supplemented, the “Appendix I Agreement”).  As used herein, the term “MISO” shall also refer to any successor organization of MISO.  Purchaser agrees that following the Closing until December 31, 2006, neither ITC nor any ITC Successor shall terminate the Appendix I Agreement or withdraw from or otherwise cease to be a member of MISO, unless so ordered or required by the FERC or otherwise required by applicable law (provided that no such FERC order or requirement shall have been initiated by or shall have resulted, directly or indirectly, from any filing, request or action on the part of Purchaser, ITC or any ITC Successor or any of their Affiliates).

(b)           Purchaser agrees to notify Seller immediately of any notice given or received by Purchaser, ITC or any ITC Successor or any of their Affiliates at any time following the Closing regarding the termination of the Appendix I Agreement or any material modification or amendment thereto, and to provide Seller with a copy of any such notice.  Purchaser further agrees to give Seller prior notice of, and to consult with Seller in good faith regarding, any decision to join or participate in, or to withdraw from or terminate its participation in, any regional transmission organization or other functionally equivalent entity at any time following the Closing.

(c)           Purchaser agrees that following the Closing, any cost reimbursements or other payments from or with respect to the Alliance Regional Transmission Organization or Alliance Participants Administrative and Start-Up Activities Company LLC, or their respective successors, assigns or Affiliates, received by Purchaser or ITC (or any ITC Successor) or any of their Affiliates in respect of any investments, expenditures, loans or other advances or payments made by Seller, ITC or any of their Affiliates prior to the Closing (“ARTO Repayments”), will be paid to Seller within thirty (30) days of receipt by Purchaser or ITC (or any ITC Successor) or any of their Affiliates.

5.12         Transmission Expansion.

(a)           Purchaser agrees that Purchaser and its Affiliates shall at all times support and, following the Closing, cause ITC and any ITC Successors at all times to support, in public fora and elsewhere, the joint plan filed by ITC (on behalf of Detroit Edison), Consumers Energy Company and Great Lakes Energy Cooperative on December 28, 2000 with the Michigan Public Service Commission (the “MPSC”) in Case No. U-12781 pursuant to Section 10v of the Customer Choice and Electricity Reliability Act (2000 Michigan PA 141) (the “Michigan Act”), as the same may be modified or adjusted by order of the MPSC (the “Expansion Plan”).  Purchaser further agrees, following the Closing, (i) to complete or cause ITC or any ITC Successor to complete, on a timely basis, all projects and other actions regarding the Transmission Assets and the ITC transmission system (and any expansions thereof or modifications or additions thereto) required on the part of ITC or any ITC Successor, Seller or any of their Affiliates by the terms of the Expansion Plan or any order of or direction by the MPSC pertaining to the Expansion Plan, in accordance with the terms of the Expansion Plan and/or any applicable requirements of the MPSC, and (ii) to perform or cause ITC or any ITC Successor to perform any and all other obligations of ITC or any ITC Successor, Seller and their respective Affiliates under the Expansion Plan or otherwise arising under Section 10v of the Michigan Act regarding the expansion of electric transmission facilities or capabilities.

(b)           For the period between the date hereof and the Closing, Seller agrees that it shall, and shall cause its Affiliates to, bill, charge and invoice ITC in a manner consistent with past practice for engineering, time, personnel, material or like work in connection with transmission expansion, including, but not limited to, the Expansion Plan.

(c)           To the extent permitted under applicable law, Seller and its Affiliates shall use commercially reasonable efforts to exercise eminent domain and/or condemnation rights, upon reasonable request of ITC, on behalf of Purchaser and ITC or any ITC Successor, in order to enable ITC or any ITC Successor to expand or modify the ITC transmission system, until such date on which ITC (or any applicable ITC Successor) is authorized by applicable law to acquire the right of condemnation, eminent domain or any similar right which can be exercised on behalf of public utilities, provided, however, that Purchaser shall, as a condition to Seller’s or any of its Affiliates’ obligation to commence any condemnation or eminent domain proceeding, (i) provide Seller with at least sixty (60) days’ prior written notice of its intent to require Seller or one of its Affiliates commence such proceeding, which notice shall confirm Purchaser’s obligations under clauses (iii) and (iv) below, (ii) deliver to Seller simultaneously with such notice an opinion of counsel (in form and substance reasonably satisfactory to Seller) to the effect that Seller or one of its Affiliates may, consistent with applicable law, commence such proceeding on behalf of Purchaser, ITC or any ITC Successor, (iii) permit Seller to control such proceeding (provided, however, that Purchaser or ITC or any ITC Successor, as applicable, may participate in such proceeding at its sole cost and expense, and Seller and its Affiliates shall reasonably cooperate with Purchaser or ITC or any ITC Successor in connection with such proceeding), and (iv) agree to indemnify, defend and hold harmless Seller and its Affiliates from and against any and all “Damages” (as defined in Section 10.2) suffered or incurred by Seller and its Affiliates arising in connection with or as a result of such proceeding, and reimburse Seller and its Affiliates for all reasonable costs and expenses of Seller and its Affiliates, including internal costs and reasonable attorneys’ fees, incurred in connection with such proceeding.

5.13         Transmission Rates.

(a)           Seller and Purchaser shall confer and cooperate with each other in connection with, and use their respective commercially reasonable efforts, including, without limitation, through participation in evidentiary hearings and other proceedings and the filing of pleadings, briefs, comments and testimony with FERC, to obtain as promptly as possible following the date hereof, all approvals necessary or desirable from FERC of the following:

(i)           “Transmission Rates” (as defined in section 5.13(c)(i), below) for ITC or any ITC Successor, effective as of the Closing Date through December 31, 2004, to be fixed at a monthly rate of $1.075/kW/month;

(ii)          recovery by ITC or any ITC Successor of the “Attachment O Deferral” (as defined in Section 5.13(c)(ii) below), to be amortized equally as a recoverable expense into rates over five (5) years commencing as of January 1, 2005, and to be recovered in rates commencing as of June 1, 2006;

(iii)         recovery by ITC of an amount equal to ITC’s accumulated deferred income tax balance on the Closing Date to be amortized equally (such amortization to commence on the Closing Date), as a recoverable expense into rates over twenty (20) years, to account for capital gains taxes (“ADIT Deferral”), with any unamortized ADIT Deferral being accounted for as a rate base asset and included in Account No. 182.3 (Other Regulatory Assets) in ITC’s FERC Form No. 1 and to be added in rate base as “Adjustments to Rate Base” in page 2 on a new line 23B of Attachment O;

(iv)         a stated rate of return on common equity for ITC or any ITC Successor of 13.88% effective as of the Closing Date;

(v)          application of the actual post-Closing capital structure of ITC or any ITC Successor for purposes of the formula rate in Attachment O of the MISO Open Access Transmission Tariff or the MISO Joint Open Access Transmission Tariff for purposes of the Attachment O Deferral; and

(vi)         calculation of Transmission Rates for ITC, to be effective as of January 1, 2005, using the formula rate in Attachment O of the MISO Open Access Transmission Tariff or the MISO Joint Open Access Transmission Tariff based on ITC’s 2003 FERC Form No. 1, as adjusted in Section 5.13(c)(ii)(B)(2) below.

(b)          Following the Closing Date until December 31, 2005 (except as required by law), Seller shall (and shall cause its Affiliates to) “Actively Support” (as defined below) all elements of Sections 5.13(a) and 5.13(c); provided that the actions contemplated by Sections 5.13(g) and 5.13(i) shall not be deemed to contravene this Section 5.13(b) or Section 5.13(d).  As used in this Section 5.13(b), the term “Actively Support” means, through advocacy at FERC and before other regulatory or judicial bodies, and in other fora, as applicable, and in all dealings with MISO or any other person or entity, to use commercially reasonable efforts to support, and to not oppose (either directly or indirectly), the positions taken by ITC or any ITC Successor, to the extent consistent with the terms of Sections 5.13(a) and 5.13(c), including, without limitation, through participation in evidentiary hearings and other proceedings and the filing of pleadings, briefs, comments and testimony with the FERC and before other regulatory or judicial bodies, and in other fora, as applicable.

(c)           For purposes of this Agreement:

(i)           “Transmission Rates” shall mean rates for network integration and point-to-point transmission services provided for under the MISO Open Access Transmission Tariff, the MISO Joint Open Access Transmission Tariff or for any comparable successor transmission service provided pursuant to an open access transmission tariff of general applicability or rate schedule, and does not include ancillary services or other services or charges under the MISO Open Access Transmission Tariff, the MISO Joint Open Access Transmission Tariff or any successor open access transmission tariff of general applicability or rate schedule; and

(ii)          “Attachment O Deferral” shall mean, an amount, treated as a rate base asset to be included in Account No. 182.3 (Other Regulatory Assets) in the FERC Form No. 1 for ITC (or any ITC Successor) and to be added to a new line (“Line 23A”) in the “Adjustments to Rate Base” section of the Attachment O formula rate (as provided for herein), calculated using data inputs in accordance with this Section 5.13(c)(ii).  The Attachment O Deferral shall be calculated annually according to subsection (A) below, using data inputs as described in subsection (B) below, with such calculation to be posted on the MISO OASIS website on an annual basis.

(A)                              Calculation: The Attachment O Deferral shall be calculated by the taking the difference between:

(1)                                  the revenue that the billing agent for ITC (or any ITC Successor) would have billed at the Transmission Rates that would have been in effect for ITC or any ITC Successor as of the Closing Date using the formula rate in Attachment O of the MISO Open Access Transmission Tariff or the MISO Joint Open Access Transmission Tariff; and

(2)                                  revenue collected by ITC (or any ITC Successor) based on the Transmission Rates set forth in Section 5.13(a)(i) above.

(B)                                Data Inputs: Data inputs for the calculation of the Attachment O formula rate between the Closing Date and December 31, 2004 shall be determined as follows:

(1)                                  for the period from the Closing Date through May 31, 2004, ITC’s 2002 FERC Form No. 1 data, as adjusted and modified consistent with Exhibits A and B hereto; and

(2)                                  for the period beginning on June 1, 2004, through December 31, 2004, ITC’s 2003 FERC Form No. 1 data, provided that the income statement data input items used for the calculation of Attachment O rates shall be annualized by multiplying such data input items by a ratio, the numerator of which is 365 days, and the denominator of which is the number of days remaining in the calendar year following the Closing Date, and the load data are the actual load data for ITC or any ITC Successor during calendar year 2003.

For (B)(1) and (B)(2) above, the unamortized balance of the Attachment O Deferral shall be included in, and added to, rate base in Account No. 182.3 (Other Regulatory Assets) in ITC’s FERC Form No. 1 and will be added to a new line (“Line 23A”) in the “Adjustments to Rate Base” section of the Attachment O Deferral Formula.

(d)          Notwithstanding anything else set forth herein to the contrary, Seller and its Affiliates shall not challenge any part of this Section 5.13 until after December 31, 2005.  Beginning after December 31, 2005, Seller and its Affiliates may challenge the reasonableness or prudence of ITC’s (or any ITC Successor’s) operation and maintenance expenses, administrative and general expenses, and expenses incurred pursuant to the Service Agreements referenced in Section 5.17(a)(i) (but in no case including any expenses incurred to consummate the transactions contemplated by this Agreement) (such expenses, in the aggregate, referred to herein as “Controllable Expenses”), but only if, and only the amount by which, such Controllable Expenses exceed the threshold levels set forth below in paragraph 5.13(d)(i) for the applicable year.  In addition to the foregoing, beginning after December 31, 2005, Seller and its Affiliates may challenge the reasonableness or prudence of ITC’s (or any ITC Successor’s) capital expenditures, but only if, and only the amount by which, such capital expenditures exceed the threshold levels set forth below in paragraph 5.13(d)(ii) for the applicable year.  Seller’s and its Affiliates’ rights to challenge any of ITC’s (or any ITC Successor’s) costs incurred prior to January 1, 2005, are limited as set forth in this Section 5.13(d), and in no case may Seller challenge any other element of Sections 5.13(a) and (c), as applied to any period prior to December 31, 2004.  Further, Seller and its Affiliates shall not at any time challenge the Attachment O Deferral, except for any amounts exceeding the Controllable Expenses and capital expenditures thresholds included in the Attachment O Deferral and described herein.

(i)           For Controllable Expenses, the threshold expense levels shall be:

(A)          In calendar year 2003, $47,628,000; and

(B)           In calendar year 2004, $48,658,000.

(ii)          For capital expenditures, the threshold expenditure levels shall be:

(A)          In calendar year 2003, $34,200,000; and

(B)           In calendar year 2004, $36,600,000.

(e)           Absent the agreement of the Parties to the proposed change, the standard of review for changes to Sections 5.13 and 5.14 of this Agreement and Exhibits A and B hereto, proposed by a Party or a non-Party (including, without limitation, Affiliates or successors of a Party), shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) (the “Mobile-Sierra Doctrine”); provided, however, that such standard of review shall in no event apply to (x) the right of Seller and its Affiliates to challenge the reasonableness or prudence of Controllable Expenses or capital expenditures as contemplated by, and in accordance with, Section 5.13(d), or (y) the rights of FERC acting sua sponte or at the request of any non-Party (other than Affiliates or successors of a Party) to change rates, terms and conditions in order to protect non-Parties (other than Affiliates or successors of a Party).

(f)           Purchaser agrees that, following the Closing Date, at any time prior to January 1, 2005, neither Purchaser, ITC or any ITC Successor, nor any of their Affiliates shall implement or take any action (either directly or indirectly) which would establish, or result in the establishment of, Transmission Rates to be charged at any time prior to January 1, 2005 at any level above the level set forth in Section 5.13(a)(i).  The actions prohibited by this subsection (f)  shall include, without limitation, (i) any attempt, directly or indirectly, to implement, or cause MISO or any other applicable entity to implement any Transmission Rate not in conformance with Section 5.13(a)(i), and (ii) any attempt to take any action, in public fora or elsewhere, or make any filings with FERC or any other governmental or regulatory authority, inconsistent with the provisions or the intent of Section 5.13(a)(i).

(g)          Purchaser agrees that Seller may file a request for rehearing, pursuant to 18 C.F.R. § 385.713 (2002), of the FERC’s “Order Authorizing Disposition of Jurisdictional Facilities, Accepting For Filing Proposed Agreements, Requiring Compliance Filing, And Accepting In Part And Rejecting In Part Proposed Transmission Rates,” ITC Holdings Corp. et al, 102 FERC ¶ 61, 182 (February 20, 2003) (the “ITC FERC Order”), for the purpose of requesting an extension to December 31, 2005, of the fixed monthly rate of $1.075/kW/month set forth in Section 5.13 (a)(i) above, subject to FERC approval of: (i) an extension to January 1, 2006, of ITC’s Attachment O Deferral in Section 5.13(a)(ii), (ii) calculation of Transmission Rates for ITC, to be effective as of January 1, 2006, using the formula rate in Attachment O of the MISO Open Access Transmission Tariff or the MISO Joint Open Access Transmission Tariff based on ITC’s 2004 FERC Form No. 1, and (iii) an extension through December 31, 2005, of point-to-point revenue crediting in Section 5.14 (on the terms of such section prior to giving effect to this Amendment).  Purchaser shall (and shall cause its Affiliates to) file a request for rehearing in support of any such request for rehearing filed by Seller.  In the event FERC grants Seller’s request for such extension, then, to the maximum extent permitted by such grant, Sections 5.13(a), 5.13(b), 5.13(c), 5.13(d), 5.13(f), 5.14(a) and 5.14(e) of the Agreement shall revert to the terms and conditions set forth in the Agreement before giving effect to this Amendment.

(h)          Pursuant to paragraph 70 of the ITC FERC Order, Purchaser shall submit a compliance filing to FERC in accordance with the Amendments to Sections 5.13(a), 5.13(c), and 5.14(a) of the Agreement.  Seller shall (and shall cause its Affiliates to) Actively Support all elements of such compliance filing contemplated herein.

(i)            Purchaser confirms that its present intention is to seek, at least sixty (60) days prior to December 31, 2004, to obtain all approvals necessary or desirable from FERC to extend to December 31, 2005, the fixed monthly rate of $1.075/kW/month set forth in Section 5.13 (a)(i) above, subject to FERC approval of: (i) an extension to January 1, 2006, of ITC’s Attachment O Deferral in Section 5.13(a)(ii), (ii) calculation of Transmission Rates for ITC, to be effective as of January 1, 2006, using the formula rate in Attachment O of the MISO Open

Access Transmission Tariff or the MISO Joint Open Access Transmission Tariff based on ITC’s 2004 FERC Form No. 1, and (iii) an extension through December 31, 2005, of point-to-point revenue crediting in Section 5.14 (on the terms of such section prior to giving effect to this Amendment); provided that the ultimate determination of whether to seek such extension will be in Purchaser’s sole discretion.  In the event that Purchaser seeks such extension, Seller shall (and shall cause its Affiliates to) Actively Support all elements of such extension sought by Purchaser.  In the event FERC grants Purchaser’s request for such extension, then, to the maximum extent permitted by such grant, the Amendments to Sections 5.13(a), 5.13(b), 5.13(c), 5.13(d), 5.13(f), 5.14(a) and 5.14(e) of the Agreement shall revert to the terms and conditions set forth in the Agreement before giving effect to this Amendment.

(j)            Notwithstanding any of the provisions of this Section 5.13, in the event FERC issues any order that results in either (i) the extension beyond December 31, 2004 of the period during which the monthly rate of $1.075/kW/ month is fixed as set forth in Section 5.13(a)(i) or (ii) the extension beyond January 1, 2005 of the date as of which the amortization of the Attachment O Deferral begins as set forth in Section 5.13(a)(ii), then the dates set forth in Sections 5.13(b) and 5.13(d) of the Agreement shall be extended to the same extent of such extension (or, in the event of an order resulting in an extension of both of the dates or periods contemplated in clauses (i) and (ii) above, to the same extent as the longer of the two extensions, if applicable); provided that in no event shall the dates set forth in Sections 5.13(b) and 5.13(d) be extended beyond the dates set forth in such sections of the Agreement before giving effect to this Amendment.

5.14         Point-to-Point Revenue Crediting.  So long as obtaining the approvals described in this Section does not delay the Closing beyond March 31, 2003, Seller shall (and shall cause its Affiliates to) and Purchaser shall (and shall cause its Affiliates to) confer and cooperate with each other in connection with, and use their respective commercially reasonable efforts, including without limitation through participation in evidentiary hearings and other proceedings and the filing of pleadings, briefs, comments and testimony with the FERC, to obtain as promptly as possible following the date hereof (in conjunction with any approval sought for the rates provided for in Section 5.13(a) hereof) all approvals necessary or desirable from FERC of the items set forth in subsections (a), (c) and (d) below.

(a)           For the period from the Closing Date through December 31, 2004, ITC or any ITC Successor shall provide on an annual basis, to the extent revenues are actually received by ITC or any ITC Successor, to all transmission service customers that purchased network and/or point to point transmission service into, within or out of the “ITC Zone” (as defined in Section 5.14(d)(ii)) under the MISO Open Access Transmission Tariff or the MISO Joint Open Access Transmission Tariff, or any comparable successor transmission service provided pursuant to an open access transmission tariff of general applicability or rate schedule, during the period to which the refund applies, a proportionate rate refund in the following amounts:

(i)           For the period from the Closing Date through December 31, 2003, 100 % of “Point-to-Point Transmission Service Revenue” (as defined in Section 5.14(d)(i) below) received by ITC or any ITC Successor; it being understood that the calculation of the Attachment O formula rates of ITC or any ITC Successor based on the period ending

December 31, 2003, shall contain an amount on page 1, line 3 (Account No. 456) equal to zero.

(ii)          For the period from January 1, 2004, through December 31, 2004, 75% of the Point-to-Point Transmission Service Revenue received by ITC or any ITC Successor; it being understood that the calculation of the Attachment O formula rates of ITC or any ITC Successor based on the period ending December 31, 2004, shall contain an amount on page 1, line 3 (Account No. 456) equal to 25% of actual Point-to-Point Transmission Service revenue received by ITC or any ITC Successor for the period ending December 31, 2004.

(b)          Purchaser shall cause any refunds contemplated by Section 5.14(a) to be paid by ITC or any ITC Successor in the amounts set forth in Section 5.14(a) by March 15 of the following calendar year.

(c)           Notwithstanding anything else in this Agreement (including but not limited to Item 2 of Exhibit A), if FERC or any other Governmental Authority does not authorize the crediting mechanism provided for in Section 5.14(a), the Parties agree that for purposes of the Attachment O Deferral as calculated for the time period from the Closing Date through May 31, 2004, Point-to-Point Transmission Service Revenue received by ITC or any ITC Successor for the period ending December 31, 2002, and credited to ITC’s revenue requirement in accordance with the formula rate in Attachment O of the MISO Open Access Transmission Tariff and MISO Joint Open Access Transmission Tariff, shall be the actual Point-to-Point Transmission Service Revenue received by ITC or any ITC Successor for the period ending December 31, 2002, calculated based on the data reported in ITC’s 2002 Form 1.

(d)          For purposes of this Agreement:

(i)           “Point-to-Point Transmission Service Revenue” shall mean revenue: (A) received by ITC or any ITC Successor for point to point transmission service provided by MISO under Schedules 7, 8, and Schedule 14 of the MISO Open Access Transmission Tariff or the MISO Joint Open Access Transmission Tariff, or any successor transmission service provided pursuant to an open access transmission tariff of general applicability or rate schedule; and/or (B) revenues collected by ITC or any ITC Successor for comparable service provided under an open access transmission tariff of general applicability or rate schedule.  “Point-to-Point Transmission Service Revenue” shall not include revenue associated with point to point transmission service that is included in the load divisor on page 1, Line 15 of Attachment O.   The Parties acknowledge that FERC is currently investigating the justness and reasonableness of through and out transmission rates in the MISO-PJM region and that the methodologies for charging and distributing revenue for point to point transmission service in the MISO-PJM region may change during the course of the operability of the revenue crediting mechanism provided for in this Section 5.14.  In light of the foregoing sentence, and notwithstanding anything else in this Section 5.14, it is the intent of the Parties that the term “Point-to-Point Transmission Service Revenue” shall include revenue from any “lost pancaking revenue” charges collected by MISO and distributed to ITC.

(ii)          “ITC Zone” shall mean the area within the geographic boundaries of the ITC (or any ITC Successor) transmission system existing as of the Closing Date, as indicated by a map of such territory in Attachment No. 1(b) to the Service Agreement for construction and maintenance, engineering, and system operation services.

(e)           Following the Closing Date until the later of December 31, 2004 or the date on which Seller and its Affiliates shall have received any refunds contemplated by this Section 5.14 (except as otherwise required by law), Purchaser shall (and shall cause its Affiliates to), through advocacy at the FERC and before other regulatory or judicial bodies, and in other fora, as applicable, and in all dealings with MISO or any other person or entity, not oppose (either directly or indirectly), the recovery by Seller or any of its Affiliates of any refunds contemplated by this Section 5.14 or the positions taken by Seller or any of its Affiliates consistent with the terms of Section 5.14.

5.15         Fermi 2 Facility.  The Parties acknowledge that Detroit Edison owns and operates the Fermi 2 nuclear generating facility (“Fermi 2”), which facility is subject to regulation by the Nuclear Regulatory Commission (the “NRC”) and the requirements of that NRC Operating License Number NPF-43 (the “Fermi 2 License”).  Purchaser agrees that, following the Closing, Purchaser and its Affiliates (a) shall (and shall cause ITC and any ITC Successor to) cooperate with and take any and all actions reasonably requested by Seller and its Affiliates in order to facilitate compliance by Fermi 2 and Seller and its Affiliates with all applicable NRC regulations and orders and the terms of the Fermi 2 License and to protect, maintain and preserve the Fermi 2 License and the standing of Fermi 2 and Seller and its Affiliates with the NRC, and (b) shall not (and shall not permit ITC or any ITC Successor to) take any actions which might reasonably be expected to impair, inhibit or otherwise adversely affect compliance by Fermi 2 or Seller and its Affiliates with any applicable NRC regulations or orders or the terms of the Fermi 2 License, the validity of the Fermi 2 License or the standing of Fermi 2 or Seller and its Affiliates with the NRC.

5.16         Phase Angle Regulators.  The Parties acknowledge that ITC is a party to that certain Interconnection Facilities Expansion Agreement dated as of December 21, 1998 with Ontario Hydro and Consumers Energy Company (the “Expansion Agreement”), pursuant to which ITC is obligated to operate certain phase angle regulators (“PARS”) that comprise part of the international transmission facilities owned by ITC and located at the Michigan-Ontario, Canada border.  Further, the Parties acknowledge and agree that the PARS are subject to the jurisdiction of the Department of Energy pursuant to Presidential Permit Order No. PP-230-2, dated April 19, 2001.  Purchaser shall (and shall cause ITC or any ITC Successor to) use best efforts and take all actions necessary to cause any and all operational responsibility and control possessed by ITC or any ITC Successor with respect to the PARS, under the Expansion Agreement or otherwise, to be transferred to MISO as promptly as practicable following the Closing.  Seller shall (and shall cause its Affiliates to) use best efforts and take all actions necessary to help Purchaser and ITC (and any ITC Successor) to cause any and all operational responsibility and control possessed by ITC or any ITC Successor with respect to the PARS, under the Expansion Agreement or otherwise, to be transferred to MISO as promptly as practicable following the Closing.  Without limiting the generality of the foregoing, (i) Purchaser shall (and shall cause ITC or any such ITC Successor to) provide all notices and filings to, and use best efforts to obtain all consents, authorizations and approvals of, MISO, the Department of

Energy, any other regional transmission organization or governmental or regulatory authority, and the other parties to the Expansion Agreement, and execute and deliver any and all documents, in each case to extent necessary to effect such transfer of operational responsibility and control and (ii) Seller shall (and shall cause its Affiliates to) use best efforts to help Purchaser and ITC (and any ITC Successor) in connection with the foregoing.  Purchaser acknowledges that ITC has, and following the Closing shall retain, responsibility for all applicable obligations relating to the transmission of electricity arising under or in connection with the Interconnection Agreement by and among Consumers Power Company, The Detroit Edison Company and Ontario Hydro, dated January 29, 1975 and the Expansion Agreement.

5.17         Other Agreements.

(a)           At or prior to Closing, Seller shall deliver, or shall cause to be delivered, to Purchaser executed copies of the following agreements and other documents (the documents described in clauses (i) through (v) below are collectively referred to as the “Additional Agreements”):

(i)            Service Level Agreements between Detroit Edison and ITC governing the provision of construction and maintenance, engineering, system operations and corporate administration services by Detroit Edison to ITC, substantially in the form of Exhibit C hereto (the “Service Agreements”);

(ii)           Generator Interconnection and Operation Agreement between Detroit Edison and ITC governing the direct interconnection of the generating facilities of Detroit Edison and the transmission system of ITC, substantially in the form of Exhibit D hereto;

(iii)          Master Operating Agreement between Detroit Edison and ITC governing certain control area coordination arrangements between ITC and Detroit Edison, substantially in the form of Exhibit E hereto;

(iv)          Coordination and Interconnection Agreement between Detroit Edison and ITC governing the coordinated operation and interconnection of the Detroit Edison distribution system and the ITC transmission system, substantially in the form of Exhibit F hereto; and

(v)           Any and all agreements, assignments, easements, licenses or other documents necessary or desirable, and in each case in form and substance reasonably satisfactory to Purchaser, in order to vest in Seller or any of its Affiliates (other than ITC) or ITC, as the case may be, such that following Closing Seller or its Affiliates and ITC shall have the right to use, access, maintain, occupy, improve, enhance add on to and otherwise take any actions with respect to the assets and properties of ITC necessary or appropriate in order for Seller or any of its Affiliates to exercise and carry out those rights, purposes and uses with respect to the assets and properties of ITC contemplated by Section 5.9(a)(iv).

(b)           At or prior to the Closing, Seller shall cause ITC and the other applicable parties to terminate that Master Services Agreement dated as of December 22, 2000 between

Detroit Edison and ITC, and that Cash Management Services and Working Capital Loan Agreement dated as of July 31, 2001 between ITC and DTE Energy Corporation, an Affiliate of Seller, in each case, without any further obligations thereunder.

5.18         Nonsolicitation.  From the date of this Agreement through the Closing, neither Seller nor any of its Affiliates or representatives (including but not limited to Credit Suisse First Boston) shall (a) solicit, initiate or encourage the submission by any person or entity of a Competing Proposal (as defined below), (b) enter into or agree to enter into any contract with respect to any Competing Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any person or entity any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal.  For purposes of this Agreement, “Competing Proposal” shall mean any proposal to acquire any interest in the capital stock of ITC, or any portion thereof, or any material portion of the Transmission Assets (except in the ordinary course of business), whether such transaction takes the form of a merger, consolidation, stock sale, asset sale or other business combination involving ITC or the Business, other than the transactions contemplated by this Agreement.

5.19         Service Providers.  Purchaser agrees that, following the Closing, ITC shall not at any time engage, hire, employ or utilize any person or entity, or any employee or other personnel of any such person or entity, to perform or provide any construction, maintenance, engineering or system operations services to be provided by Detroit Edison under the Service Agreements with respect to any Transmission Assets or any portion of the ITC transmission system located within the geographical boundaries of the ITC transmission system existing as of the Closing, unless such person or entity agrees to comply with the requirements of the Open Access Same Time Information System standard of conduct procedures developed by ITC and accepted by FERC pursuant to 18 C.F.R. Part 37.4 (2000), as amended from time to time, and any applicable successor standards of conduct.

5.20         Conversion of ITC to an LLC.  The Parties acknowledge and agree that at any time prior to Closing, Seller may, at its option, cause ITC to enter into a transaction or series of transactions resulting in ITC being reorganized as a limited liability company organized under Michigan law (the “LLC Conversion”); provided that such transaction shall be in form and substance reasonably satisfactory to Purchaser.  Seller shall keep Purchaser informed regarding the status of the LLC Conversion, including Seller’s obtaining of any required approvals or consents.  Notwithstanding the foregoing, in the event that any approval of any Governmental or Regulatory Authorities required in order for ITC to consummate the LLC Conversion is not obtained, or the LLC Conversion is not consummated, on or prior to the date that is three (3) Business Days after the date on which all of the Required Governmental Actions have occurred, the Parties acknowledge that the LLC Conversion shall not be effected.  To the extent the LLC Conversion is effected, the Parties shall enter into any amendments to this Agreement necessary to reflect the transfer of interests in a limited liability company rather than a transfer of shares in a corporation at the Closing.  If Seller effects the LLC Conversion, Purchaser shall have the option to effect the “Subsequent Conversion” (as defined in Section 8.1 hereof).  If Purchaser elects to effect the Subsequent Conversion, Purchaser shall use commercially reasonable efforts to mitigate the costs, expenses and other Damages covered by Seller’s indemnification obligations under clause (c) of Section 10.2 and clause (a)(ii) under Section 8.4 in connection with the Subsequent Conversion.  Upon consummation of the Subsequent Conversion, all references in this Agreement to “ITC” shall also be deemed to be references to the “Surviving Corporation” (as defined in Exhibit K).

5.21         Pending Rate Case.  Seller agrees that if ITC shall, before or after the Closing, become obligated to make any refund of any payments by transmission customers attributable to (or bear any cost, expense or obligation with respect to) the provision of transmission services at any time prior to the Closing as a result of the settlement or other resolution of FERC Docket No. ER02-1963-000, whether by FERC order or otherwise, Seller shall pay all such amounts on behalf of ITC as and when due (and shall expressly assume all such obligations from ITC and bear all such costs and expenses of ITC) and shall not charge ITC for any of the foregoing.  In no event shall Seller have any obligation under this Section 5.21 with respect to refunds of any payments attributable to the provision of transmission services by MISO, ITC (or any ITC Successor) or Purchaser after the Closing.  Further, Seller shall not, and shall not allow ITC to, agree to any settlement of such case in which ITC agrees to any obligations that would burden ITC after the Closing.

ARTICLE 6
CONDITIONS TO OBLIGATIONS OF PURCHASER

All of the obligations of Purchaser under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any of which may be waived by Purchaser in its sole discretion:

6.1           Representations and Warranties.  The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects as of the date hereof, and such representations and warranties shall be true and correct in all respects as of the Closing as if made at and as of such time, except in each case for (i) such failures to be true and correct that, individually or in the aggregate, would not constitute or result in a Material Adverse Effect (it being understood that, in determining the accuracy of such representations and warranties for purposes of this Section 6.1, all Material Adverse Effect and materiality qualifications contained in such representations and warranties shall be disregarded), and (ii) any representations and warranties which address matters as of a particular date (other than the date hereof), which representations and warranties shall have been true and correct in all respects (subject to the preceding clause (i)) as of such particular date.  The representations and warranties of Seller in Section 3.5 shall be true and correct in all respects as of the Closing as if made at and as of such time.

6.2           Performance of Covenants.  Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

6.3           Governmental Action.  The Required Governmental Actions shall have occurred and, subject to Section 5.5(d), none of such Required Governmental Actions shall require any modification to this Agreement or any transactions or agreements (including the Additional Agreements) contemplated hereby, impose any condition to the effectuation of the transactions contemplated hereby, or place any restrictions upon Purchaser, ITC or any of their Affiliates or the ownership or operation of ITC, the Business or the Transmission Assets, to the extent that any such modifications, conditions or restrictions are not contemplated by this Agreement and would, individually or in the aggregate, result in a material adverse effect upon Purchaser or ITC or Purchaser’s ownership or operation of ITC, the Business or the Transmission Assets after the Closing or the benefits of this Agreement and the transactions and agreements contemplated hereby to Purchaser or ITC.

6.4           No Injunctions.  No preliminary or permanent injunction or other order by any federal, state or local Governmental or Regulatory Authority which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect, and no action to obtain any such injunction or order shall have been filed and remain pending.

6.5           Opinion of Counsel.  Purchaser shall have received the opinion of each of Troutman Sanders LLP and Patrick B. Carey, counsels to Seller, dated the Closing Date, substantially in the form and to the effect of Exhibit G and Exhibit H attached hereto.

6.6           Financing.  Purchaser shall have obtained financing with respect to the transactions contemplated by this Agreement having terms comparable or superior to Purchaser to those set forth in the Commitment Letters, or otherwise reasonably satisfactory to Purchaser, in an amount equal to at least $303,000,000 (provided Purchaser has used commercially reasonable efforts to obtain such financing).

6.7           Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any changes, events, circumstances, or developments having, individually or in the aggregate, a material adverse effect on the business, prospects, financial condition or results of operations of ITC, taken as a whole.  Any change, event, circumstance, development or effect expressly contemplated by this Agreement or resulting from a breach of this Agreement by Purchaser shall not be considered in determining whether or not this condition has been satisfied.

6.8           Closing Certificate.  Purchaser shall have received a certificate of an officer of Seller, dated as of the Closing Date and in form and substance reasonably satisfactory to Purchaser, certifying to the fulfillment of the conditions set forth in Sections 6.1 and 6.2.

ARTICLE 7
CONDITIONS TO OBLIGATIONS OF SELLER

All of the obligations of Seller under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any of which may be waived by Seller in its sole discretion:

7.1           Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects as of the date hereof, and such representations and warranties shall be true and correct in all respects as of the Closing as if made at and as of such time, except in each case for (i) such failures to be true and correct that, individually or in the aggregate, would not constitute or result in a Purchaser Material Adverse Effect (it being understood that, in determining the accuracy of such representations and warranties for purposes of this Section 7.1, all Purchaser Material Adverse Effect and materiality qualifications contained in such representations and warranties shall be disregarded), and (ii) any representations and warranties which address matters as of a particular date (other than the date hereof), which representations and warranties shall have been true and correct in all respects (subject to the preceding clause (i)) as of such particular date.

7.2           Performance of Covenants.  Purchaser shall have fully performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

7.3           Governmental Action.  The Required Governmental Actions shall have occurred and, subject to Section 5.5(d), none of such Required Governmental Actions shall require any modification to this Agreement or any transactions or agreements (including the Additional Agreements) contemplated hereby, impose any condition to the effectuation of the transactions contemplated hereby, or place any restrictions upon Seller or any of its Affiliates or the ownership or operation of any of the assets, properties or businesses of Seller or any of its Affiliates, to the extent that any such modifications, conditions or restrictions are not contemplated by this Agreement and would, individually or in the aggregate, result in a material adverse effect upon Seller or any of its Affiliates, the benefits of this Agreement and the transactions and agreements contemplated hereby to Seller or any of its Affiliates or the ownership or operation of any of the assets, properties or businesses of Seller or any of its Affiliates.

7.4           MPSC.  The MPSC (a) shall not have issued an order, at any time prior to the date on which all Required Governmental Actions have occurred, that imposes or threatens to impose any condition, obligation or rate treatment on Seller or any of its subsidiaries (other than ITC) requiring any direct or indirect revenue or profit sharing or performance based split of the proceeds to Seller from the transactions contemplated by this Agreement which would have or reasonably would be expected to have a material adverse effect on the benefits to Seller of the transactions contemplated by this Agreement and (b) shall have issued an order which includes each of the findings set forth on Schedule 7.4.

7.5           No Injunctions.  No preliminary or permanent injunction or other order by any federal, state or local Governmental or Regulatory Authority which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect, and no action to obtain any such injunction or order shall have been filed and remain pending.

7.6           Opinion of Counsel.  Seller shall have received the opinion of each of Milbank, Tweed, Hadley & McCloy LLP and Dykema Gossett PLLC, counsels to Purchaser, dated the Closing Date, substantially in the form and to the effect of Exhibit I and Exhibit J attached hereto.

7.7           Closing Certificate.  Seller shall have received a certificate of an officer of Purchaser, dated as of the Closing Date and in form and substance reasonably satisfactory to Seller, certifying to the fulfillment of the conditions set forth in Sections 7.1 and 7.2.

ARTICLE 8
TAX MATTERS

8.1           Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliated Group” means (a) an affiliated group within the meaning of Section 1504(a) of the Code, or any similar group defined under a similar provision of state, local or foreign law, or (b) any group of persons that files an Income Tax Return, or is liable for the Income Taxes of each other, on an affiliated, consolidated, combined or unitary basis.

“Allocation Statement” means a written document which allocates the Purchase Price and liabilities of ITC among the assets of ITC in a manner mutually agreed upon by the Parties as provided in Section 8.5(g) herein.  The Allocation Statement shall also show the “adjusted grossed-up basis” amount (as determined under Treasury Regulation §1.338-5) and the “aggregate deemed sale price” (as determined under Treasury Regulation §1.338-4) with respect to the sale and purchase of the stock of ITC herein, and allocate such amounts among the assets of ITC pursuant to Treasury Regulations §1.338-6 and -7.

“Assessment Year” for purposes of property taxes shall mean the calendar year.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Income Tax” shall mean any federal, state, local, or foreign income tax (and, for the avoidance of all doubt, the Michigan Single Business Tax), including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Post-Closing Tax Period” means (i) any Tax period beginning after the Closing Date, and (ii) with respect to a Tax period that begins on or before the Closing Date and ends after the Closing Date, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date, and (ii) with respect to a Tax period that begins on or before the Closing Date and ends after the Closing Date, the portion of such Tax period ending on the Closing Date.

“Property Tax Period” means the twelve-month payment period for property taxes.  For purposes of this Agreement, each Property Tax Period is deemed to start on July 1 of the Assessment Year to which it relates and end on June 30 of the following year.

“Subsequent Conversion” shall mean the steps taken by Purchaser in connection with the reorganization of ITC (or any successor entity) into an entity treated as a corporation for state law purposes, all as set forth in Exhibit K.

“Tax” shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, rendition, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

8.2           Section 338(h)(10) Election.

(a)           Seller and Purchaser shall take all steps necessary to make a timely, effective and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction arising out of the purchase and sale of the Membership Interests pursuant to this Agreement (collectively, the “Section 338(h)(10) Election”), and to file such election in accordance with all applicable laws.

(b)           Provided the Parties agree on an Allocation Statement in the timely manner described in Section 8.5(g), the Section 338(h)(10) Election shall properly reflect such Allocation Statement, and Seller and Purchaser agree to act in accordance with such Allocation Statement in the preparation, filing and audit of any Tax Return relating to the Section 338(h)(10) Election.

(c)           Seller will pay any federal, state, local, domestic or foreign Tax attributable to the making of the
Section 338(h)(10) Election and will indemnify Purchaser and ITC against any Taxes arising out of any failure to pay such Tax.

8.3           Returns, Inclusions.

(a)           Seller will include the United States federal Income Tax items of ITC (including any deferred income triggered into income by Treasury Regulations §1.1502-13 and -14 and any excess loss accounts taken into income under Treasury Regulation §1.1502-19) on Seller’s consolidated United States federal Income Tax Returns for all periods through the Closing Date and pay any United States federal Income Taxes attributable to such income.  ITC (or any ITC Successor) will furnish Tax information to Seller for inclusion in Seller’s Income Tax Returns for the period which includes the Closing Date in accordance with ITC’s past custom and practice.  The United States federal Income Tax items of ITC will be allocated to either (i) the period up to and including the Closing Date or (ii) the period after the Closing Date by closing the books of ITC as of the end of the Closing Date.

(b)           Seller shall prepare (or cause to be prepared) and shall file (or cause to be filed) all Tax Returns for ITC for all Tax periods which end on or prior to the Closing Date whether or not filed or required to be filed after the Closing Date.  The Seller shall permit Purchaser to review and comment on each such Tax Return described in the preceding sentence (other than Tax Returns with respect to periods for which a consolidated, unitary or combined

Tax Return of Seller will include the operations of ITC) prior to filing.  Seller shall pay all Taxes of ITC with respect to such Tax periods, including any liability of ITC under Treasury Regulation Section 1.1502-6 or any comparable state, local or foreign law, or shall reimburse Purchaser within fifteen (15) days after payment by Purchaser or ITC of such Taxes.

(c)           Purchaser shall prepare (or cause to be prepared), in a manner consistent with past custom and practice, and shall file (or cause to be filed) all Tax Returns of ITC (or any ITC Successor) for Tax periods which begin before the Closing Date and end after the Closing Date.  Purchaser shall permit Seller to review and comment on each such Tax Return.  Seller shall pay to Purchaser within fifteen (15) days after the date on which Taxes are paid with respect to such Tax periods an amount equal to the portion of such Taxes which relates to the Pre-Closing Tax Period.  For these purposes, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the Pre-Closing Tax Period shall be determined in accordance with Section 8.4(c) of this Agreement.

8.4           Indemnification of Taxes.

(a)           (i)  Seller agrees to indemnify Purchaser and ITC for any Taxes owed directly or indirectly by ITC (including Taxes owed by Purchaser or ITC, as the case may be, due to this indemnification payment) with respect to any Pre-Closing Tax Period.

(ii)  If the LLC Conversion occurs, Seller agrees to indemnify Purchaser for the excess of (A) any Taxes (including any Taxes payable as a result of the loss or deferral of tax benefits) imposed on Purchaser, the entity (or any successor thereto) acquired by Purchaser or any of the assets directly or indirectly acquired by Purchaser resulting from the LLC Conversion or engaging in the Subsequent Conversion over (B) the Taxes that would have been payable if the LLC Conversion had not occurred and Purchaser acquired ITC in a transaction treated as an asset acquisition under Code Section 338(h)(10).  In the event of any dispute relating to Taxes for which an indemnity is claimed pursuant to this Section 8.4(a)(ii), the Parties shall negotiate in good faith to resolve such dispute.  Notwithstanding the above, the indemnity provided for in this Section 8.4(a)(ii) shall not apply with respect to any Taxes imposed solely as a result of (A) the incurrence, assumption or taking subject to by ITC or Surviving Corporation, of any liability, debt or obligation, other than any liability, debt or obligation incurred (1) in the ordinary course of business, (2) in connection with the purchase of ITC from Seller or (3) by operation of law in connection with the merger, (B) Purchaser’s transfer of any ownership interest in, or assets outside the ordinary course of business of, ITC or Surviving Corporation to any person other than ITC or Surviving Corporation, (C) the consideration issued to Purchaser in connection with the merger of ITC into Surviving Corporation being other than solely stock of Surviving Corporation (provided, that if Purchaser owns all the outstanding stock of ITC and Surviving Corporation, then no additional shares of Surviving Corporation need be issued to Purchaser) or (D) the merger agreement between ITC and Surviving Corporation being executed later than the date that is three (3) days after the Closing.  In the event the dispute cannot be resolved by the Parties, the dispute shall be referred to an accounting or law firm with expertise in federal income taxes which is mutually acceptable to the Parties for resolution.  The selected firm shall issue a written report which sets forth a final decision with respect to the disputed issue.  Fees and expenses of the firm shall be shared equally by Seller and Purchaser.

In the event of any dispute relating to Taxes for which an indemnity is claimed pursuant to this Section 8.4(a)(ii), the Parties shall negotiate in good faith to resolve such dispute.  In the event the dispute cannot be resolved by the Parties, the dispute shall be referred to a nationally recognized accounting or law firm which is mutually acceptable to the Parties for resolution.  The selected firm shall issue a written report which sets forth a final decision with respect to the disputed issue.  Fees and expenses of the firm shall be shared equally by Seller and Purchaser.

(b)           Purchaser agrees to indemnify Seller for any Taxes owed directly or indirectly by Seller (including Taxes owed by Seller due to this indemnification payment) resulting from any transaction not in the ordinary course of business, other than any transaction entered into or occurring as a result of the election to be made under Section 8.2 hereof, occurring on the Closing Date after Purchaser’s purchase of the Membership Interests.

(c)           For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to a Pre-Closing Tax Period shall (i) in the case of any Taxes, other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.  The portion of any credits relating to a Tax period that begins before and ends after the Closing Date shall be determined as though the relevant Tax period ended on and included the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of ITC and/or Seller.

(d)           Any payment pursuant to this Section shall be made not later than thirty (30) days after receipt by Seller or Purchaser, as the case may be, of written notice from Purchaser or Seller, as the case may be stating the amount due under this Section.  Any payment required to be made under this Section that is not made when due shall bear interest at the rate per annum determined, from time to time, under the provision, of Section 6621(a)(2) of the Code for each day until paid.

(e)           Any amount paid under this Section or Article 10 of this Agreement will be treated as an adjustment to the Purchase Price.

8.5           Other Covenants and Agreements.

(a)           Tax Sharing Agreements.  Any tax sharing agreement between Seller and ITC shall be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

(b)           Audits.  Purchaser and Seller shall jointly control any audits of Tax Returns of ITC (or any ITC Successor) that relate to tax periods that begin on or before the Closing Date and end after the Closing Date.  Seller shall control any audits of Tax Returns of

ITC that relate to tax periods that end on or before the Closing Date.  Each Party shall bear its own expense (including cost of counsel) in such audits.  Each Party shall be required to give the other party notice of such an audit within thirty (30) days after receiving notice of the audit from the applicable governmental or regulatory authority.  Purchaser shall not settle any such audit in a manner which would adversely affect Seller without the prior written consent of Seller.

(c)           Carrybacks.  Seller will immediately pay to Purchaser any Tax refund (or reduction in Tax liability) resulting from a carryback of a Post-Closing Tax Period Tax attribute of ITC (or any ITC Successor) into any Tax Return of an Affiliated Group of which a Seller is a member when such refund or reduction is realized by such Affiliated Group.  Seller will cooperate with ITC (or any ITC Successor) in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax Returns or refund claims. Purchaser agrees to indemnify Seller for any Taxes resulting from the disallowance of such Post-Closing Tax Period Tax attribute on audit or otherwise.  In all other cases, Purchaser will immediately pay to Seller the amount of any Tax refund, credit or reduction in Tax liability received by ITC (or any ITC Successor) or any of their Affiliates with respect to any Pre-Closing Tax Period, or with respect to the carry forward of a Tax attribute from a Pre-Closing Tax Period.

(d)           Post-Closing Elections.   At Seller’s request, Purchaser will cause ITC (or any ITC Successor) to make or join with Seller in making any Tax election if the making of such election does not have a material adverse impact on Purchaser or ITC (or any ITC Successor) for any Post-Closing Tax Period.

(e)           Cash Dividend to Seller.  Immediately prior to the Closing, Seller will cause ITC to pay Seller an aggregate amount equal to Seller’s good faith estimate of the cash and cash equivalents (including marketable securities and short term investments) of ITC as of the Closing.  Seller may cause ITC to make any such payment to it in the form of a dividend or a redemption.

(f)            Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, valued added, real property transfer Taxes and other such Taxes (other than any Income Tax on any gain resulting from the sale of ITC Membership Interests or the Section 338(h)(10) Election hereunder), and all conveyance fees, recording charges and other fees and charges, and any penalties and interest associated with such Taxes, fees and charges, incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be paid by Purchaser when due, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(g)           Allocation of Purchase Price.  The Parties agree that the Purchase Price and the liabilities of ITC (plus other relevant items) will be allocated among the assets of ITC for all purposes (including Tax and financial accounting purposes) as shown on an Allocation Statement to which the Parties mutually agree.  Purchaser shall prepare and deliver a proposed Allocation Statement to Seller within sixty (60) days after the Closing Date.  If Seller disagrees with the proposed Allocation Statement and such disagreement cannot be resolved within sixty (60)

days after delivery of the proposed Allocation Statement, this Section 8.5(g) shall have no further force or effect.

8.6           Cooperation on Tax Matters.

(a)           Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return (including any report required to be filed as a result of the transactions contemplated herein), any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and on a mutually convenient basis providing additional information and explanation of any material provided hereunder.  Seller shall retain all books and records with respect to Tax matters pertinent to ITC relating to any Pre-Closing Tax Period until all statutes of limitations applicable to the time period to which any particular books or records relate has expired.

(b)           Purchaser and Seller further agree, upon reasonable request, to seek to obtain any certificate or other document from any governmental authority or customer of ITC or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated herein), provided that the requesting Party bears all costs, including Taxes, arising out of such a request.

(c)           Purchaser and Seller further agree, upon reasonable request, to provide the other Party with information that either Party may be required to report pursuant to applicable law with respect to the transactions contemplated herein.

8.7           Property Taxes.  Notwithstanding any other provision of Article 8, this Section 8.7 applies to real and personal property Taxes, and to the extent there is any conflict between this Section 8.7 and any other provision of this Agreement, this Section 8.7 shall govern.

(a)           With respect to any Tax Returns relating to personal property taxes, Seller shall prepare (or cause to be prepared) and shall timely file (or cause to be filed) (or has already prepared and filed) all such Tax Returns relating to (i) the 2002 Assessment Year and (ii) the 2003 Assessment Year, whether or not filed or required to be filed after the Closing Date.  With respect to any Tax Returns relating to real property taxes, Seller shall prepare (or cause to be prepared) and shall timely file (or cause to be filed) (or has already prepared and filed) all such Tax Returns relating to the 2002 Assessment Year, whether or not filed or required to be filed after the Closing Date.  Seller shall pay the 2002 and 2003 real and personal property taxes imposed on the property or ITC (or any ITC Successor) on behalf of ITC (or any ITC Successor), as and to the extent provided for in this Section 8.7.

(b)           Purchaser agrees to indemnify Seller for those real and personal property taxes allocated to ITC (or any ITC Successor) and to Purchaser pursuant to this Section 8.7.  For the 2002 and 2003 Assessment Years, Seller shall notify Purchaser in writing of the amount of such Taxes due to Seller under this Section 8.7.  Notice shall be given on a semi-annual basis, at least 15 (fifteen) days prior to February 15 and September 15.  Purchaser shall pay by wire transfer in immediately available funds the amount requested at least five (5) days before the date to which the request relates.  If necessary, Seller shall notify Purchaser in writing of the amount of any additional payment by Purchaser (or payment back to Purchaser) as a result of any adjustment or true up of such Taxes paid, which payment shall be made by Purchaser or Seller, as the case may be, by wire transfer in immediately available funds within fifteen (15) days after receipt of such notice.  Any such Taxes paid by Seller (or its Affiliates) shall, for income Tax purposes, be treated as paid on behalf of ITC (or any ITC Successor) or Purchaser, and not as a purchase price adjustment.  Any payment required to be made under this Section that is not made when due shall bear interest for each day until paid at the rate of 1.5% per month.  The Parties acknowledge and agree that neither ITC (nor any ITC Successor) nor Purchaser shall dispute, contest or litigate any matter with respect to this Section 8.7 unless and until ITC (or any ITC Successor) or Purchaser have made all the payments requested by Seller pursuant to this Section 8.7.  With respect to real property taxes, if Seller receives real property tax bills for any real property of ITC (or any ITC Successor) that are issued in the name of ITC (or any ITC Successor), then Seller can elect, instead of requesting payment from Purchaser and paying such bills as agent for ITC (or any ITC Successor), to timely forward such bills to ITC (or any ITC Successor) after receipt and in no case later than fifteen (15) days prior to the date such Taxes are due and payable.  ITC (or any ITC Successor) shall be liable for such real property Taxes to the extent allocable to Post-Closing Tax Periods in accordance with this Section 8.7, and ITC (or any ITC Successor) and Purchaser shall indemnify Seller for any Taxes to the extent of any failure on the part of ITC (or any ITC Successor) or Purchaser to fail to timely pay such bills.

(c)           The real property Taxes allocated to ITC (or any ITC Successor) shall be those relating to real property owned by ITC on the Closing Date.  The personal property Taxes allocated to ITC shall be determined as follows:

(i)            The personal property Taxes paid (or to be paid) by Seller (or an Affiliate) relating to the 2002 Assessment Year (the “2002 Personal Property Taxes”) relating to the personal property of ITC (or any ITC Successor) and Detroit Edison with respect to personal property located in Michigan shall be allocated to ITC (or any ITC Successor) by multiplying (A) the 2002 Personal Property Taxes by (B) the 2002 Factor.  The “2002 Factor” shall be a fraction, the numerator of which shall be the taxable value of ITC’s personal property as of December 31, 2001, as shown on Schedule 8.7, a copy of which is attached to this Agreement and which is hereby incorporated by reference as if set out in full, and the denominator of which shall be the sum of the numerator and the taxable value of the personal property of Detroit Edison as of December 31, 2001, as shown on Schedule 8.7.

(ii)           The personal property Taxes paid (or to be paid) by Seller (or an Affiliate) relating to the 2003 Assessment Year (the “2003 Personal Property Taxes”) relating to the personal property taxes of ITC (or any ITC Successor) and Detroit Edison with respect to personal property located in Michigan shall be allocated to ITC (or any ITC Successor) by multiplying (A) the 2003 Personal Property Taxes by (B) the 2003 Factor.  The “2003 Factor” shall be a fraction, the numerator of which shall be the taxable value of ITC’s personal property as of December 31, 2002, computed by Seller in the same fashion as the 2002 ITC Personal Property Taxes, in accordance with Schedule 8.7, as adjusted for additions and retirements of ITC personal property, and the denominator of which shall be the sum of the numerator and the taxable value of the personal property of Detroit Edison as of December 31, 2002, as computed by Seller in the same fashion as the 2002 ITC Personal Property Taxes, in accordance with Schedule 8.7, as adjusted for additions and retirements of the personal property of Detroit Edison.

(iii)          In the event of any dispute relating to the Seller’s computation of the portion of the 2002 Personal Property Taxes or the 2003 Personal Property Taxes allocated to ITC (or any ITC Successor) under Section 8.7(c)(i) or 8.7(c)(ii), the Parties shall negotiate in good faith to resolve such dispute.  In the event the dispute cannot be resolved by the Parties, the dispute shall be referred to an accounting or law firm which is mutually acceptable to the Parties for resolution.  Such firm shall issue a written report which sets forth a final decision with respect to the disputed issue.  Fees and expenses of such firm shall be shared equally by Seller and Purchaser.

(iv)          For purposes of this Section 8.7(c), “personal property” shall mean property subject to personal property Tax.

(d)           The real and personal property Taxes allocated to ITC (or any ITC Successor) pursuant to the foregoing sentences shall be allocated to Purchaser for any Property Tax Period by multiplying (x) the amount of such Taxes for the entire Property Tax Period by (y) a fraction, the numerator of which is the number of days in the Property Tax Period beginning after the Closing Date and the denominator of which is the number of days in the entire Property Tax Period.

(e)           Seller and/or certain of its Affiliates are currently engaged in litigation and appeals with certain municipalities and other Governmental or Regulatory Authorities in the State of Michigan regarding real and personal property Tax assessments levied against property owned by Seller and/or certain of its Affiliates, including without limitation certain real and personal property transferred to ITC in connection with the Separation (the “Transferred Property”).  Without limiting any other provisions of this Article 8, Purchaser and Seller agree that (i) Seller will be responsible for and will pay the appropriate Tax authorities and indemnify Purchaser and ITC (or any ITC Successor) against any and all property Taxes with respect to property acquired by Purchaser pursuant to this Agreement, to the extent such Taxes relate to Pre-Closing Tax Periods, (ii) Seller and its Affiliates (other than ITC) shall be entitled to and shall retain all benefits (including, without limitation, all Tax rebates, refunds or credits) related to the Transferred Property for all Pre-Closing Tax Periods, including, without limitation, any and all such benefits which are realized or received after the Closing (collectively, the “Property Tax Benefits”), and (iii) Purchaser will immediately pay or cause to be paid to Seller the amount of any Property Tax Benefit received by ITC (or any ITC Successor) or any of its Affiliates after the Closing.  Notwithstanding anything else set forth herein to the contrary, Seller shall control the prosecution and settlement of any and all litigation related to or arising out of any real or personal property Taxes levied against property owned by Seller or any of its Affiliates, including the Transferred Property, with respect to Assessment Years ending on or before the Closing Date and any Assessment Years which include the Closing Date, and shall bear its own expense (including cost of counsel) in connection with such litigation, provided that Seller shall not settle any such action without Purchaser’s consent if such settlement could reasonably be expected to adversely affect Purchaser or ITC (or any ITC Successor).

ARTICLE 9
EMPLOYEE MATTERS

9.1           Hiring of Employees.  As soon as practicable after the date of the signing of this Agreement, Purchaser shall offer employment with ITC, to be effective as of the Closing Date, to up to fifty-eight (58) employees of Seller, including those set forth on Schedule 9.1 and such other employees as the Parties to this Agreement shall mutually agree prior to the Closing Date (the “Available Employees”).  Any Available Employee who accepts Purchaser’s offer of employment on or before the Closing Date shall become an employee of ITC, effective as of the Closing Date.  Any Available Employee who is not actively at work on the Closing Date and who has not accepted Purchaser’s offer of employment on or before the Closing Date but who, within the first ninety (90) days after the Closing Date, accepts Purchaser’s offer of employment, shall become an employee of ITC as of the date such employee commences employment with ITC.  Any Available Employee who accepts Purchaser’s offer of employment (either prior to the Closing Date or pursuant to the foregoing sentence) in accordance with this Section 9.1 shall be referred to as a “Transferred Employee”.  Nothing in this Agreement shall limit or restrict Purchaser’s or ITC’s right to terminate any Transferred Employee at any time for any reason.

9.2           Compensation and Benefits.

(a)           For a period of at least thirty (30) months following the Closing Date, Purchaser shall, or shall cause ITC to, provide the Transferred Employees with base salary, vacation, employee benefits (including welfare and pension benefits and fringe benefits), annual bonus and other incentive opportunities that are, in the aggregate, substantially comparable to those provided under the Seller Plans to the Transferred Employees immediately prior to the Closing Date (all such arrangements provided by ITC, the “ITC Plans”).

(b)           Annual Bonuses.  In the event that the Closing Date occurs during 2003, (excluding those individuals set forth on Schedule 9.2(b), the “Excluded Employees”) in accordance with the terms and conditions of the Rewarding Employees Plan and the Annual Incentive Plan, as applicable, except as modified below:

(i)            As soon as practicable after the Closing Date (but in no event later than thirty (30) days after the Closing Date), Seller shall pay to each Transferred Employee a bonus equal to the product of (x) such Transferred Employee’s target annual bonus for 2003 (as established in accordance with Seller’s annual incentive plan in which each such employee participates as of the date hereof (the “Bonus Plan”), consistent with past practice), multiplied by (y) a fraction, the numerator of which shall be the number of days elapsed from January 1, 2003 until the Closing Date and the denominator of which shall be 365; and

(ii)           Seller shall, in addition to paying the bonus as provided in clause (i) above, pay to each Transferred Employee the annual bonus each such employee actually earned under the Bonus Plan in respect of the 2002 calendar year (the “2002 Bonuses”); provided, however, that the Transferred Employees shall be entitled to receive their 2002 Bonuses without regard to any requirement that may exist under the Bonus Plan that such employees be employed by Seller on the date the 2002 Bonuses are otherwise payable in order to receive such bonuses. Seller shall pay the 2002 Bonuses to the Transferred Employees on the

Closing Date (or, if later, within thirty days after the calculation of the bonus actually earned by each Transferred Employee), in accordance with past practice and at such time as 2002 Bonuses are otherwise payable to the employees of Seller.

Notwithstanding anything set forth above to the contrary, if the Closing Date occurs in 2004, the same procedure as set forth in clause (i) above shall be used substituting “2004” for “2003” where it appears therein and clause (ii) shall be applied substituting “2003” for “2002” where it appears therein.

(c)           Active Welfare Plans.

(i)            For the period commencing on the Closing Date and ending no later than December 31, 2003 (the “COBRA Reimbursement Period”), Seller shall allow the Transferred Employees (and their respective dependents) to continue to participate in the same Seller Plans that provide medical, dental, prescription drugs and vision insurance in which the Transferred Employees participated immediately prior to the Closing Date (the “Health Plans”) in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); provided, however, that the Transferred Employees (and their respective dependents) may cease to participate in any or all such plans, and the COBRA Reimbursement Period shall end, at such time(s) as the Purchaser has established and offered coverage to the Transferred Employees (and their respective dependents) under plans that are substantially comparable to the Health Plans (the “Purchaser Welfare Plans”).

(ii)           To reimburse Seller for the costs associated with the Transferred Employees (and their respective dependents) continuing to participate in the Health Plans, Purchaser shall pay to Seller an amount equal to the product of (x) the Monthly COBRA Rate (as defined below) and (y) the number of Transferred Employees who participate in the Health Plans during any given calendar month during the COBRA Reimbursement Period (the “Health Plan Reimbursement”).  Seller acknowledges and agrees that the Health Plan Reimbursement shall be paid by Purchaser or ITC monthly in arrears on behalf and in lieu of the Transferred Employees who participate in the Health Plans during the COBRA Reimbursement Period.  For purposes of this Section 9(c), the “Monthly COBRA Rate” shall mean the “applicable premium” (as defined in Section 604 of ERISA) that Seller would require each Transferred Employee (whether electing single, employee plus child(ren), employee plus spouse or family coverage) who experienced a qualifying event under COBRA to pay in respect of each calendar month to maintain continuation coverage under the Health Plans.

(iii)          As soon as reasonably practicable following the expiration of the COBRA Reimbursement Period and a reasonable claims runoff period, Seller shall provide to Purchaser a comprehensive and detailed list of all costs incurred by Seller under the self-insured Health Plans only in connection with the Transferred Employees’ participation in such self-insured Health Plans, together with the premiums paid by Seller for all benefit coverage provided to the Transferred Employees under the Health Plans (whether self-insured or insured by a third-party insurance company) during the COBRA Reimbursement Period.  Purchaser shall thereafter promptly review such list and Seller shall cooperate with Purchaser in connection with such review (including, without limitation, providing any supporting documentation of such costs, subject to current federal law including, without limitation, HIPAA confidentiality requirements).  Upon the agreement, which shall not be unreasonably withheld, by the Seller and Purchaser of the contents of such list: (x) in the event that the total amount of the Health Plan Reimbursement payments exceeds the total costs on such list, then the Seller shall pay to the Purchaser, within thirty (30) days after such agreement, any such excess amount, and (y) in the event that the total costs on such list exceed the total amount of the Health Plan Reimbursement payments, then the Purchaser shall pay to the Seller, within thirty (30) days after such agreement, any such excess; provided, however, that in no event shall the Purchaser be obligated to pay the Seller more than $1 million (less the total amount of the Health Plan Reimbursement payments) from the Closing Date through the expiration of the COBRA Reimbursement Period.  Notwithstanding anything set forth herein, in the event Purchaser disputes the inclusion or amount of any item on such list, Purchaser shall notify Seller in writing of such dispute. In the event of a good faith dispute between Seller and Purchaser that is, and which remains unresolved for thirty (30) days, the chief financial officers of Seller and Purchaser shall endeavor in good faith to resolve the issue.

(iv)          As soon as practicable after the Closing Date, Seller shall provide Purchaser with written notice of the amount withheld from the payroll of each of the Transferred Employees, at their election, and contributed, as of the Closing Date (or, if later, the date the Transferred Employee commences employment with ITC), into the Seller Plans that are Health Care and Dependent Care Reimbursement Plans (the “Seller FSA Plans”) (the “FSA Liability”).  Also effective as of the Closing Date, Purchaser shall cause ITC to (x) establish, and allow the Transferred Employees to participate in, an ITC Plan for the 2003 calendar year that is substantially comparable to the Seller FSA Plans and (y) credit the amount of the corresponding FSA Liability under such ITC Plan for the benefit of each such Transferred Employee who participates in such ITC Plan.

(v)           Effective as of the Closing Date, Purchaser shall establish accidental death and dismemberment insurance, life insurance, adoption assistance and educational assistance, and long-term and short-term disability plans that are substantially comparable to the corresponding Seller Plans for the benefit of the Transferred Employees.

(d)           Retiree Welfare Plans.

ITC shall (other than solely with respect to retiree medical insurance benefits for the Excluded Employee designated as “Employee 1” set forth on Schedule 9.2(b),), (i) assume the liability of Seller to provide retiree medical and life insurance benefits to the Transferred Employees under the Seller Plans that provide for retiree medical and life insurance benefits (the “Seller Retiree Plans”) and (ii) establish retiree medical and life insurance plans for the benefit of the Transferred Employees, which plans shall provide retiree medical and life insurance benefits substantially comparable to those provided under the Seller Retiree Plans as of the Closing Date (although Seller hereby acknowledges and agrees that the fact that ITC may not be able to offer all the insurance carrier selections provided under the Seller Retiree Welfare Plans shall not constitute a breach by Purchaser or ITC of the covenant to provide benefits in accordance with Section 9.2(a) or otherwise under this Section 9.2(d)).  For purposes of this Agreement, the amount of such liability to be assumed by ITC hereunder shall be equal to the “accumulated postretirement benefit obligation” under the Seller Retiree Plan with respect to the Transferred Employees as of the Closing Date (or, if later, the date any Transferred Employee commences employment with ITC) (the “Retiree Welfare Liabilities”).  Subject to Section 9.2(k) of this Agreement, the Retiree Welfare Liabilities shall be calculated by an enrolled actuary of Seller (“Seller’s Actuary”) using the assumptions set forth on Schedule 9.2(d).

(e)           Qualified Defined Benefit Plans.

(i)            Effective as of the Closing Date, Purchaser shall establish a qualified defined benefit plan (the “Purchaser DB Plan”) for the benefit of the Transferred Employees which will provide substantially comparable benefits to those provided under the DTE Energy Company Retirement Plan (whether such employees participate in the traditional final-average pay defined benefit portion of such plan or the cash balance portion of such plan) (the “Seller DB Plan”) that provides an immediately vested defined benefit, as accrued through the Closing Date (or, if later, the date any Transferred Employee commences employment with ITC), to the Transferred Employees participating in the Seller DB Plan immediately prior to the Closing Date in respect of whom assets and liabilities are transferred in accordance with this Section 9.2(e).  Effective as of the Initial Transfer Date (as hereinafter defined) (or the True-Up Date (as hereinafter defined), as applicable) and contingent upon the transfer of the Initial Transfer Amount (as described in paragraph (ii) below) (or the True-Up Amount (as described in paragraph (iii) below), as applicable) to the Purchaser DB Plan, Purchaser shall assume all liabilities of the Seller with respect to Transferred Employees under the Seller DB Plan (whether such employees participated in the traditional final-average pay defined benefit portion of such plan or the cash balance portion of such plan).

(ii)           Within 30 days after the Closing Date, or if later, 20 days following the date on which Seller has been provided evidence reasonably satisfactory to it that Purchaser has established a trust (or trusts) to hold the assets of the Seller DB Plans that is qualified under Section 501 of the Code and that the Purchaser DB Plan is qualified under Section 401(a) of the Code (“Initial Transfer Date”), Seller shall cause the trust holding the assets of the Seller DB Plan to make an initial transfer of assets in cash equal to the Initial Transfer Amount (as hereinafter defined).  In addition, prior to the Initial Transfer Date, Seller shall provide Purchaser with evidence reasonably satisfactory to Purchaser that the Seller DB Plan remains qualified under Section 401(a) of the Code and that the trust holding the assets of the Seller DB Plan remains qualified under Section 501 of the Code.  For purposes of this Section 9.2(e), the “Initial Transfer Amount” shall be equal to the sum of (A) the greater of (x) the projected benefit obligation under the Seller DB Plan in respect of the Available Employees who become Transferred Employees (whether such employees participate in the traditional final-average pay defined benefit portion of such plan or the cash balance portion of such plan), calculated as of the Closing Date (the “Initial PBO”) and (y) the amount required to be transferred hereunder pursuant to Section 414(l) of the Code and any regulations promulgated thereunder (as certified by the Seller’s Actuary), plus (B) interest accruing from the Closing Date through the Initial Transfer Date on the Initial Transfer Amount using the rate paid on a 90-day Treasury Bill on the auction date coincident with or immediately preceding the Closing Date, minus (C) any payments made to or in respect of the Transferred Employees from the Seller DB Plan for whom the Initial PBO is being calculated (including any distributions of the cash balance portion of the Seller DB Plan that are made to Transferred Employees who elect to receive such distributions in accordance with the terms of the Seller DB Plan).  Subject to Section 9.2(k) of this Agreement, the Initial PBO shall be calculated by Seller’s Actuary using the assumptions set forth on Schedule 9.2(e).  For purposes of this paragraph, “evidence reasonably satisfactory” to a Party of a plan’s qualification under Section 401(a) of the Code and a corresponding trust’s qualification under Section 501(a) of the Code shall include a favorable determination letter from the Internal Revenue Service as to such status, as the plan and trust are currently in effect (including any required changes thereto), or (if no such letter has been requested or received), an opinion of counsel, which states that such plan and trust in form comply with the applicable requirements of the Code and a commitment that the Party will make any changes required by the Internal Revenue Service to receive a favorable determination letter.

(iii)          Within ninety (90) days after the Initial Transfer Date (the “True-Up Date”), Seller shall, if necessary, cause a second transfer to be made in cash of the “True-Up Amount.”  The True-Up Amount shall be equal to the sum of (A) the greater of (x) the projected benefit obligation under the Seller DB Plan in respect of the Available Employees who become Transferred Employees within ninety (90) days after the Closing Date, if any (whether such employees participate in the traditional final-average pay defined benefit portion of such plan or the cash balance portion of such plan), calculated as of such Transferred Employees’ last day of employment with Seller (the “True-Up PBO”) and (y) the amount required to be transferred hereunder pursuant to Section 414(l) of the Code and any regulations promulgated thereunder (as certified by the Seller’s Actuary), plus (B) interest accruing from such Transferred Employees’ last day of employment with Seller through the Second Transfer Date on the True-Up Amount using the rate paid on a 90-day Treasury Bill on the auction date coincident with or immediately preceding the Closing Date, minus (C) any payments (including any distributions of the cash balance portion of the Seller DB Plan that are made to Transferred Employees who elect to receive such distributions in accordance with the terms of the Seller DB Plan) made to or in respect of the Transferred Employees from the Seller DB Plan for whom the True-Up PBO is being calculated.  The True-Up Amount shall be transferred in cash no later than thirty (30) days after the True-Up Date (such final transfer date, the “Second Transfer Date”). Subject to Section 9.2(k) of this Agreement, the True-Up PBO shall be calculated by Seller’s Actuary using the assumptions set forth on Schedule 9.2(e).

(iv)          Unless the Parties agree otherwise, all transfers provided for under this Section 9.2(e) shall occur on the last business day of a month.  Subject to Section 9.2(k) of this Agreement, all determinations of the Initial PBO, Initial Transfer Amount, True-Up PBO, True-Up Amount, shall be calculated by Seller’s Actuary.

(f)            Qualified Defined Contribution Plan.

(i)            Effective as of the Closing Date, Purchaser shall, or shall cause ITC to, establish a defined contribution plan (the “Purchaser Savings Plan”) providing benefits to the Transferred Employees substantially comparable to those provided to them pursuant to the Seller Savings and Stock Ownership Plan (the “Seller Savings Plan”).

(ii)           As soon as practicable after the Closing Date, but in no event later than ninety (90) days after the Closing Date (the “Savings Transfer Date”), Seller shall cause to be transferred to the Purchaser Savings Plan assets (including promissory notes evidencing loans from the Seller Savings Plans to Transferred Employees) representing the account balances of all Transferred Employees under the Seller Savings Plan, which shall reflect (x) the earnings, gains and losses on such account balances attributable to the period from the Closing Date to the Savings Transfer Date and (y) any benefit or withdrawal payments made to or in respect of the Transferred Employees from the Closing Date to the Savings Transfer Date under the Seller Savings Plan.

(iii)          In implementing this Section 9.2(f), Purchaser acknowledges and agrees that the assets so transferred may include shares of DTE Stock held as of the Closing Date, as well as any subsequent dividends due from the Seller Savings Plan qualified trust, in accounts for the benefit of Transferred Employees under that investment option under the Seller Savings Plans.

(g)           Equity Awards and Deferred Compensation Plan.

(i)            Seller shall take all actions reasonably necessary, for each Transferred Employee (other than the Excluded Employees) who provides his or her consent, to cause all options on DTE Stock (whether vested or unvested) held by such Transferred Employees under the Seller Plan immediately prior to the Closing Date (or, if later, the date the Transferred Employee commences employment with ITC) (the “Options”) to terminate effective as of the Closing Date (or, if later, the date the Transferred Employee commences employment with ITC).  For purposes of this Agreement, the term “Incentive Compensation Liability” shall mean the excess, if any, of the aggregate fair market value, as of the Closing Date (or, if later, the date any Transferred Employee commences employment with ITC), of the DTE Stock underlying the Options over the aggregate exercise price of such Options.  Purchaser shall, or shall cause ITC (or its Affiliates) to, establish an equity award program that is substantially comparable to the corresponding Seller Plan and that provides 100% vested awards denominated or related to the equity of the Purchaser or ITC (such plan, the “ITC Equity Plan”), which provides the applicable Transferred Employees (other than the Excluded Employees) an aggregate fair value that is not less than the Incentive Compensation Liability.

(ii)           With respect to the Excluded Employee designated as “Employee 1” set forth on Schedule 9.2(b) (the “Deferred Comp Participant”) who participated in the Seller Executive Deferred Compensation Plan and the related deferred compensation pension make-up arrangement (such plan and arrangement together, the “Deferred Comp Plans”), (A) the Purchaser shall establish deferred compensation plans for the benefit of the Deferred Comp Participant that are substantially comparable to the Deferred Comp Plans (unless the Deferred Comp Participant and the Purchaser otherwise agree), and (B) Purchaser shall, as of the Closing, assume (and Purchaser shall thereafter perform and discharge in accordance with their terms) all then outstanding liabilities of Seller and its Affiliates for any benefits the Deferred Comp Participant had accrued under the Deferred Comp Plans through the Closing Date (the “Deferred Comp Liability”).

(h)           Accrued Vacation.  As soon as practicable after the Closing Date, Seller shall pay to each Transferred Employee an amount equal to such employee’s accrued vacation (as calculated under the vacation Seller Plan).  Effective as of the Closing Date, Purchaser shall, or shall cause ITC to, establish a vacation plan that is substantially comparable to that maintained by the Seller on the Closing Date.  With respect to the calendar year in which the Closing Date occurs, the Purchaser shall cause ITC to give Transferred Employees credit for their years of service for determining their vacation, prorated from January 1 of the calendar year in which the Closing Date occurs through the Closing Date (or, if later, the date any Transferred Employee commences employment with ITC).

(i)            Severance Protection.  For a period of not less than 30 months after the Closing Date, Purchaser shall, or shall cause ITC to, maintain a severance plan providing severance benefits to Transferred Employees who are terminated without “cause” (as reasonably determined by Purchaser) substantially comparable to those provided under the Seller’s Severance Allowance Plan (as effective October 1, 2002), subject to any limitations, obligations or duties to which they would have been bound under such Seller Plan.

(j)            Cooperation.  To the extent permitted by law, all personnel records and other data maintained by Seller and its Affiliates regarding the Transferred Employee shall be delivered as soon as practicable after the Closing Date to Purchaser.  In addition, Seller shall use its commercially reasonable efforts to assist Purchaser in (i) establishing any benefit plans that Purchaser is required to cause ITC to establish pursuant to this Article 9, (ii) contacting Seller’s insurance and other employee benefit providers and requesting premiums and coverage rates that are similar to those paid by Seller and (iii) any other related process or actions as Purchaser may reasonably request in connection with its or ITC’s efforts to meet its obligations (or ITC’s obligations) under this Article 9.

(k)           Dispute Resolution. As indicated above, Seller’s Actuary shall calculate all amounts required to be determined under Section 9.2(d) and Section 9.2(e).  Seller shall provide an enrolled actuary of Purchaser (“Purchaser’s Actuary”) with all information reasonably requested by Purchaser’s Actuary to review any such calculations solely to verify that such amounts have been calculated correctly in accordance with the actuarial assumptions and methods set forth in Schedule 9.2(d) and Schedule 9.2(e), respectively.  In the event of a good faith dispute between Seller’s Actuary and Purchaser’s Actuary regarding either such set of calculations, wherein the amount in dispute is less than $50,000, the amounts as determined by the Seller’s Actuary shall be conclusive.  In the event of any such dispute wherein the amount in dispute is greater than $50,000, which dispute remains unresolved for thirty (30) days, the chief financial officers of each of Seller and Purchaser shall endeavor in good faith to resolve the issue.  Should such chief financial officers be unable to resolve the issue within sixty (60) days, the Seller and Purchaser shall select and appoint a third actuary who is mutually satisfactory to the Parties hereto.  The decision of such third party actuary shall be rendered within 30 days and shall be conclusive as to any dispute for which it was appointed.  The cost of such third party actuary shall be divided equally between the Seller and Purchaser.  Each Party shall be responsible for the costs of its own actuary.

(l)            Service Credit.  Periods of employment with Seller and its Affiliates for which credit was given under the Seller Plans shall be taken into account for all purposes (including, without limitation, eligibility, vesting, benefit accrual and benefit level, but not for purposes of accrual of absence bank time) to the same extent they were taken into account under the Sellers Plan; provided, however, that in no event shall the Transferred Employees be entitled to any credit for service to the extent that it would result in a duplication of benefits with respect to the same period of service, unless otherwise agreed to by Purchaser.

(m)          Seller Acknowledgement of Differences in Benefits.  Seller acknowledges and agrees that the fact that the ITC Plans will not provide the Transferred Employees with the opportunity to acquire DTE Stock (either as a continuing, active investment option in the Purchaser Savings Plan or in the form of equity compensation awards or otherwise) shall not constitute a breach by Purchaser or ITC of the covenants set forth in Section 9.2(a), Section 9.2(f)(i) or Section 9.2(g).

ARTICLE 10
INDEMNIFICATION

10.1         Survival of Representations and Warranties.  The representations, warranties, covenants and agreements of Seller and Purchaser contained in this Agreement (and the indemnification obligations of the Parties with respect thereto) will survive the Closing (a) indefinitely with respect to the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.5, 3.6(a), 3.14, 4.1, 4.2, 4.3, 4.5 and 4.6; (b) until sixty (60) days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to the representations, warranties, covenants and agreements set forth in Section 3.15 and Articles 8 and 9; (c) until the earlier of (i) four years from the Closing or (ii) sixty days after the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) with respect to “Third Party Claims” (as defined in Section 10.4(a)) arising from or related to any breach of the representations and warranties set forth in any of clauses (a) through (f) of Section 3.13; (d) for a period of eighteen months following the Closing Date in the case of all other representations and warranties set forth in Articles 3 and 4 (including Section 3.13 (except in the case of any Third Party Claims arising from or related to any breach of any of the representations and warranties set forth in clauses (a) through (f) of Section 3.13)) and all covenants and agreements (or applicable portions thereof) set forth in this Agreement that by their terms are to be performed at or prior to the Closing; and (e) with respect to all other covenants and agreements set forth in this Agreement, until sixty (60) days following the last date on which such covenant or agreement is, by its terms, to be performed or, if no such date is specified, indefinitely; provided that any representation, warranty, covenant or agreement (and the indemnification obligations of the Parties with respect thereto) that would otherwise terminate in accordance with clause (b), (c), (d) or (e) above will continue to survive if a notice for indemnification (including indemnification for Third Party Claims) shall have been timely given under Article 10 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article 10.

10.2         Indemnification Provisions for Benefit of Purchaser.  Subject to the terms and conditions of this Article 10, and provided that Purchaser makes a written claim for indemnification against Seller prior to the expiration of any applicable survival period set forth in Section 10.1, Seller agrees to indemnify, defend and hold harmless Purchaser and its Affiliates from and against all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses (collectively, “Damages”) incurred or suffered by Purchaser or any of its Affiliates and (a) caused by any breach by Seller of any of its representations and warranties, covenants or agreements set forth herein, (b) arising out of or related to the LLC Conversion, (c) directly resulting from the Subsequent Conversion (not including Damages arising out of or related to any defects caused by Purchaser or its Affiliates in the consummation of the Subsequent Conversion and not including Damages to the extent resulting from any matters set forth in the third sentence of Section 8.4(a)(ii)), (d) arising out of or related to any of the events, conditions or occurrences listed on Schedule 10.2 in connection with any Environmental Claims or under any Environmental Law, (e) arising out of or related to any facts or events occurring on or prior to the Closing Date in connection with the Seller Plans (the “Indemnified Seller Plan Claims”) or (f) arising out of or related to the failure by Seller to transfer, or cause to be transferred or reissued, to ITC prior to the Closing any Environmental Authorization required under Environmental Law for the operation of the Business which is held by Seller or one of its Affiliates (other than ITC).  Notwithstanding anything else set forth herein to the contrary, (i) for purposes of this Article 10 only, all Material Adverse Effect and materiality qualifications contained in Seller’s representations and warranties shall be disregarded in determining breaches or defaults of such representations and warranties, (ii) as between the Parties, Purchaser and its Affiliates will not be entitled to any punitive damages resulting from or arising out of any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement (except to the extent paid to a third party), (iii) Seller shall not have any obligation to indemnify Purchaser and its Affiliates from and against any Damages caused by the breach of any representation or warranty of Seller contained in Article 3 of this Agreement (A) with respect to any item or series of related items unless, in the reasonable estimate of Purchaser, the amount of Damages in respect of such item or items, in the aggregate, is in excess of $100,000 (a “Seller Qualifying Claim”), (B) unless and until Purchaser and its Affiliates have suffered Damages arising from (1) Seller Qualifying Claims by reason of all such breaches and (2) Indemnified Seller Plan Claims, in the aggregate, in excess of $7,500,000 (the “Deductible”) (after which point Seller will be obligated to indemnify Purchaser and its Affiliates only to the extent of such Damages in excess of the Deductible) and (C) with respect to the breach of any representations or warranties contained in Section 3.19(d), unless such Damages arise out of or relate to Third Party Claims, (iv) Seller shall not have any obligation to indemnify Purchaser and its Affiliates under clause (e) of this Section from and against any Damages unless and until Purchaser and its Affiliates have suffered Damages arising from (1) Seller Qualifying Claims and (2) Indemnified Seller Plan Claims, in the aggregate, in excess of the Deductible (after which point Seller will be obligated to indemnify Purchaser and its Affiliates only to the extent of such Damages in excess of the Deductible) and (v) in no event shall the aggregate liability of Seller under this Article 10 for all Damages (1) incurred or suffered by Purchaser and its Affiliates arising from all breaches of the representations and warranties of Seller contained in Article 3 of this Agreement or (2) in respect of Indemnified Seller Plan Claims, in the aggregate, exceed 15% of the Purchase Price; provided, however that the foregoing limitation in clause (v) shall not apply to Seller’s obligations in respect of any breaches of the representations and warranties of Seller contained in any of Sections 3.1, 3.2, 3.3, 3.5, 3.6(a), 3.14 and 3.22.

10.3         Indemnification Provisions for Benefit of Seller.  Subject to the terms and conditions of this Article 10, and provided that Seller makes a written claim for indemnification against Purchaser prior to the expiration of any applicable survival period set forth in Section 10.1,

Purchaser agrees to indemnify, defend and hold harmless Seller and its Affiliates from and against any and all Damages incurred or suffered by Seller or any of its Affiliates and (a) caused by any breach by Purchaser of any of its representations, warranties, covenants or agreements set forth herein or (b) arising out of or related to any facts or events occurring following the Closing Date in connection with the ITC Plans (other than any Damages arising out of or related to any severance plan, program or arrangement of Seller or any of its Affiliates with respect to the employment of any Transferred Employees while employed by Seller or any of its Affiliates or other severance-related claims arising principally on account of actions or inactions of Seller or any of its Affiliates) (the “Indemnified ITC Plan Claims”).  Notwithstanding anything else set forth herein to the contrary, (i) for purposes of this Article 10 only, all Purchaser Material Adverse Effect and materiality qualifications contained in Purchaser’s representations and warranties shall be disregarded in determining breaches or defaults of such representations and warranties, (ii) as between the Parties, Seller and its Affiliates will not be entitled to any punitive damages resulting from or arising out of any breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement (except to the extent paid to a third party), (iii) Purchaser shall not have any obligation to indemnify Seller and its Affiliates from and against any Damages caused by the breach of any representation or warranty of Purchaser contained in Article 4 of this Agreement (A) with respect to any item or series of related items unless, in the reasonable estimate of Seller, the amount of Damages in respect of such item or items, in the aggregate, is in excess of $100,000 (a “Purchaser Qualifying Claim”), (B) unless and until Seller and its Affiliates have suffered Damages arising from (1) Purchaser Qualifying Claims by reason of all such breaches and (2) Indemnified ITC Plan Claims, in the aggregate, in excess of the Deductible (after which point Purchaser will be obligated to indemnify Seller and its Affiliates only to the extent of such Damages in excess of the Deductible), (iv) Purchaser shall not have any obligation to indemnify Seller and its Affiliates under clause (b) of this Section from and against any Damages unless and until Seller and its Affiliates have suffered Damages arising from (1) Purchaser Qualifying Claims and (2) Indemnified ITC Plan Claims, in the aggregate, in excess of the Deductible (after which point Purchaser will be obligated to indemnify Seller and its Affiliates only to the extent of such Damages in excess of the Deductible) and (v) in no event shall the aggregate liability of Purchaser under this Article 10 for all Damages (1) incurred or suffered by Seller and its Affiliates arising from all breaches of the representations and warranties of Purchaser contained in Article 4 of this Agreement or (2) in respect of Indemnified ITC Plan Claims, in the aggregate, exceed 15% of the Purchase Price; provided, however, that the foregoing limitation in clause (v) shall not apply to Purchaser’s obligations in respect of any breaches of the representations and warranties of Purchaser contained in Sections 4.1, 4.2, 4.3, 4.5 and 4.6.

10.4         Matters Involving Third Parties.

(a)           In the event of any claim by a person or entity not a party to this Agreement (a “Third Party Claim”) which may give rise to a claim for indemnification under this Article 10, then the Party entitled to indemnification (the “Indemnified Party”) shall promptly (and in any event within five (5) Business Days after receiving notice of the Third Party Claim) notify the other Party (the “Indemnifying Party”) of such Third Party Claim and the material facts known to the Indemnified Party regarding such claim in writing.  The failure to provide such notice in a timely manner will not affect the Indemnified Party’s right to indemnification hereunder, except to the extent the Indemnifying Party is prejudiced thereby.  The Parties will cooperate in the defense of any Third Party Claim.

(b)           No Indemnifying Party shall settle or compromise or voluntarily enter into any binding agreement to settle or compromise, or consent to entry of any judgment arising from, any Third Party Claim except with the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld.  The Indemnifying Party shall undertake the defense of any Third Party Claim by representatives of its own choosing reasonably satisfactory to the Indemnified Party.  The Indemnified Party shall have the right to participate in any such defense of a Third Party Claim with advisory counsel of its own choosing.  Such participation shall be at the expense of the Indemnified Party, unless any Indemnified Party reasonably determines that, because of a conflict of interest or otherwise, the Indemnifying Party is not adequately representing or may not adequately represent its interests, in which case the reasonable costs of such participation by the Indemnified Party shall be at the expense of the Indemnifying Party.  In the event the Indemnifying Party, after expiration of half of the period for the presentation of an answer, a defense, a motion to dismiss or any other similar action against any such Third Party Claim, fails to begin to diligently defend against such Third Party Claim (or at any time thereafter ceases to diligently defend against such Third Party Claim), the Indemnified Party will have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of, and for the account of, the Indemnifying Party, at the expense and risk of the Indemnifying Party.  No Indemnified Party shall settle or compromise or voluntarily enter into any binding agreement to settle or compromise, or consent to entry of any judgment arising from, any Third Party Claim, which agreement or judgment would impose liability on the Indemnifying Party, except with the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.

10.5         Special Damages Mitigation.  If Purchaser receives notice of any Environmental Claim, liability or Damages arising from or related to any breach by Seller of the representations and warranties set forth in clause (g) of Section 3.13, it shall inform Seller of such Environmental Claim, liability or Damages and shall cooperate with Seller in seeking to use commercially reasonable efforts to mitigate the costs, expenses and other Damages covered by Seller’s indemnification obligation under clause (a) of Section 10.2.  Seller shall have the right to participate, at its own expense, in any action taken by Purchaser with respect to such Environmental Claim, liability or Damages.

10.6         Determination of Damages.  The Parties shall make all appropriate adjustments for tax benefits actually realized and insurance proceeds actually received by an Indemnified Party in determining Damages for purposes of this Article 10.  In computing the amount of any Tax benefit, an Indemnified Party shall be deemed to realize the benefit arising from the incurrence or payment of Damages after the use of all other losses, deductions and credits of items of such Indemnified Party.  Purchaser and its Affiliates shall not be entitled to make any claim for indemnification with respect to any Damages under this Article 10 if, and to the extent that, an item that would otherwise be subject to indemnification is taken into account in calculating the Final Stockholders’ Equity Amount pursuant to Section 1.3.

10.7         Exclusive Remedy; Release.  Purchaser and Seller acknowledge and agree that the foregoing indemnification provisions in this Article 10 shall be the exclusive remedy of

Purchaser and Seller with respect to any breach of the representations, warranties, covenants or agreements set forth herein and the transactions contemplated by this Agreement, provided that the foregoing shall not be deemed to limit in any respect any remedy to which any party may be entitled in respect of fraud.

ARTICLE 11
MISCELLANEOUS

11.1         Termination.

(a)           Either Party may terminate this Agreement if the Closing shall not have occurred on or before March 31, 2003, unless the failure of the Closing to occur on or before such date is a result of a material breach of such Party’s representations, warranties, covenants or agreements set forth herein.

(b)           This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time before the Closing, by mutual written agreement of Seller and Purchaser.

(c)           This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time before the Closing, by Seller or Purchaser, (i) in the event of any breach of any of the representations, warranties, covenants or agreements of the non-terminating Party which breach would give rise to a failure of the conditions to the terminating Party’s obligation to consummate the transactions contemplated by this Agreement, if such non-terminating Party fails to cure such breach within thirty (30) days following notification thereof by the terminating Party, or (ii) upon notification to the non-terminating Party by the terminating Party if the satisfaction of any condition to the terminating Party’s obligations to consummate the transactions contemplated by this Agreement has become impossible or impracticable with the use of commercially reasonable efforts, provided the failure of such condition to be satisfied is not caused by a breach hereof by the terminating Party.

(d)           If either Party terminates this Agreement pursuant to this Section 11.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party in breach); provided that Sections 5.1(d) and 5.3, shall survive any termination of this Agreement.

11.2         No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties, ITC and their respective successors and permitted assigns.

11.3         Entire Agreement.  This Agreement (including Schedules and other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral (other than the Confidentiality Agreement), to the extent they have related in any way to the subject matter hereof.

11.4         Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No

Party may assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Party (which approval may be withheld, for any reason or no reason, in the sole discretion of the non-assigning Party).  To the extent requested by Seller, in the event of any merger or consolidation of Purchaser, with or into, or any transfer of all or substantially all of the assets of Purchaser or more than 50% of the voting securities of ITC (or any ITC Successor) to, in one or more related transactions, any other person or entity (a “Purchaser Successor”), Purchaser shall obtain, as a condition to the consummation of any such transaction, and deliver to Seller either (i) the written agreement (in favor of and in form and substance reasonably satisfactory to Seller) of such Purchaser Successor to assume, perform and comply with any and all then remaining obligations of Purchaser under this Agreement, or (ii) provided the Closing has already occurred, a written agreement (in favor of and in form and substance reasonably satisfactory to Seller) on the part of ITC and/or any applicable ITC Successor by which ITC (or such ITC Successor(s)) assumes responsibility for the performance of and compliance with any and all then remaining obligations of Purchaser under this Agreement and which contains any other terms reasonably requested by Seller in order to preserve its rights and benefits under this Agreement.

11.5         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.6         Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7         Notices.  All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be telecopied or mailed, postage prepaid, or otherwise delivered by hand or by a nationally recognized overnight courier, addressed to such Party’s address as set forth below or at such other address as the Party shall have furnished to each other Party in writing in accordance with this provision:

If to Seller:	DTE Energy Company 2000 2nd Avenue Detroit, Michigan 48226
	Attention:	Nick A. Khouri
	Telecopy:	313-235-6753

with a copy to: (which shall not constitute notice)	DTE Energy Company 2000 2nd Avenue Detroit, Michigan 48226
	Attention:	Patrick B. Carey
	Telecopy:	313-235-8500

If to Purchaser:	ITC Holdings Corp. c/o Kohlberg Kravis & Roberts & Co. 9 West 57th Street New York, New York 10019
	Attention:	Scott M. Stuart
	Telecopy:	(212) 750-0003

and

ITC Holdings Corp. c/o Trimaran Capital Partners 425 Lexington Avenue 3rd Floor New York, New York 10017
	Attention:	Dean Kehler
	Telecopy:	(212) 885-4300

with a copy to: (which shall not constitute notice)	Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, New York 10005
	Attention:	M. Douglas Dunn
	Telecopy:	(212) 530-5219

and

Simpson Thacher & Bartlett 425 Lexington Avenue New York, New York 10017
	Attention:	David J. Sorkin
Brian M. Stadler
	Telecopy:	(212) 455-2502

All such notices and communications shall be effective when delivered by hand or nationally recognized overnight courier service, in the case of mail, upon receipt of such mail, or, in the case of facsimile transmission, upon receipt of confirmation of delivery at the sender’s fax machine.

11.8         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

11.9         Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed by implication to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.10       Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.11       Expenses.  Unless otherwise expressly provided herein, each of Purchaser and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.12       Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

11.13       Incorporation of Exhibits and Schedules.  Any Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.14       No Recourse.

(a)           Subject in all respects to subsection (c) below, notwithstanding anything else that may be expressed or implied in this Agreement, Seller covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement or any of the transactions contemplated hereby shall be had against any current or future director, officer, employee, general or limited partner, member or Affiliate (including KKR and Trimaran) of Purchaser or any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Purchaser or any current or future shareholder of Purchaser or any current or future director, officer, employee, general or limited partner, member or Affiliate (including KKR and Trimaran) of any of the foregoing, as such, for any obligation of Purchaser under this Agreement or any documents or instruments delivered in connection with this Agreement or any of the transactions contemplated hereby or for any claim based on, in respect of or by reason of such obligations of Purchaser or their creation.

(b)           Subject in all respects to subsection (c) below, notwithstanding anything else that may be expressed or implied in this Agreement, Purchaser covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement or any of the transactions contemplated hereby shall be had against any current or future director, officer, employee, general or limited partner, shareholder or Affiliate (including Detroit Edison) of Seller or any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Seller or any current or future shareholder of Seller or any current or future director, officer, employee, general or limited partner, member or Affiliate (including Detroit Edison) of any of the foregoing, as such, for any obligation of Seller under this Agreement or any documents or instruments delivered in connection with this Agreement or any of the transactions contemplated hereby or for any claim based on, in respect of or by reason of such obligations of Seller or their creation.

(c)           The provisions of this Section 11.14 shall not be deemed to limit in any respect (i) any remedy to which either Party or any of its Affiliates may be entitled in respect of fraud on the part of any person or entity, including without limitation any person or entity listed in subsection (a) or (b), (ii) any obligations of KKR or Trimaran to Purchaser under the Equity Letters or any rights or remedies of Purchaser with respect thereto, (iii) any obligations of Canadian Imperial Bank of Commerce or CIBC World Markets Corp. to Purchaser under the Commitment Letters or any rights or remedies of Purchaser with respect thereto, (iv) any obligations of ITC (or any ITC Successor(s)) to Detroit Edison or any of its Affiliates under the Additional Agreements or any rights or remedies of Detroit Edison or any of its Affiliates with respect thereto, (v) with respect to recourse to ITC or any ITC Successor(s) only, any obligations of Purchaser to Seller under this Agreement that are assumed by ITC (or any ITC Successor(s)) in accordance with Section 11.4 or any rights or remedies of Seller or any of its Affiliates with respect thereto, or (vi) any obligations of Detroit Edison to ITC (or any ITC Successor(s)) or any of its Affiliates under the Additional Agreements, or any rights or remedies of ITC (or any ITC Successor(s)) or any of its Affiliates with respect thereto.

11.15       Definitions.  (a)  When each of the following terms is used in this Agreement, it shall have the meaning stated in the Section indicated:

Term	Section

Accredited Investor	4.5
Actively Support	5.13(b)
Actual Closing Statement	1.3(b)
Actual Stockholders’ Equity Amount	1.3(b)
Additional Agreements	5.17
ADIT Deferral	5.13(a)(iii)
Affiliate	11.15(b)
Affiliated Group	8.1
Agreement	Preamble
Allocation Statement	8.1
Appendix I Agreement	5.11(a)
ARTO Repayments	5.11(c)
Assessment Year	8.1
Attachment O Deferral	5.13(c)(ii)
Audited Financial Statements	3.7(a)
Available Employees	9.1

Base Purchase Price	1.2
Benefit Payments	9.2(e)(iii)
Bonus Plan	9.2(b)(i)
Business	Recitals
Business Day	2.1
CIAC	1.3(a)
Closing	2.1
Closing Date	2.1
Closing Statement Objection Notice	1.3(c)
COBRA	9.2(c)(i)
COBRA Reimbursement Period	9.2(c)(i)
Code	8.1
Commitment Letters	4.8
Competing Proposal	5.18
Confidentiality Agreement	5.1(d)(i)
Contracts	3.18(a)
Controllable Expenses	5.13(d)
Damages	10.2
Deductible	10.2
Deferred Comp Liability	9.2(g)(ii)
Deferred Comp Participant	9.2(g)(ii)
Deferred Comp Plan	9.2(g)(ii)
Detroit Edison	3.21(a)
Discovering Party	5.9(b)
Easements	3.10(a)
employee benefit plan	3.15(a)
Environmental Authorizations	3.13(b)
Environmental Claim	11.15(b)
Environmental Law	11.15(b)
Equity Letters	4.8
ERISA	3.15(a)
Evaluation Material	5.1(d)(i)
Excluded Employees	9.2(b)
Expansion Agreement	5.16
Expansion Plan	5.12
FERC	3.4(d)
Fermi 2	5.15
Fermi 2 License	5.15
Final Closing Statement	1.3(f)
Final Stockholders’ Equity Amount	1.3(f)
Financial Statements	3.7(a)
FSA Liability	9.2(c)(iv)
GAAP	1.3(b)
Good Utility Practices	5.1(a)
Governmental or Regulatory Authority	3.4(c)
Hazardous Materials	11.15(b)

Health Plan Reimbursement	9.2(c)(ii)
Health Plans	9.2(c)(i)
HSR Act	3.4(d)
Incentive Compensation Liability	9.2(g)(i)
Income Tax	8.1
Income Tax Return	8.1
Indemnified Environmental Claims	10.2
Indemnified ITC Plan Claims	10.3
Indemnified Seller Plan Claims	10.2
Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
Independent Accountants	1.3(d)
Initial Transfer Amount	9.2(e)(ii)
Initial Transfer Date	9.2(e)(ii)
Interim Financial Statements	3.7(a)
ITC	Recitals
ITC Confidential Information	5.1(d)(ii)
ITC Equity Plan	9.2(g)
ITC Plans	9.2(a)
ITC Successor	5.6(b)
ITC Zone	5.14(d)(ii)
KKR	4.8
Knowledge	3.23 or 4.9 (as applicable)
Leased Real Property	3.10(a)
Licenses	3.19(a)
Liens	1.1
Line 23A	5.13(c)(ii)
LLC Conversion	5.20
Material Adverse Effect	3.4(b)
Michigan Act	5.12
MISO	5.11(a)
Monthly COBRA Rate	9.2(c)(ii)
MPSC	5.12
New Nonqualified Plans	9.2(g)
Nonqualified Participant	9.2(g)
Nonqualified Plans	9.2(g)
Notified Party	5.9(b)
NRC	5.15
Owned Real Property	3.10(a)
PARS	5.16
Parties	Preamble
Party	Preamble
PBO	9.2(e)(ii)
Permitted Liens	3.9
Point-to-Point Transmission Service Revenue	5.14(d)(i)
Post-Closing Tax Period	8.1

Power Act	3.4(d)
Pre-Closing Tax Period	8.1
Projected Closing Statement	1.3(a)
Projected Stockholders’ Equity Amount	1.3(a)
Property Leases	3.10(c)
Property Tax Benefits	8.7(e)
Property Tax Period	8.1
Purchase Price	1.2
Purchaser	Preamble
Purchaser Adjustment Amount	1.3(g)(i)
Purchaser Material Adverse Effect	4.4(b)
Purchaser Qualifying Claim	10.3
Purchaser Savings Plans	9.2(f)(i)
Purchaser Successor	11.4
Purchaser Welfare Plans	9.2(c)(i)
Purchaser’s Actuary	9.2(k)
Real Property	3.10(a)
Records	5.7(a)
Required Governmental Actions	3.4(d)
Retiree Welfare Liabilities	9.2(d)
Savings Transfer Date	9.2(f)(ii)
SEC	5.1(e)
Section 338(h)(10) Election	8.2(a)
Securities Act	4.5
Seller	Preamble
Seller Adjustment Amount	1.3(g)(ii)
Seller DB Plan	9.2(e)(i)
Seller FSA Plan	9.2(c)(iv)
Seller Retiree Plan	9.2(d)
Seller Schedules	Article 3
Seller Insurance Policies	3.20
Seller Marks	5.8
Seller Plans	3.15(a)
Seller Qualifying Claim	10.2
Seller Qualifying Software Claim	10.2
Seller Savings Plan	9.2(f)(i)
Seller’s Actuary	9.2(d)
Separation	3.22(a)
Separation Agreement	3.22(a)
Separation Documents	3.22(a)
Service Agreements	5.17(a)(i)
Membership Interests	Recitals
Stockholders’ Equity	1.3(a)
Subsequent Conversion	8.1
Supplement	5.1(c)
Tax	8.1

Tax Return	8.1
Third Party Claim	10.4(a)
Transfer Amount	9.2(e)(ii)
Transfer Notice	5.9(b)
Transfer Objection Notice	5.9(b)
Transferred Employee	9.1
Transferred Property	8.7(e)
Transmission Assets	Recitals
Transmission Rates	5.13(c)(i)
Trimaran	4.8
True-Up Amount	9.2(e)(iii)
True-Up Date	9.2(e)(iii)
True-Up PBO	9.2(e)(iii)
2002 Bonuses	9.2
2002 Personal Property Taxes	8.7(c)(i)
2003 Personal Property Taxes	8.7(c)(ii)

(b)           Other Defined Terms.  As used in this Agreement, the following defined terms have the meanings indicated below:

“Affiliate” means any person or entity that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the person or entity specified.  For purposes of this definition, control of an entity means the power, direct or indirect, to direct or cause the direction of the management and policies of such entity whether by contract or otherwise and, in any event and without limitation of the previous sentence, any person or entity owning fifty percent (50%) or more of the voting securities of another entity shall be deemed to control that entity.

“Environmental Claims” means any and all actions, suits, causes of action, complaints, claims, liens, notices and orders arising under or related to any Environmental Law or any Environmental Authorization, or alleging any liability under Environmental Law arising from any Hazardous Materials.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act, and the Clean Air Act, each as amended, and all other federal, state and local laws and regulations (statutory or common) concerning pollution or protection of the natural environment or the health and safety of persons with regard to exposure to any environmental condition or harmful or dangerous substance.

“Hazardous Materials” means any pollutants, contaminants, or toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals, including without limitation petroleum or any by-products thereof, any form of natural gas, asbestos or asbestos-containing materials, polychlorinated biphenyls or polychlorinated biphenyls-containing equipment, radon or other radioactive elements, carcinogenic or mutagenic agents, pesticides, explosives, flammables, corrosives and urea formaldehyde foam insulation, in each case that form the basis of liability, or are subject to regulation, under any Environmental Laws.

All references to “capital stock” or “shares of capital stock” in this Agreement shall be deemed to include, without limitation, equity and membership interests.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement under seal as of the date first above written.

“SELLER”

DTE ENERGY COMPANY

By:
Name:
Title:

“PURCHASER”

ITC HOLDINGS CORP.

By:
Name:
Title:

By:
Name:
Title:

Schedule 1.3(a):
Projected Closing Statement (in millions)

Accounts Receivable	$8.7
Fixed Assets, net	380.3
Materials and Supplies	4.2
Regulatory Assets	9.2
Total Assets	402.4

SBT Liability	1.7
Deferred Federal income taxes	60.1
Shareholders’ Equity	340.6
Total Liabilities and Shareholders’ Equity	402.4

Accounting Policies and Practices
for use in the Preparation
of the Projected Closing Statement
and the Actual Closing Statement

(a)           Except as set forth below, the Actual Stockholders’ Equity Amount shall be calculated in accordance with GAAP, consistently applied, including no change for accounting pronouncements which may require application between the date of the Agreement and the Closing Date.  There shall be no reduction in the Actual Stockholders’ Equity Amount as a result of the application of the accounting for minimum unfunded pension liability accounting rules.

(b)           The Actual Stockholders’ Equity Amount shall be calculated after giving effect to (i) the cancellation or similar settlement of all intercompany accounts (including federal income tax accounts) between Seller or any of its Affiliates (other than MISO if it is deemed an Affiliate) and ITC and (ii) the distribution of cash from ITC to Seller.  ITC shall be entitled to cash collections of MISO and other receivables set forth on the Actual Closing Statement and received after the Closing.  ITC will be responsible for payment after Closing of any liabilities set forth on the Actual Closing Statement.  Liabilities shall not include any amount previously included in intercompany liabilities in the Audited Financial Statements.

(c)           The amount of the regulatory asset on the Actual Closing Statement shall be increased from the September 30, 2002 amount of $9,150,000 for any proper addition in accordance with GAAP, but shall not be reduced (i) for any reserves relating to the September 30, 2002 balance sheet that may thereafter be required or (ii) for payments received by Seller or its Affiliates prior to Closing or receivable by Seller or its Affiliates after the Closing pursuant to Section 5.11(c).

(d)           No liability shall be included on the Actual Closing Statement, even if required by GAAP, to the extent such liability is subject to indemnification by Seller under Section 8.4(a), Section 8.7(e) or any of clauses (b), (c), (d) or (f) of Section 10.2 of the Agreement or to the

extent Seller is obligated to bear such liability under Section 5.21 of the Agreement.  No asset shall be included on the Actual Closing Statement, even if required by GAAP, to the extent related to a Tax refund.  With respect to deferred federal Income Taxes, the Actual Closing Statement shall reflect a liability equal to the amount of $60.1 million, the amount reflected on the Projected Closing Statement.

(e)           Amounts included on the Actual Closing Statement for property, plant and equipment shall be based on the $394,053,000 amount included in the Audited Financial Statements, as of December 31, 2001, adjusted to reflect actual additions, retirements and depreciation from January 1, 2002 through Closing in accordance with GAAP, consistently applied; provided that additions shall include an overhead allocation applied in a manner consistent with Item 2 of Schedule 3.7(a).

(f)            The Actual Closing Statement shall reflect contributions in aid of construction in accordance with GAAP, consistently applied.

(g)           The Retiree Welfare Liabilities (as calculated in accordance with Section 9.2(d) of the Agreement), the Incentive Compensation Liabilities, the Deferred Comp Liability and the FSA Liability shall be included on the Actual Closing Statement.

2

Schedule 3.6(d)

Articles of Organization of ITC

Schedule 4.4

(1)           Pursuant to Section 203 of the Power Act, FERC authorization of the disposition of jurisdictional facilities.

(2)           Pursuant to Section 204 of the Power Act, FERC authorization of the issuance of securities and assumption of liabilities.

(3)           Pursuant to Section 205 of the Power Act:

(a)           FERC acceptance or approval of the agreements described in Section 5.17(a)(ii)-(iv); and

(b)           FERC approval, without modification or condition, of Section 5.13(a), Section 5.13(c) and Section 5.13(e).

Exhibit A

Description of ITC (or any ITC Successor) Attachment O Formula for the Period from the Closing Date through May 31, 2004

For the purposes of determining ITC’s Attachment O rates for the period from the Closing Date through May 31, 2004:

(1)                                  The amount shown on page 1, line 2 of Attachment O (Account No. 454 – Rent from Electric Property) shall exclude rental income for any rents received by Seller and its Affiliates for assets or rights retained by Seller and its Affiliates.

(2)                                  The amounts shown on page 1, line 3 (Account No. 456) of Attachment O shall be $0 (zero).

(3)                                  The amounts shown on page 1,  lines 8 through 14 of Attachment O shall be the amounts applicable to ITC (or any ITC Successor) for the year ended December 31, 2002.

(4)                                  The amounts used for the accounts on page 2 of Attachment O shall be the amounts shown for those accounts on ITC’s FERC Form No. 1 for the year ending December 31, 2002, with the following adjustments:

(a)          Any amounts classified on ITC’s Report on FERC Form No. 1 for the year ending December 31, 2002 (the “2002 Form 1”) as Production Plant and ordinarily appearing on page 2, line 1 of Attachment O shall be deemed misclassified and shall be included in the amount reported on page 2, line 2 of Attachment O (such treatment is required because ITC is not engaged in power production),

(b)         Any amounts classified on ITC’s 2002 Form 1 as Distribution Plant and ordinarily appearing on page 2, line 3 of Attachment O shall be deemed misclassified and shall be included in the amount reported on page 2, line 2 of Attachment O (such treatment is required because ITC is not engaged in power distribution).

(c)                      Adjustments to rate base Line 19 (Account No. 281 273.8.k), Line 20 (Account No. 282 275.2.k), Line 21 (Account No. 283 277.9.k), and Line 23 (Account No. 255 267.h.8) shall be equal to zero (0), reflecting accounting adjustments to be made to ITC’s balance sheet on the Closing Date, and

(d)         Adjustments to rate base shall contain a new line, 23B, to be added to rate base, equal to the amount of the ADIT Deferral on the Closing Date.

(5)                                  Since ITC is engaged in neither power production nor power distribution, amounts reported on the 2002 Form 1 for Power Production Expenses (FERC Form No. 1,

321.80.b) and Distribution Expenses (FERC Form No. 1, 322.126.b) will be deemed to have been improperly classified. These two amounts will be added to the amount reported on the 2002 Form 1 for Transmission Expenses (FERC Form No. 1, 321.100.b) and included on page 3, line 1.

(6)                                  If there is no other tariff or FERC rate schedule whereby ITC (or any ITC Successor) may recover in rates the amounts reported for Customer Accounts Expenses (FERC Form No. 1, 322.134.b), Customer Service and Informational Expenses (FERC Form No. 1, 322.141.b), and Sales Expenses (FERC Form No. 1, 322.148.b), these amounts shall be included in the amount on page 3, line 1.

(7)                                  The amounts shown on page 3, lines 1 through 20 of Attachment O shall be the expenses ITC (or any ITC Successor) reports on its FERC Form No. 1 for the year ending December 31, 2002, with the following modification: a new line, 11B (Amortization of ADIT Deferral) shall be added and shall contain an amount equal to the amount of the ADIT Deferral on the Closing Date divided by twenty (20), which amount shall be included in the sum shown on line 12.

(8)                                  The amount under the column labeled “$” on page 4, line 27 (Long Term Debt) of Attachment O shall equal ITC’s long term debt on the Closing Date.

(9)                                  The amount under the column labeled “$” on page 4, line 28 (Preferred Stock) of Attachment O shall be zero (0).

(10)                            The amount under the column labeled “$” on page 4, line 29 (Common Stock) of Attachment O shall equal ITC’s common equity on the Closing Date.

(11)                            The amount shown under the column labeled “Cost” on page 4, line 27 (Long Term Debt) of Attachment O shall be the interest rate applicable to ITC’s debt immediately following the Closing Date after giving effect to all related instruments and costs including amortization of issuance expenses and the effect of any related interest rate swaps.

(12)         The amount shown under the column labeled “Cost” on page 4, line 29 (Common Equity) of Attachment O shall be 13.88%.

2

Exhibit B

Illustrative Calculation of ITC (or any ITC Successor) Attachment O Formula for the Period from the Closing Date through May 31, 2004

(See attached spreadsheet)

Exhibit C

Service Level Agreements

Exhibit D

Generator Interconnection and Operation Agreement

Exhibit E

Master Operating Agreement

Exhibit F

Coordination and Interconnection Agreement

Exhibit G

Opinion of Troutman Sanders LLP

ITC Holdings Corp.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York 10019

and

c/o Trimaran Capital Partners

425 Lexington Avenue

New York, New York 10017

Ladies and Gentlemen:

We have served as special counsel to DTE Energy Company, a corporation organized and existing under the laws of the State of Michigan (“Seller”), in connection with the transactions contemplated by that Stock Purchase Agreement (the “Purchase Agreement”) dated as of December 3, 2002, by and between Seller and ITC Holdings Corp., a corporation organized and existing under the laws of the State of Michigan (“Purchaser”).  This opinion is delivered pursuant to Section 6.6 of the Purchase Agreement.  Capitalized terms used in this opinion letter and not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement.

We have reviewed the Purchase Agreement and have also examined originals or copies of such corporate records, agreements, certificates, authorizations, and other documents, and have made such other investigations, as we have deemed relevant or necessary as a basis for the opinions expressed herein.  In such examinations we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us and the authenticity of the originals of documents submitted to us as copies.

As to questions of fact material to this opinion, we have relied solely upon the representations and warranties as to factual matters contained in the Purchase Agreement (and all other agreements, certificates, and other documents contemplated thereby) and certificates and statements of officers of Seller and certain public officials.  We have made no independent investigation with regard thereto and, accordingly, we do not express any view or belief as to matters that might have been disclosed by independent verification.  Whenever an opinion herein is qualified by the words “to our knowledge” or by similar words, it means that those attorneys in this firm who have devoted substantive attention to the transactions contemplated by the Purchase Agreement, without any independent investigation, do not have current actual knowledge of the inaccuracy of such statement.  Except as otherwise expressly indicated, we have not undertaken any independent investigation to determine the accuracy of any opinion so qualified, and no inference that we have any knowledge of any matters pertaining to such opinion should be drawn from our representation of Seller.

Based upon and subject to the limitations and qualifications set forth herein, we are of the opinion that:(1)

1.             Neither the execution and delivery of the Purchase Agreement by Seller, nor the performance pursuant to and as contemplated by the Purchase Agreement by Seller of its obligations thereunder:

(a)           has violated or will violate the Federal Power Act, as amended, or any rule or regulation promulgated thereunder, or the Public Utility Holding Company Act of 1935, as amended (the “PUHCA”), or any rule or regulation promulgated thereunder (each an “Applicable Law” and collectively the “Applicable Laws”);

(b)           has violated or will violate any order, judgment or decree of which we have knowledge and to which Seller or ITC is subject and which has been issued or entered by the Federal Energy Regulatory Commission or the United States Securities and Exchange Commission under and pursuant to any Applicable Law; or

(c)           requires any consent, approval or authorization of, or any notice to or filing with, any Governmental or Regulatory Authority pursuant to any Applicable Law on the part of Seller or ITC not already given, made or obtained, except as set forth on Schedule 3.4(d) to the Purchase Agreement.

2.             ITC is not, as of immediately prior to the Closing, (a) a “holding company” or an “affiliate” of a “registered holding company,” as such terms are defined in the PUHCA, or (b) subject to regulation under PUHCA, except pursuant to Section 9(a)(2) thereof.

The lawyers in this firm rendering this opinion are admitted to practice law in the District of Columbia, and the opinions set forth herein are limited to the Applicable Laws solely as the same exist on the date hereof.  This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated.  This opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.  This opinion is being furnished to you solely for your benefit in connection with Section 6.6 of the Purchase Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior express written consent and may not be relied upon by any other person without our express written consent.

Very truly yours,

TROUTMAN SANDERS LLP

(1)           The opinions in this Exhibit assume transfer of ITC as a corporation.  The opinion will be revised if prior to Closing ITC is converted to an LLC.

2

Exhibit H

Opinion of Patrick B. Carey

ITC Holdings Corp.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York 10019

and

c/o Trimaran Capital Partners

425 Lexington Avenue

New York, New York 10017

Ladies and Gentlemen:

I have served as counsel to DTE Energy Company, a corporation organized and existing under the laws of the State of Michigan (“Seller”), in connection with the transactions contemplated by that Stock Purchase Agreement (the “Purchase Agreement”) dated as of December 3, 2002 by and between Seller and ITC Holdings Corp., a corporation organized and existing under the laws of the State of Michigan (“Purchaser”).  This opinion is delivered pursuant to Section 6.6 of the Purchase Agreement.  Capitalized terms used in this opinion letter and not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement.

I have reviewed the Purchase Agreement and have also examined originals or copies of such corporate records, agreements, certificates, authorizations, and other documents, and have made such other investigations, as I have deemed relevant or necessary as a basis for the opinions expressed herein.  In such examinations I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us and the authenticity of the originals of documents submitted to us as copies.

In rendering the opinions expressed herein, I have assumed: (a) that Purchaser was duly organized and, at all relevant times, was and is validly existing and in good standing under the laws of the jurisdiction in which it is organized, and is qualified to do business and in good standing under the laws of each jurisdiction where such qualification is required generally or necessary in order for such party to enforce its rights under the Purchase Agreement; (b) that Purchaser, at all times relevant thereto, had and has all necessary power and authority to enter into and perform its obligations under the Purchase Agreement; (c) that Purchaser has duly authorized (if applicable), executed and delivered the Purchase Agreement; (d) that the Purchase Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms; and (e) that Purchaser has obtained all consents, approvals and authorizations required of it to execute and deliver the Purchase Agreement and to perform its obligations thereunder.

As to questions of fact material to this opinion, I have relied solely upon the representations and warranties as to factual matters contained in the Purchase Agreement (and all other agreements, certificates, and other documents contemplated thereby) and certificates and statements of officers of Seller and certain public officials.  I have made no independent investigation with regard thereto and, accordingly, I do not express any view or belief as to matters that might have been disclosed by independent verification.  Whenever an opinion herein is qualified by the words “to my knowledge” or by similar words, it means that, without any independent investigation, I do not have current actual knowledge of the inaccuracy of such statement.  Except as otherwise expressly indicated, I have not undertaken any independent investigation to determine the accuracy of any opinion so qualified, and no inference that I have any knowledge of any matters pertaining to such opinion should be drawn from my representation of Seller.

Based upon and subject to the limitations and qualifications set forth herein, I am of the opinion that:(1)

1.             ITC was duly organized as a corporation, and is validly existing and in good standing, under the laws of the State of Michigan.  ITC has the requisite corporate power and authority to own and lease its properties and assets, including the Transmission Assets, and to carry on the Business as it is, to my knowledge, presently conducted.

2.             Seller was duly organized as a corporation, and is validly existing and in good standing under the laws of the State of Michigan.  Seller has the requisite corporate power and authority to enter into and perform its obligations under the Purchase Agreement, including without limitation to own, hold, sell and transfer (pursuant to the Stock Purchase Agreement) the Membership Interests.

3.             ITC’s authorized capital stock consists solely of 60,000 shares of common stock, of which 60,000 shares are issued and outstanding.  All of such shares have been duly authorized and validly issued, and are fully paid and non-assessable.

4.             Seller has duly authorized the execution and delivery of the Purchase Agreement and all performance by Seller thereunder.  Seller has duly executed and delivered the Purchase Agreement, and the Purchase Agreement is enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (1) the effect of bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, moratorium, and other similar laws affecting the rights and remedies of creditors; (2) the effect of any implied duties of good faith or fair dealing, general principles of equity or considerations of public policy; (3) the effect of laws regarding mitigation of damages; and (4) the effect of any course of dealing, course of performance or the like that would modify the terms of an agreement or the respective rights and obligations of the parties under an agreement.

(1)           The opinions in this Exhibit assume transfer of ITC as a corporation.  The opinion will be revised if prior to Closing ITC is converted to an LLC.

2

5.             Neither the execution and delivery of the Purchase Agreement by Seller, nor the performance pursuant to and as contemplated by the Purchase Agreement by Seller of its obligations thereunder:

(a)                                  has violated or will violate any provision of Seller’s or ITC’s Articles of Incorporation or Bylaws;

(b)                                 has violated or will violate any existing statute, regulation, rule or law of the State of Michigan to which Seller or ITC is subject, except to the extent any such violations would not, individually or in the aggregate, have a Material Adverse Effect;

(c)                                  has violated or will violate any order, judgment or decree of any Governmental or Regulatory Authority of the State of Michigan, of which I have knowledge, to which Seller or ITC is subject; or

(d)                                 requires any consent, approval or authorization of, or any notice to or filing with, any Governmental or Regulatory Authority of the State of Michigan on the part of Seller or ITC not already given or obtained, except (i) as set forth on Schedule 3.4(d) to the Agreement, and (ii) to the extent the failure to obtain any such consents, approvals or authorizations, to give such notice or to make such filings would not, individually or in the aggregate, have a Material Adverse Effect.

I hereby confirm to Purchaser that, based upon and subject to the limitations and qualifications set forth herein, to my knowledge, except as set forth on Schedule 3.12 to the Agreement or Exhibit A to this opinion letter, there are no actions, suits, proceedings, orders or arbitrations against ITC pending or overtly threatened by a written communication to ITC or Seller, at law or in equity, or before or by any Governmental or Regulatory Authority of the State of Michigan, which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  With your permission, I have assumed that any action, suit, proceeding, order or arbitration seeking only monetary damages of less than $1,000,000 against ITC would not have a Material Adverse Effect.

The opinions set forth above are further qualified in that I express no opinion with respect to the validity or enforceability of any provision in the Purchase Agreement:  (1) relating to remedies upon any breach of the Purchase Agreement, including the remedy of specific performance or other relief in equity upon any breach of the Purchase Agreement, or permitting the exercise of rights of set-off; (2) requiring indemnification of or contribution to any party for, or providing exculpation, release or exemption from liability for, action or inaction, to the extent such action or inaction involves the negligence or misconduct of such party or to the extent otherwise contrary to public policy; (3) providing for choice of governing law, venue, or consent to jurisdiction; (4) permitting modifications of an agreement only in writing; (5) providing that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative; (6) providing that the provisions of an agreement are severable in all circumstances; (7) providing that waivers or

3

consents by a party may not be given effect unless in writing or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind; (8) prohibiting competition, solicitation, use or disclosure of information or other activities in restraint of trade; (9) imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages, to the extent any such provisions are deemed to be penalties or forfeitures; (10) providing for waivers or advance consents as to jurisdiction of courts, the venue of actions, the right to jury trial or notices; (11) purporting to require arbitration of disputes; (12) providing that determinations by a party or a party’s designee are conclusive; or (13) permitting the exercise of rights without notice or without providing opportunities to cure failures to perform.

I am admitted to practice law in the State of Michigan, and the opinions set forth herein are limited to the internal, substantive laws of the State of Michigan, as applied by courts located therein, to the extent the same may apply to or govern such transactions.  I express no opinion as to the laws of any other jurisdiction.  In addition, I express no opinion herein with respect to the applicability or effect of (1) any laws, statutes, ordinances or regulations of any county, town, municipality or other political subdivision of any state; (2) any securities laws, rules or regulations; (3) any antitrust laws, rules or regulations; (4) any laws relating to interest and usury; (5) any tax laws, rules or regulations; (6) any environmental, health or safety laws, rules or regulations; (7) any pension or employee benefit laws, rules or regulations; (8) any zoning, land use or other real estate laws, rules or regulations; (9) any labor laws, rules or regulations; (10) any matters which are the subject of that opinion of Troutman Sanders LLP of even date herewith delivered to Purchaser pursuant to Section 6.6 of the Purchase Agreement; or (11) any fiduciary duties or obligations of the officers and directors of Seller or ITC.

This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated.  This opinion is rendered as of the date hereof, and I make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.  This opinion is being furnished to you solely for your benefit in connection with the transactions contemplated by the Purchase Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior express written consent and may not be relied upon by any other person without my express written consent.

Sincerely,

4

Exhibit I

Opinion of Milbank, Tweed, Hadley & McCloy LLP

DTE Energy Company

2000 2nd Avenue

Detroit, Michigan 48226

Attention:  Nick A. Khouri

Ladies and Gentlemen:

We have acted as special counsel to ITC Holdings Corp., a Michigan corporation (“Purchaser”), in connection with the Stock Purchase Agreement dated as of December 3, 2002 (the “Stock Purchase Agreement”), by and between DTE Energy Company, a Michigan corporation, and Purchaser and the transactions contemplated thereby.  Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Stock Purchase Agreement.

In rendering the opinions expressed below, we have examined (a) the Stock Purchase Agreement and (b) such records of Purchaser and such other documents as we have deemed necessary as a basis for the opinions expressed below.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the authentic original documents of all documents submitted to us as copies.  When relevant facts or documents (other than the Stock Purchase Agreement) were not independently reviewed or established, we have relied upon certificates of government officials and of Purchaser and its officers and upon representations and warranties made in or pursuant to the Stock Purchase Agreement.

In rendering the opinions expressed below, we have assumed (other than as to Purchaser) that all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents, that all signatories to such documents have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.  In rendering such opinions, we have also assumed that the Stock Purchase Agreement is, under the law of the State of Michigan (by which law such agreement is stated to be governed), the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1.             The execution, delivery and performance by Purchaser of the Stock Purchase Agreement and the consummation of the transactions contemplated thereby did not and will not::

(a)           violate or breach any statute, ordinance, law, rule, regulation, judgment, order or decree of any Governmental or Regulatory Authority to which Purchaser is subject, except to the extent any such violations would not, individually or in the aggregate, have a Purchaser Material Adverse Effect; or

(b)           require any consent, approval or authorization of, notice to, or filing, recording, registration or qualification with any person, entity or Governmental or Regulatory Authority by Purchaser except (i) as set forth on Schedule 4.4 of the Stock Purchase Agreement, (ii) to the extent the failure to obtain any such consents, approvals or authorizations, to give such notices or to make such filings, recordings, registrations or qualifications would not, individually or in the aggregate, have a Purchaser Material Adverse Effect, and (iii) for (A) filings and expiration of the applicable waiting period under the HSR Act, and (B) notices to and approval of the FERC pursuant to the Power Act and any applicable rules or regulations of the FERC as set forth in Schedule 4.4 of the Stock Purchase Agreement.

2.             Purchaser is not (a) a “holding company” or an “affiliate” of a “registered holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (“PUHCA”), or (b) subject to regulation under PUHCA, except pursuant to Section 9(a)(2) thereof.

We express no opinion as to the enforceability of provisions in the Stock Purchase Agreement to the effect that terms may not be waived or modified except in writing under limited circumstances.

We are members of the bar of the State of New York.  The foregoing opinions are limited to matters involving the laws of the State of New York and the Federal laws of the United States of America, and we do not express any opinion as to the laws of any other jurisdiction.

At the request of our clients, this opinion is being provided to you pursuant to Section 7.6 of the Stock Purchase Agreement, and this opinion may not be relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Stock Purchase Agreement without, in each instance, our prior written consent.

Very truly yours,

2

Exhibit J

Opinion of Dykema Gossett PLLC

DTE Energy Company

2000 2nd Avenue

Detroit, Michigan 48226

Attention:  Nick A. Khouri

Ladies and Gentlemen:

We have acted as counsel to ITC Holdings Corp., a Michigan corporation (“Purchaser”), in connection with the Stock Purchase Agreement dated as of December 3, 2002 (the “Stock Purchase Agreement”), by and between DTE Energy Company, a Michigan corporation, and Purchaser and the transactions contemplated thereby.  Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Stock Purchase Agreement.

In rendering the opinions expressed below, we have examined (a) the Stock Purchase Agreement and (b) such records of Purchaser and such other documents as we have deemed necessary as a basis for the opinions expressed below.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the authentic original documents of all documents submitted to us as copies.  When relevant facts or documents (other than the Stock Purchase Agreement) were not independently reviewed or established, we have relied upon certificates of government officials and of Purchaser and its officers and upon representations and warranties made in or pursuant to the Stock Purchase Agreement.

In rendering the opinions expressed below, we have assumed (other than as to Purchaser) that all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents, that all signatories to such documents have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.  In rendering such opinions, we have also assumed that the Stock Purchase Agreement, under the law of the State of Michigan (by which law such agreement is stated to be governed), the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their terms.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1.             Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.  Purchaser has full corporate power and authority to execute and deliver the Stock Purchase Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby.

2.             The execution and delivery by Purchaser of the Stock Purchase Agreement and the consummation of the transactions contemplated by Purchaser thereunder, have been duly authorized by all necessary corporate action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance of the Stock Purchase Agreement by Purchaser.  The Stock Purchase Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser and is enforceable against Purchaser.  This opinion concerning the binding effect and enforceability of such agreements means that (a) the agreements constitute effective contracts under Michigan law;  (b) the agreements are not invalid in their entirety because of a specific statutory prohibition or public policy and are not subject in their entirety to a contractual defense; and (c) subject to the last sentence of this paragraph, some remedy is available if the Purchaser is in material default of the agreements.  This opinion does not mean that any particular remedy is available upon a material default or that every provision of such agreements will be upheld and enforced in any or each circumstance by a court.  In addition, the validity, binding effect and enforceability of the agreements may be limited or otherwise affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally and are subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

3.             The execution, delivery and performance by Purchaser of the Stock Purchase Agreement and the consummation of the transactions contemplated thereby did not and will not:

(a)           violate or conflict with any provision of the Articles of Incorporation or Bylaws of Purchaser;

(b)           to the actual knowledge of the specific attorneys within the firm having direct responsibility with respect to this transaction, (i) breach or otherwise constitute or give rise to a breach of or default under, (ii) result in or give to any person any right of termination, cancellation, acceleration or modification in or with respect to, (iii) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its assets or properties under any lease, contract, mortgage, indenture, license, commitment or other obligation to or by which Purchaser is a party or is bound, except to the extent any such breaches, defaults, rights, Liens or other matters set forth in clauses (i)-(iv) would not, individually or in the aggregate, have a Purchaser Material Adverse Effect;

(c)           violate or breach any statute, ordinance, law, rule, regulation, judgment, order or decree of any State of Michigan Governmental or Regulatory Authority to which Purchaser is subject, except to the extent any such violations would not, individually or in the aggregate, have a Purchaser Material Adverse Effect; or

2

(d)           require any consent, approval or authorization of, notice to, or filing, recording, registration or qualification with any person, entity or State of Michigan Governmental or Regulatory Authority by Purchaser except (i) as set forth on Schedule 4.4 of the Stock Purchase Agreement, (ii) to the extent the failure to obtain any such consents, approvals or authorizations, to give such notices or to make such filings, recordings, registrations or qualifications would not, individually or in the aggregate, have a Purchaser Material Adverse Effect, (iii) for filings and expiration of the applicable waiting period under the HSR Act, and (iv) the recording in the real estate records of certain of the agreements, assignments, easements, licenses and other documents referred to in Section 5.17(a)(v) of the Stock Purchase Agreement.

4.             To the actual knowledge of the specific attorneys within the firm having direct responsibility with respect to this transaction, there is no litigation, action, suit, arbitration, mediation, hearing or governmental investigation pending or threatened by or against, Purchaser which would have a Purchaser Material Adverse Effect.

We express no opinion as to the enforceability of provisions in the Stock Purchase Agreement to the effect that terms may not be waived or modified except in writing under limited circumstances.

This opinion is limited only to the issues addressed and we do not purport to opine on any other aspect of the transaction or on the transaction as a whole, including but not limited to compliance with federal or state securities laws and regulations, pension and employee benefit laws and regulations and federal or state anti-trust and unfair competition laws and regulations.

We are members of the bar of the State of Michigan.  The foregoing opinions are limited to matters involving the laws of the State of Michigan, and we do not express any opinion as to the laws of any other jurisdiction.

At the request of our clients, this opinion is being provided to you pursuant to Section 7.6 of the Stock Purchase Agreement, and this opinion may not be relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Stock Purchase Agreement without, in each instance, our prior written consent.

Very truly yours,

3

Exhibit K

Subsequent Conversion

This Exhibit K (this “Exhibit K”) contains the steps and characteristics of the transaction that constitutes the “Subsequent Conversion,” as that term is used in that certain Stock Purchase Agreement by and between DTE Energy Company, a Michigan corporation (“Seller”), and ITC Holdings Corp., a Michigan corporation (“Purchaser”), dated the 3rd day of December, 2002 (the “Agreement”), to which this Exhibit K is appended and is incorporated by reference into as if set out in full.  Unless provided otherwise, any capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

A.            The “Subsequent Conversion” shall be a transaction with the following characteristics:

1.             Such transaction shall constitute a merger under Michigan law.

2.             The merger shall be of ITC with and into Surviving Corporation, with Surviving Corporation surviving.

3.             Purchaser shall make (or shall cause to be made) a protective election to treat ITC as an entity taxed as a corporation for income Tax purposes effective as of the time of the acquisition of ITC pursuant to the Agreement, which election is assumed to be redundant in that Seller will have already made such an election as to ITC, and shall not permit the occurrence of any event which would cause the classification of ITC as a corporation for income Tax purposes to change.

B.            The “Surviving Corporation” shall be a corporation newly organized under the Michigan Business Corporations Act; formed solely to engage in the Subsequent Conversion; which, at the time of the merger with ITC, does not and never has held, directly or indirectly, any assets or liabilities (other than its corporate charter), and which is not a party to any contracts, agreements, or understandings (other than the agreement to merge with ITC and any other contract, agreement or understanding related to the merger), and that is wholly owned, directly or indirectly, by the Purchaser.